UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-1
(Amendment No. 3)
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Texas Rare Earth Resources Corp.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

1090
 (Primary Standard Industrial Classification Code Number)

87-0294969
 (I. R. S. Employer Identification Number)

304 Inverness Way South, Suite 365
Englewood, CO  80112 (303) 597-8737
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dan Gorski
Chief Operating Officer
304 Inverness Way South, Suite 365
Englewood, CO  80112 (303) 597-8737
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

With copy to:

Thomas C. Pritchard, Esq.
Brewer & Pritchard, P.C.
Three Riverway, Suite 1800
Houston, Texas 77056
Tel:  (713) 209-2950
Fax: (713) 659-5302

As soon as practicable after this Registration Statement becomes effective
 (Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filed, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filed” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount Being Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, par value $0.01	4,738,750	$4.52	$21,419,150	$2,486.76
Common Stock, par value $0.01, underlying Class A Warrants	1,336,250	$4.52	$6,039,850	$701.23
Common Stock, par value $0.01, underlying Class B Warrants	678,125	$4.52	$3,065,125	$355.86
Common Stock, par value $0.01, underlying January 2011 Warrants	1,905,000	$4.52	$8,610,600	$999.69
Common Stock, par value $0.01, underlying 250,000 Other Warrants exercisable at $5.00 per share.	250,000	$5.00	$1,250,000	$145.13
TOTAL(2)	8,908,125		$40,384,725	$4,688.67(3)

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) promulgated under the Securities Act of 1933, as amended, based upon the fixed price at which the common stock will initially be sold by the selling shareholders.  The selling stockholders are offering these shares of common stock.  The selling stockholders will offer their shares at a price of $4.52 per share until such time as the Company's common stock is listed on a national securities exchange after which time such selling shareholders may sell their shares at prevailing market or privately negotiated prices, in one or more transactions that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale.  The selling stockholders will receive all proceeds from the sale of the common stock.

(2)
Pursuant to Rule 416 under the Securities Act of 1933, the Registrant is also registering such additional indeterminate number of shares as may become necessary to adjust the number of shares as a result of a stock split, stock dividend or similar transactions.

(3)	Of the total registration fee, $2,690.11 has previously been paid, and pursuant to Rule 457(p) is being applied to offset the registration fee payable hereunder.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be amended. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION
Prospectus dated June 20, 2011.

PROSPECTUS

TEXAS RARE EARTH RESOURCES CORP.
 8,908,125 Shares of Common Stock

This prospectus relates to the sale of up to  8,908,125 shares of our common stock, which consists of (i) 4,738,750 shares of common stock, (ii) an aggregate of 1,336,250 shares of common stock issuable upon exercise of outstanding common stock purchase warrants exercisable at $0.50 per share (“Class A Warrants”), (iii) an aggregate of 678,125 shares of common stock issuable upon exercise of outstanding common stock purchase warrants exercisable at $0.75 per share (“Class B Warrants”), (iv) an aggregate of 250,000 shares of common stock issuable upon the exercise of options exercisable at $5.00 per share (“Other Warrants”), and (v) 1,905,000 shares of common stock issuable upon the exercise of warrants exercisable at $2.50 per share (“January 2011 Warrants, collectively with the Class A Warrants, Class B Warrants and the Other Warrants, the “Warrants”).

The market for the common stock is limited, sporadic and volatile.  Our common stock is listed for quotation on the Pink Sheets published by OTC Markets Group, Inc. under the symbol “TRER.”  The last bid price of our common stock on June 16, 2011 was $3.55 per share.  There are no assurances that an active public market will develop for our common stock.

The selling stockholders are offering these shares of common stock.  The selling stockholders will offer their shares at a price of $4.52 per share until such time as the Company's common stock is listed on a national securities exchange after which time such selling shareholders may sell their shares at prevailing market or privately negotiated prices, in one or more transactions that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale.  The selling stockholders will receive all proceeds from the sale of the common stock. We will, however, receive the sale price of any common stock we sell to the selling stockholder upon exercise of the Warrants. We expect to use the proceeds received from the exercise of the Warrants, if any, for general working capital purposes.  For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”  Sunrise Securities Corp., a FINRA registered broker-dealer and a selling shareholder, is an underwriter, as defined by Section 2(a)(11) of the Securities Act of 1933, as amended (“Securities Act”), with respect to certain securities it has acquired from the Company.  See “Selling Stockholders.”

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. You should read this prospectus in its entirety and carefully consider the risk factors beginning on page 8 of this prospectus and the financial data and related notes incorporated by reference before deciding to invest in the shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus ______, 2011

TABLE OF CONTENTS

Prospectus Summary	5
Risk Factors	8
Special Note Regarding Forward-Looking Statements	15
Use Of Proceeds	16
Selling StockPlan Of Distribution	23
holders	17
Description Of Securities To Be Registered and our Capital Stock	25
Business	28
Management's Discussion And Analysis Of Financial Condition And Results Of Operations	37
Determination Of Offering Price	41
Market Price Information And Dividend Policy	42
Management	43
Security Ownership Of Certain Beneficial Owners And Management	49
Disclosure Of Commission Position On Indemnification For Securities Act Liabilities	51
Experts	51
Legal Matters	51
Where You Can Find More Information	51
Index To Financial Statements	F-1

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information contained in this prospectus is accurate as of the date on the front of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.  This prospectus will be updated as required by law.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.  In this prospectus, unless the context requires otherwise, references to the “Company,” “we,” “our” or “us” refer to Texas Rare Earth Resources Corp.

TEXAS RARE EARTH RESOURCES CORP.

Texas Rare Earth Resources Corp. is a mining company engaged in the business of the acquisition and development of mineral properties.  We currently hold a twenty year lease, executed in August 2010, to explore and develop an 860 acre rare earth uranium-beryllium prospect located in Hudspeth County, Texas known as “Round Top” and prospecting permits covering an adjacent 9,345 acres.  We also hold prospecting permits on certain other mineral properties located in Texas and New Mexico.  We currently have limited operations and have not established that our Round Top property contains any proven reserves or probable reserves.  The strategic necessity of developing rare earth resources, the compelling fundamentals of uranium and the future potential for beryllium in the nuclear fuel cycle all present what we believe to be excellent opportunities for us.

The Company was incorporated in the State of Nevada in 1970 under the name Standard Silver Corporation.  During the time we operated under the name Standard Silver Corporation, our focus was the exploration of our silver prospects.  In September 2010, we changed our name to Texas Rare Earth Resources Corp. to more appropriately reflect our current focus on heavy rare earth elements.  The Round Top rare earth prospect was initially developed in the late 1980's as a beryllium resource. During the course of this project it was discovered that rare earth and other rare metal mineralization was also present within the mass of rhyolite that overlies the beryllium target zone. Uranium mineralization was also noted.

Rare earth elements (or “REEs”) are a group of chemically similar elements that usually are found together in nature; they are referred to as the “lanthanide series.” These individual elements have a variety of characteristics that are important in a wide range of technologies, products, and applications and are critical inputs in existing and emerging applications including: computer hard drives, cell phones, clean energy technologies, such as hybrid and electric vehicles and wind power turbines; multiple high-tech uses, including fiber optics, lasers and hard disk drives; numerous defense applications, such as guidance and control systems and global positioning systems; and advanced water treatment technology for use in industrial, military and outdoor recreation applications. As a result, we believe that global demand for REE is projected to steadily increase due to continuing growth in existing applications and increased innovation and development of new end uses.  Interest in developing resources domestically has become a strategic necessity as there are at present extremely limited sources of these elements outside of China. We believe that the partially explored Round Top rhyolite which caps the beryllium deposits could possess rare earth elements that could be economically mined and sold.

Beryllium is a lightweight metal possessing unique mechanical and thermal properties. Its specific stiffness is much greater than other engineered structured material such as steel. The physical and mechanical properties of beryllium include high stiffness-to-weight and strength-to-weight ratios, stability within a broad range of temperatures, resistance to corrosion and fatigue, excellent electric conductivity and one of the highest melting points of all light metals. Beryllium products are used in a variety of high performance applications in the defense, aerospace, industrial, scientific equipment, electronics (including acoustics), medical, automotive, optical scanning and oil and gas markets.  We believe Round Top could possess the potential to produce beryllium.

In April 2011, the Company had its operation plan for Round Top approved by the State of Texas. The exploration plan calls for the completion of approximately 50 drill holes totaling at least 12,000 feet of reverse circulation drilling, close-spaced aero-magnetic/gamma ray spectrography and metallurgical testing. The Company expects to begin drilling by August 2011 as road and site preparation is already in progress.

Additionally, over the course of the next twelve to eighteen months, we intend to (i) conduct geologic and radiometric studies of the surface to define areas where beryllium, rare earth minerals and uranium are concentrated in fractures, breccias or magmatic segregations, and to understand the distribution of these elements in this rock, (ii) conduct radiation and geologic mapping underground to better define the distribution and habit of occurrence of the uranium, and (iii) conduct an airborne magnetic and gamma ray spectral survey to better understand subsurface geologic relations.

We have incurred losses since our inception. We have not generated any revenues, and for the fiscal year ended August 31, 2010 and the six months ended February 28, 2011, we incurred net losses of $558,380 and $1,536,831, respectively.  We have raised sufficient capital through our recent financings to fund working capital needs through calendar 2011.  We will need to raise additional capital if we expand our operations in calendar year 2011.  We currently do not have any contracts or commitments for additional funding, and can give no assurance that we will be able to raise such capital on terms acceptable to us, if at all.

While our common stock is listed for quotation on the Pink Sheets published by OTC Markets Group, Inc., the market for the common stock is limited, sporadic and volatile.  The selling stockholders will offer their shares at a price of $4.52 per share until such time as the Company's common stock is listed on a national securities exchange after which time such selling shareholders may sell their shares at prevailing market or privately negotiated prices, in one or more transaction that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale.  We are registering shares of our common stock for resale pursuant to this prospectus in order to allow the selling stockholders to sell their holdings to begin developing a more active public market for our securities to be able to seek public financing and business development opportunities in the future, although we currently do not have any contracts or commitments for any public financing or business development opportunities. No assurances can be given that an active public market will develop.

Our principal offices are located at 304 Inverness Way South, Suite 365, Englewood, CO  80112 and our telephone number is (303) 597-8737. We are a Nevada corporation.

Recent Financings

Between October 2009 and November 2010 (the “2009-2010 Private Placement”), the Company raised $905,500 through the issuance of 2,263,750 shares of common stock and the issuance of Class A Warrants to purchase 2,263,750 shares of common stock and Class B Warrants to purchase 1,131,875 shares of common stock. Between November 2010 and June 2011, Class A Warrants to purchase 740,000 shares were exercised, and Class B Warrants to purchase 360,000 shares were exercised, resulting in $640,000 of proceeds being raised by the Company.  The final closing of this private placement was January 10, 2011.  Of the securities issued in the 2009-2010 Private Placement, we are registering hereby the resale of 3,138,750 shares of common stock, 1,336,250 shares of common stock underlying the Class A Warrants, and 678,125 shares of common stock underlying the Class B Warrants, all of which are held by non-affiliates of the Company.

Between January 2011 and February 2011 (the “January 2011 Private Placement”), we entered into a series of transactions with accredited investors pursuant to which we sold an aggregate of 1,600,000 shares of our common stock and five year warrants to purchase up to 1,600,000 shares of common stock, exercisable at $2.50 per share, for gross proceeds of $4,000,000. As additional consideration for the purchase of the shares and warrants, the Company issued to the January 2011 investors an option for 120 days to purchase up to 6,400,000 shares of common stock at $2.50 per share with 100% warrant coverage through the issuance of warrants to purchase up to 6,400,000 shares of common stock at an exercise price of $2.50 per share. We issued a similar brokers warrant to purchase up to 305,000 shares of common stock on identical terms as the investor warrants.  We are registering hereby the 1,600,000 shares of common stock, the 1,600,000 shares of common stock underlying the warrants, and the 305,000 shares of common stock underlying the brokers warrants.

In May and June, 2011, certain investors participating in the January 2011 Private Placement exercised their options and were issued an aggregate of 6,240,000 shares of common stock and five-year warrants to purchase up to 6,240,000 shares of common stock, exercisable at $2.50 per share, resulting in aggregate gross proceeds to the Company of $15,600,000.  In connection with the option exercises, we paid to broker-dealers $872,000 in cash commissions and issued five-year warrants to purchase up to 1,192,000 shares of common stock at an exercise price of $2.50 per share.  The broker warrants have identical terms as those issued to the investors who exercised their options.  We are not registering hereby any of the securities issued in connection with the option exercises by the January 2011 Private Placement investors.

About This Offering

Common stock offered by selling stockholders
 8,908,125 shares, including the following:

-4,738,750 shares of common stock;
-up to 1,336,250 shares underlying Class A Warrants exercisable at $0.50 per share;
-up to 678,125 shares underlying Class B Warrants exercisable at $0.75 per share;
-up to 250,000 shares issuable upon the exercise of the Other Warrants at $5.00 per share; and
-1,905,000 shares of common stock issuable upon the exercise of the January Warrants at $2.50 per share.

Shares outstanding prior to the offering	34,455,009 shares (1) as of June 20, 2011
Shares to be outstanding after the offering	34,455,009 shares (1)
Use of proceeds
We will not receive any proceeds from the sale of the common stock. However, we will receive the sale price of any common stock we sell to the selling stockholder upon exercise of the Warrants. We expect to use the proceeds received from the exercise of the Warrants, if any, for general working capital purposes.

Risk Factors	The securities offered hereby involve a high degree of risk. See “Risk Factors.”
Stock symbol	TRER
_____________

(1)
Does not include shares of common stock issuable upon exercise of the Warrants or outstanding options. Please see our “Description of Securities” section on page 23 for a complete description of these securities.

Summary Financial Data

The following summary of our financial information has been derived from our audited financial statements for the fiscal years ended August 31, 2010 and 2009 and from our unaudited financial statements for the six months ended February 28, 2011 and 2010.

	As of and for the Year Ended August 31,		As of and for the Six Months Ended February 28, (Unaudited)
	2010	2009	2011 (Restated)	2010
Statement of Operations Data:
Revenue	$--	$--	$--	$--
Net Loss	(558,380)	(134,043)	(1,536,831)	(384,709)
Net Loss per Share	(0.02)	(0.01)	(0.06)	(0.02)

Balance Sheet Data:
Total Assets	145,532	--	4,169,957	205,235
Total Current Liabilities	111,072	170,410	71,115	175,354
Total Long Term Obligations	--	--	--	--
Total Stockholders’ Equity (Deficit)	34,460	(170,410)	4,098,842	29,881

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risk Associated with Our Exploration and Mining Business

All of our properties are in the exploration stage. There is no assurance that we can establish the existence of any mineral resource on any of our properties in commercially exploitable quantities. Until we can do so, we cannot earn any revenues from these properties, and our business could fail.

Despite mineral exploration work on certain of our mineral properties, we have not established that any of them contain any mineral reserve, nor can there be any assurance that we will be able to do so.  The probability of an individual prospect ever having a mineral reserve that meets the requirements of the Securities and Exchange Commission is extremely remote; in all probability our mineral resource property does not contain any mineral reserve and any funds that we spend on exploration will probably be lost. Even if we do eventually discover a mineral reserve on one or more of our properties, there can be no assurance that they can be developed into producing mines and extract those resources. Both mineral exploration and development involve a high degree of risk and few properties, which are explored, are ultimately developed into producing mines.

The commercial viability of an established mineral deposit will depend on a number of factors including, by way of example, the size, grade and other attributes of the mineral deposit, the proximity of the resource to infrastructure such as a smelter, roads and a point for shipping, government regulation and market prices. Most of these factors will be beyond our control, and any of them could increase costs and make extraction of any identified mineral resource unprofitable.

Even if commercial viability of a mineral deposit is established, it may take several years in the initial phases of drilling until production is possible, during which time the economic feasibility of production may change. Substantial expenditures are required to establish proven and probable reserves through drilling and bulk sampling, to determine the optimal metallurgical process to extract the metals from the ore and, in the case of new properties, to construct mining and processing facilities. Because of these uncertainties, no assurance can be given that our exploration programs will result in the establishment or expansion of resources or reserves.

If we establish the existence of a mineral resource on any of our properties in a commercially exploitable quantity, we will require additional capital in order to develop the property into a producing mine. If we cannot raise this additional capital, we will not be able to exploit the resource, and our business could fail.

If we do discover mineral resources in commercially exploitable quantities on any of our properties, we will be required to expend substantial sums of money to establish the extent of the resource, develop processes to extract it and develop extraction and processing facilities and infrastructure. We do not have adequate capital to develop necessary facilities and infrastructure and will need to raise additional funds.  Although we may derive substantial benefits from the discovery of a major deposit, there can be no assurance that such a resource will be large enough to justify commercial operations, nor can there be any assurance that we will be able to raise the funds required for development on a timely basis. If we cannot raise the necessary capital or complete the necessary facilities and infrastructure, our business may fail.

Our exploration activities may not be commercially successful.

While we believe there are positive indicators that our properties contain commercially exploitable minerals, such belief has been based solely on preliminary tests that we have conducted and data provided by third parties, including the data published in various third party reports, including but not limited to the GSA, Geological Society of America, Special Paper 246, 1990.  There can be no assurance that the tests and data upon which we have relied is correct or accurate.  Moreover, mineral exploration is highly speculative in nature, involves many risks and is frequently non-productive.  Unusual or unexpected geologic formations and the inability to obtain suitable or adequate machinery, equipment or labor are risks involved in the conduct of exploration programs.  The success of mineral exploration and development is determined in part by the following factors:

•	the identification of potential mineralization based on analysis;
•	the availability of exploration permits;
•	the quality of our management and our geological and technical expertise; and
•	the capital available for exploration.

Substantial expenditures and time are required to establish existing proven and probable reserves through drilling and analysis, to develop metallurgical processes to extract metal, and to develop the mining and processing facilities and infrastructure at any site chosen for mining.  Whether a mineral deposit will be commercially viable depends on a number of factors, which include, without limitation, the particular attributes of the deposit, such as size, grade and proximity to infrastructure; metal prices, which fluctuate widely; and government regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection.

There may be challenges to the title of our mineral properties.

The Company will acquire most of its properties by unpatented claims or by lease from those owning the property.  The lease of our Round Top property was issued by the State of Texas.  The validity of title to many types of natural resource property depends upon numerous circumstances and factual matters (many of which are not discoverable of record or by other readily available means) and is subject to many uncertainties of existing law and its application.  We cannot assure you that the validity of our titles to our properties will be upheld or that third parties will not otherwise invalidate those rights. In the event the validity of our titles are not upheld, such an event would have a material adverse effect on us.

Mineral operations are subject to applicable law and government regulations. Even if we discover a mineral resource in a commercially exploitable quantity, these laws and regulations could restrict or prohibit the exploitation of that mineral resource. If we cannot exploit any mineral resource that we might discover on our properties, our business may fail.

Both mineral exploration and extraction require permits from various foreign, federal, state, provincial and local governmental authorities and are governed by laws and regulations, including those with respect to prospecting, mine development, mineral production, transport, export, taxation, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. Permits known to be required are (i) an operating plan for the conduct of exploration and development approved by the Texas General Land Office, (ii) an operating plan for production approved by the Texas General Land Office, (iii) various reporting to and approval by the Texas Railroad Commission regarding drilling and plugging of drill holes, and (v) reporting to and compliance with regulations of the Texas Commission of Environmental Quality.  If we recover uranium from our mineral prospects, we will be required to obtain a source material license from the United States Nuclear Regulatory Commission.  We may also be subject to the reporting requirements and regulations of the Texas Dept. of Health.  The failure to obtain the required approvals or permits would adversely affect our operations.

Companies such as ours that engage in exploration activities often experience increased costs and delays in production and other schedules as a result of the need to comply with applicable laws, regulations and permits. Issuance of permits for our activities is subject to the discretion of government authorities, and we may be unable to obtain or maintain such permits.  Permits required for future exploration or development may not be obtainable on reasonable terms or on a timely basis.  There can be no assurance that we will be able to obtain or maintain any of the permits required for the continued exploration or development of our mineral properties or for the construction and operation of a mine on our properties at economically viable costs. If we cannot accomplish these objectives, our business could face difficulty and/or fail.

We believe that we are in compliance with all material laws and regulations that currently apply to our activities but there can be no assurance that we can continue to do so. Current laws and regulations could be amended and we might not be able to comply with them, as amended. Further, there can be no assurance that we will be able to obtain or maintain all permits necessary for our future operations, or that we will be able to obtain them on reasonable terms. To the extent such approvals are required and are not obtained, we may be delayed or prohibited from proceeding with planned exploration or development of our mineral properties.

Environmental hazards unknown to us, which have been caused by previous or existing owners or operators of the properties, may exist on the properties in which we hold an interest.  It is possible that our properties could be located on or near the site of a Federal Superfund cleanup project. Although we will endeavor to avoid such sites, it is possible that environmental cleanup or other environmental restoration procedures could remain to be completed or mandated by law, causing unpredictable and unexpected liabilities to arise.  At the date of this registration statement, we are not aware of any environmental issues or litigation relating to any of our current or former properties.

Competition in the mining industry is intense, and we have limited financial and personnel resources with which to compete.

Competition in the mining industry for desirable properties, investment capital, equipment and personnel is intense. Numerous companies headquartered in the United States, Canada and elsewhere throughout the world compete for properties on a global basis. We are currently an insignificant participant in the mining industry due to our limited financial and personnel resources. We may be unable to attract the necessary investment capital or a joint venture partner to fully develop our mineral properties, be unable to acquire other desirable properties, be unable to attract and hire necessary personnel, or be unable to purchase necessary equipment.

We may be adversely affected by fluctuations in demand for, and prices of, rare earth products.

We expect to derive revenues, if any, from sale of rare earth and related minerals.  Changes in demand for, and the market price of, these minerals could significantly affect our profitability. The value and price of our common stock and our financial results may be significantly adversely affected by declines in the prices of rare earth minerals and products. Rare earth minerals and product prices may fluctuate and are affected by numerous factors beyond our control such as interest rates, exchange rates, inflation or deflation, fluctuation in the relative value of the U.S. dollar against foreign currencies on the world market, global and regional supply and demand for rare earth minerals and products, and the political and economic conditions of countries that produce rare earth minerals and products.

A prolonged or significant economic contraction in the United States or worldwide could put further downward pressure on market prices of rare earth minerals and products. Protracted periods of low prices for rare earth minerals and products could significantly reduce revenues and the availability of required development funds in the future. This could cause substantial reductions to, or a suspension of, REO production operations, impair asset values and if reserves are established on our prospects, reduce our proven and probable rare earth ore reserves.

In contrast, extended periods of high commodity prices may create economic dislocations that may be destabilizing to rare earth minerals supply and demand and ultimately to the broader markets. Periods of high rare earth mineral market prices generally are beneficial to our financial performance. However, strong rare earth mineral prices also create economic pressure to identify or create alternate technologies that ultimately could depress future long-term demand for rare earth minerals and products, and at the same time may incentivize development of otherwise marginal mining properties.

The nature of mineral exploration and production activities involves a high degree of risk and the possibility of uninsured losses.

The business of exploring for rare earth minerals and beryllium, involves a high degree of risk. Few properties are ultimately developed into producing mines. Whether a mineral deposit can be commercially viable depends upon a number of factors, including the particular attributes of the deposit, including size, grade and proximity to infrastructure, metal prices, which can be highly variable, and government regulation, including environmental and reclamation obligations. These factors are not within our control. Uncertainties as to the metallurgical amenability of any minerals discovered may not warrant the mining of these minerals on the basis of available technology. Our operations are subject to all of the operating hazards and risks normally incident to exploring for and developing mineral properties, such as, but not limited to:

•	encountering unusual or unexpected formations;
•	environmental pollution;
•	personal injury, flooding and landslides;
•	variations in grades of minerals;
•	labor disputes; and
•	a decline in the price of rare earth elements or beryllium.

We currently have no insurance to guard against any of these risks. If we determine that capitalized costs associated with any of our mineral interests are not likely to be recovered, we would incur a write-down on our investment in such property interests.  All of these factors may result in losses in relation to amounts spent which are not recoverable.  The payment of any liabilities that arise from any such occurrence would have a material, adverse impact on our Company.

Rare earth and beryllium mining presents potential health risks.  Payment of any liabilities that arise from these health risks may adversely impact our Company.

Complying with health and safety standards will require additional expenditure on testing and the installation of safety equipment. Moreover, inhalation of certain minerals, such as beryllium can result in specific potential health risks ranging from acute pneumonitis, tracheobronchitis, and chronic beryllium disease to an increased risk of cancer.  Symptoms of these diseases may take years to manifest.  Failure to comply with health and safety standards could result in statutory penalties and civil liability.  We do not currently maintain any insurance coverage against these health risks. The payment of any liabilities that arise from any such occurrences would have a material, adverse impact on our Company.

Our exploration and development activities are subject to environmental risks, which could expose us to significant liability and delay, suspension or termination of our operations.

The exploration, possible future development and production phases of our business will be subject to federal, state and local environmental regulation. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set out limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments, and a heightened degree of responsibility for companies and their officers, directors and employees. Future changes in environmental regulations, if any, may adversely affect our operations. If we fail to comply with any of the applicable environmental laws, regulations or permit requirements, we could face regulatory or judicial sanctions. Penalties imposed by either the courts or administrative bodies could delay or stop our operations or require a considerable capital expenditure. Although we intend to comply with all environmental laws and permitting obligations in conducting our business, there is a possibility that those opposed to exploration and mining will attempt to interfere with our operations, whether by legal process, regulatory process or otherwise.

We could be subject to environmental lawsuits.

Neighboring landowners and other third parties could file claims based on environmental statutes and common law for personal injury and property damage allegedly caused by the release of hazardous substances or other waste material into the environment on or around our properties.  There can be no assurance that our defense of such claims will be successful.  A successful claim against us could have an adverse effect on our business prospects, financial condition and results of operation.

Risks Associated with our Company

There can be no assurance the Company will successfully implement its plans.

For the fiscal year ended August 31, 2010 we had net losses of $558,380 and for the six months ended February 28, 2011, we had net losses of $1,536,831.  Our accumulated deficit at February 28, 2011 was $2,959,465.  We expect losses in the future periods.  Our likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of a new business which seeks to obtain funds to finance its operations in a highly competitive environment.  There can be no assurance that we will successfully implement any of its plans in a timely or effective manner or that we will ever be profitable.  In addition, there can be no assurances that we will choose to continue to develop any of our current properties because we intend to consider and, as appropriate, to divest ourselves of properties that may no longer be a strategic fit to our business strategy.

We have a history of losses and expect to incur substantial losses and negative operating cash flows for the foreseeable future, and we may never achieve or maintain profitability.

We had no revenues during the fiscal year ended August 31, 2010 and no revenues for the six months ended February 28, 2011.  We are not currently profitable.  We believe that we have sufficient capital to fund operations through calendar year 2011, but we will need to raise additional funding implement our business strategy.  Over the next twelve months, we plan to spend over $2,200,000 for exploration at our Round Top project.  The timing of these expenditures is dependent upon a number of factors, including the availability of drilling contractors. These estimated costs include an airborne geophysical survey ($150,000), drilling costs for sampling ($820,000), metallurgical lab analysis ($550,000), onsite contract geological services ($520,000) and other expenditures, including payroll and travel, necessary to conduct our exploration of Round Top.  We estimate that we will spend approximately $150,000 in project costs to include (i) the approval in April 2011 of our initial plan of operations by the State of Texas in the amount of $65,000, (ii) lease payments due to the State of Texas, and (iii) other permitting and compliance costs associated with state governmental agencies.  We estimate that we will require approximately $170,000 to be spent on capital assets including a field office, lab facilities, computer systems, lab equipment and transportation equipment.  We estimate that general and administrative expenses for the next twelve months will be approximately $1,325,000 to include payroll, professional services, travel, and other expenses necessary to conduct our operations.  Even if we succeed in developing our prospects, we expect to incur substantial losses for the foreseeable future and may never become profitable. We also expect to continue to incur significant operating and capital expenditures and anticipate that our expenses will increase substantially in the foreseeable future.

We have a limited operating history on which to base an evaluation of our business and properties.

Any investment in us should be considered a high-risk investment because investors will be placing funds at risk in an early stage business with unforeseen costs, expenses, competition, a history of operating losses and other problems to which start-up ventures are often subject. Investors should not invest in us unless they can afford to lose their entire investment.  Your investment must be considered in light of the risks, expenses, and difficulties encountered in establishing a new business in a highly competitive and mature industry.  Our operating history has been restricted to the acquisition and sampling of Round Top and this does not provide a meaningful basis for an evaluation of Round Top.  Other than through conventional and typical exploration methods and procedures, we have no additional way to evaluate the likelihood of whether Round Top or our other mineral properties contains commercial quantities of mineral reserves or, if they do, that they will be operated successfully.  We anticipate that we will continue to incur operating costs without realizing any revenues during the period when we are exploring our properties.

If we cannot raise additional funding, we will be unable to implement our business plan.

Since we do not generate any revenues, we may not have sufficient financial resources to undertake by ourselves all planned development activities relating to Round Top.  Between January and February 2011, we entered into a series of transactions with accredited investors pursuant to which we sold an aggregate of 1,600,000 shares of our common stock and five year warrants to purchase up to 1,600,000 shares of common stock, exercisable at $2.50 per share, for gross proceeds of $4,000,000.  Between May and June, 2011, certain investors participating in the January 2011 Private Placement exercised options and were issued an aggregate of aggregate of 6,240,000 shares of common stock along with five-year warrants to purchase up to 6,240,000 shares of common stock exercisable at $2.50 per share, resulting in aggregate gross proceeds to the Company of $15,600,000.  We believe we have sufficient capital to sustain operations through calendar year 2011, however we will need to raise additional capital to implement our business plan. No assurance can be given that additional financing will be available on terms acceptable to us, or that existing Warrants will be exercised.  We do not have any commitments for debt or equity financing at this time, nor do we have credit facilities available with financial institutions or other third parties, and investors may lose their all of their investment.

Current economic conditions and capital markets are in a period of disruption and instability which could adversely affect our ability to access the capital markets, and thus adversely affect our business and liquidity.

The current economic conditions and financial crisis have had, and will continue to have, a negative impact on our ability to access the capital markets, and thus have a negative impact on our business and liquidity. The shortage of liquidity and credit combined with substantial losses in worldwide equity markets could lead to an extended worldwide recession. We may face significant challenges if conditions in the capital markets do not improve. Our ability to access the capital markets has been and continues to be severely restricted at a time when we need to access such markets, which could have a negative impact on our business plans. Even if we are able to raise capital, it may not be at a price or on terms that are favorable to us. We cannot predict the occurrence of future financial disruptions or how long the current market conditions may continue.

Our resources may not be sufficient to manage our expected growth; failure to properly manage our potential growth would be detrimental to our business.

We may fail to adequately manage our anticipated future growth. Any growth in our operations will place a significant strain on our administrative, financial and operational resources, and increase demands on our management and on our operational and administrative systems, controls and other resources. We cannot assure you that our existing personnel, systems, procedures or controls will be adequate to support our operations in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy. As part of this growth, we may have to implement new operational and financial systems, procedures and controls to expand, train and manage our employee base, and maintain close coordination among our staff. We cannot guarantee that we will be able to do so, or that if we are able to do so, we will be able to effectively integrate them into our existing staff and systems.

If we are unable to manage growth effectively, our business, operating results and financial condition could be materially adversely affected. As with all expanding businesses, the potential exists that growth will occur rapidly. If we are unable to effectively manage this growth, our business and operating results could suffer. Anticipated growth in future operations may place a significant strain on management systems and resources. In addition, the integration of new personnel will continue to result in some disruption to ongoing operations. The ability to effectively manage growth in a rapidly evolving market requires effective planning and management processes. We will need to continue to improve operational, financial and managerial controls, reporting systems and procedures, and will need to continue to expand, train and manage our work force.

The loss of either Daniel E. Gorski or Marc LeVier could adversely impact the Company.

The nature of our business, including our ability to continue our exploration and development activities, depends, in large part, on the efforts of Dan Gorski and Marc LeVier.  The loss of either Messrs. Gorski or LeVier could have a material adverse effect on our business.

Our failure to timely file certain periodic reports with the SEC poses significant risks to our business, each of which could materially and adversely affect our financial condition and results of operations.

We filed a Form 10 on October 30, 2008, pursuant to which we registered our common stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (“Exchange Act”).  The Form 10-12G became effective by operation of law 60 days after it was filed.  Subsequent thereto, we did not timely file with the SEC our periodic reports, including our Forms 10-Q for the periods ended November 30, 2008 through November 30, 2010, and our Forms 10-K for the periods ended August 31, 2008, August 31, 2009 and August 31, 2010.  Consequently, we were not compliant with the periodic reporting requirements under the Exchange Act.  Our failure to timely file those and possibly future periodic reports with the SEC could subject us to enforcement action by the SEC and shareholder lawsuits.  Any of these events could materially and adversely affect our financial condition and results of operations and our ability to register with the SEC public offerings of our securities for our benefit or the benefit of our security holders.  Additionally, our failure to file our past periodic reports and future periodic reports has resulted in and could result in investors not receiving adequate information regarding the Company with which to make investment decisions.

Risks Relating to Our Common Stock

The Company’s stock price is highly volatile.

The market price of our common stock has fluctuated and may continue to fluctuate.  These fluctuations may be exaggerated since the trading volume of its common stock is volatile, limited, and sporadic.  These fluctuations may or may not be based upon any business or operating results.  Our common stock may experience similar or even more dramatic price and volume fluctuations in the future.

The market for the common stock is limited, sporadic and volatile.  Any failure to develop or maintain an active trading market could negatively affect the value of our shares and make it difficult or impossible for you to sell your shares.

Our common stock is currently listed for quotation in the Pink Sheets, a centralized quotation service maintained by OTC Markets Group Inc. that collects and publishes market maker quotes for over-the-counter securities. Although our common stock is quoted in the Pink Sheets, a regular trading market for the securities may not be sustained in the future. Quotes for stocks listed in the Pink Sheets generally are not listed in the financial sections of newspapers and newspapers often devote very little coverage to stocks quoted solely in the pink sheets. Accordingly, prices for, and coverage of, securities quoted solely in the Pink Sheets may be difficult to obtain. In addition, stocks quoted solely in the Pink Sheets tend to have a limited number of market makers and a larger spread between the bid and ask prices than those listed on an exchange. All of these factors may cause holders of our common stock to be unable to resell their securities at any price. This limited trading also could decrease or eliminate our ability to raise additional funds through issuances of our securities.  There is no market for the Warrants.

Failure to develop or maintain an active trading market could negatively affect the value of our shares and make it difficult for you to sell your shares or recover any part of your investment in us.  Even if an active market for our common stock does develop, the market price of our common stock may be highly volatile.  In addition to the uncertainties relating to our future operating performance and the profitability of our operations, factors such as variations in our interim financial results, or various, as yet unpredictable factors, many of which are beyond our control, may have a negative effect on the market price of our common stock.  Accordingly, there can be no assurance as to the liquidity of any active markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock.

The sale of substantial shares of our common stock or the issuance of shares upon exercise of our warrants will cause immediate and substantial dilution to our existing stockholders and may depress the market price of our common stock.

In order to provide capital for the operation of our business, we may enter into additional financing arrangements.  These arrangements may involve the issuance of new common stock, preferred stock that is convertible into common stock, debt securities that are convertible into common stock or warrants for the purchase of common stock.  Any of these items could result in a material increase in the number of shares of common stock outstanding which would in turn result in a dilution of the ownership interest of existing common shareholders.  In addition, these new securities could contain provisions, such as priorities on distributions and voting rights, which could affect the value of our existing common stock.

Additionally, as of June 20, 2011, we had (i) Class A Warrants that may be exercised into 1,523,750 shares of common stock (of which the resale of 1,336,250 shares are being registered hereby), (ii) Class B Warrants that may be exercised into 771,875 shares of common stock (of which the resale of 678,125 shares are being registered hereby), (iii) Other Warrants that may be exercisable into 250,000 shares of common stock (the resale of 250,000 shares is being registered hereby), and (iv) warrants issued in connection with the January 2011 Private Placement, (including the warrants issued upon the exercise of the options in May and June, 2011 and warrants issued to broker-dealers) that may be exercisable into 9,337,000 shares of common stock (of which the resale of 1,905,000 shares are being registered hereby).  Between February and May 2011, we issued to third party consultants and our officers and directors options to purchase up to 3,695,000 shares of common stock, exercisable at prices ranging from $2.50 to $4.70 per share exercisable for periods ranging from one year to ten years.  The issuance of shares upon exercise of these warrants may result in additional substantial dilution to the interests of other stockholders and may adversely affect the market price of our common stock.

A low market price may severely limit the potential market for the Company’s common stock.

An equity security that trades below a certain price per share is subject to SEC rules requiring additional disclosures by broker-dealers.  These rules generally apply to any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions (a “penny stock”).  Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and institutional or wealthy investors.  For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale.  The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market.  Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer.

Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.  In the event our common stock trades at a price of less than $5.00 per share, the additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock.

The Company will not pay dividends on its common stock.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Control by current shareholders.

The current shareholders have elected the directors and the directors have appointed current executive officers to serve the Company.  The voting power of these shareholders could also discourage others from seeking to acquire control of us through the purchase of our common stock which might depress the price of our common stock.

Future sales of our common stock in the public market could lower our stock price.

This prospectus registers the resale of  8,908,125 shares of common stock, which consists of (i) 4,738,750 shares of common stock and (ii) an aggregate of 4,169,375 shares of common stock issuable upon exercise of outstanding Warrants that will be eligible to be sold to the public. Sales of substantial amounts of our common stock, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Included in this prospectus are “forward-looking” statements, as well as historical information.  Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that the expectations reflected in these forward-looking statements will prove to be correct.  Our actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors, including matters described in the section titled “Risk Factors.”  Forward-looking statements include those that use forward-looking terminology, such as the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “project,” “plan,” “will,” “shall,” “should,” and similar expressions, including when used in the negative.  Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements.  Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the factors described in the “Risk Factors” section and elsewhere in this prospectus.

All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors.  We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account.  We will not receive any of the proceeds from the resale of these shares.  However, we will generate proceeds from the cash exercise of the Warrants by the selling stockholders, if any.  We intend to use those proceeds for general corporate purposes.

SELLING SECURITY HOLDERS

The following table details the name of each selling stockholder, the number of shares owned by that selling stockholder, and the number of shares that may be offered by each selling stockholder for resale under this prospectus.  The selling stockholders may sell up to 8,908,125 shares of our common stock from time to time in one or more offerings under this prospectus, comprised of (i) 4,738,750 shares of common stock and (ii) 4,169,375 shares of common stock which are issuable upon the exercise of the Warrants held by certain selling stockholders. Because each selling stockholder may offer all, some or none of the shares it holds, and because, based upon information provided to us, there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by each selling stockholder after the offering can be provided. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholders.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to the Offering(1)	Shares of Common Stock Included in Prospectus	Number of Shares of Common Stock Owned After the Offering	Percentage of Ownership After Completion of Offering (2)(3)
Preferred Oil & Gas Properties, LLC	156,250(4)(5)	156,250(4)(5)	-	-
Stacy Reid Hall	156,250(5)	156,250(5)	-	-
Damon Kellam	156,250(5)	156,250(5)	-	-
The Magee Corporation	156,250 (5)(6)	156,250(5)(6)	-	-
Karey R. Vaught	156,250(5)	156,250(5)	-	-
Paul Lewis	156,250(5)	156,250(5)	-	-
James and Nancy Kennedy	156,250(5)	156,250(5)	-	-
Huey Keeney, Jr.	156,250(5)	156,250(5)	-	-
Michael Johnson	156,250(5)	156,250(5)	-	-
Jano Capital, LLC	156,250(5)(7)	156,250(5)(7)	-	-
Michael Barish	187,500(8)	187,500(8)	-	-
Gene Thrash	99,125(9)	78,125(10)	21,000	*
Trent Pollard Thrash	78,125(10)	78,125(10)	-	-
H.L. Severance, Inc. Pension Plan & Trust	156,250(11)	156,250(11)	-	-
H. Leigh Severance	156,250(5)	156,250(5)	-	-
George Markelson	368,750(12)	368,750(12)	-	-
John C. Tumazos	1,086,500(13)	966,500(13)	120,000	*
Vincent Marchese	156,250 (5)(14)	156,250(5)(14)	-	-
Les Smith	156,250(5)	156,250(5)	-	-
T. William Merrill	156,250(15)	156,250(15)	-	-
Luke T. Smith	312,500(16)	312,500(16)	-	-
Ruth I. Low	81,250(17)	81,250(17)	-	-
Nathan A. Low	2,268,500(18)	1,112,500 (19)	1,156,000	3.25%
Sunrise Securities Corp.	1,293,500(20)	312,500(21)	981,000	2.77%
Lighthouse Capital Ltd.	140,625(22)	140,625(22)	-	-
Amnon Mandelbaum	404,000(23)	84,000(24)	320,000	1.15%
Kingsbrook Opportunities Master Fund, LP	800,000(25)	160,000(26)	640,000	2.27%
Highline Capital Partners, QP, LP	1,689,552(27)	299,912(28)	1,389,640	3.88%

Highline Capital International, Ltd.	2,586,899(29)	581,819(30)	2,005,080	5.50%
Highline Capital Partners, L.P.	219,535(31)	50,975(32)	168,560	*
Highline A Master Fund, L.L.C.	404,014(33)	47,294(34)	356,720	1.02%
Neil L. Cohen	1,000,000(35)	200,000(36)	800,000	2.82%
Freestone Advantage Partners	20,000(37)	4,000(38)	16,000	*
Cranshire Capital LP	180,000(39)	36,000(40)	144,000	*
Diversified Equity Investments, Fund 1, L.P.	100,000(41)	20,000(42)	80,000	*
Marshall Wolf	100,000(43)	20,000(44)	80,000	*
William Jurica	400,000(45)	80,000(46)	320,000	1.15%
Chris Temple	80,000(47)	20,000(48)	60,000	*
Marcia Kucher	500(49)	500(49)	-	-
Reed Madison	20,000(50)	4,000(50)	16,000	*
Libra Fund LP	3,560,000(51)	1,424,000(52)	2,136,000	5.84%
Libra Offshore Master Fund LP	880,000(53)	176,000(54)	704,000	2.00%
Robert Fuchs	150,000(55)	30,000(55)	120,000	*

* Less than 1%.

(1)
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days.

(2)	This percentage is based upon 34,455,009 shares issued and outstanding as of June 20, 2011, plus the additional shares that the selling stockholder is deemed to beneficially own.
(3)
Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholders are under no obligations known to us to sell any shares of common stock at this time.

(4)
The shares reported are directly owned by Preferred Oil & Gas, LLC.  James S. Byrom serves as the manager of Preferred Oil & Gas, LLC, and has voting and investment control with respect to the shares of common stock held by Preferred Oil & Gas, LLC.

(5)	Represents (i) 62,500 shares of common stock, (ii) 62,500 shares of common stock underlying Class A Warrants, and (iii) 31,250 shares of common stock underlying Class B Warrants.
(6)
Paul Magee serves as the president of The Magee Corporation and has voting and investment control with respect to the shares of common stock held by the Magee Corporation.  Mr. Magee individually holds 400,000 shares of our common stock.

(7)
The 1999 Nowell Sheinwald Trust and The 1999 Jade Sheinwald Trust each hold 50% of the membership interests in the selling stockholder, and as a result, may be deemed to have beneficial ownership over the securities held by the selling stockholder.  Steven Sheinwald has voting and investment control over the securities held by the selling stockholder.

(8)	Represents (i) 75,000 shares of common stock, (ii) 75,000 shares of common stock underlying Class A Warrants, and (iii) 37,500 shares of common stock underlying Class B Warrants.
(9)
Represents (i) 52,250 shares of common stock, 31,250 shares of which are being registered hereby, (ii) 31,250 shares of common stock underlying Class A Warrants, and (iii) 15,625 shares of common stock underlying Class B Warrants.

(10)	Represents (i) 31,250 shares of common stock, (ii) 31,250 shares of common stock underlying Class A Warrants, and (iii) 15,625 shares of common stock underlying Class B Warrants.
(11)
Represents (i) 62,500 shares of common stock, (ii) 62,500 shares of common stock underlying Class A Warrants, and (iii) 31,250 shares of common stock underlying Class B Warrants.  H. Leigh Severance, as trustee, has voting and investment control over the securities held by the H. Leigh Severance Trust, Inc. Pension Plan and Trust.

(12)	Represents (i) 125,000 shares of common stock, (ii) 162,500 shares of common stock underlying Class A Warrants, and (iii) 81,250 shares of common stock underlying Class B Warrants.
(13)
Represents (i) 937,500 shares of common stock and (ii) 149,000 shares of common stock underlying a five year warrant exercisable at $2.50 per share. The selling stockholder has informed us that he is an affiliate of a registered investment advisor and has represented that he acquired the shares in the ordinary course of business and, at the time of acquisition, the selling stockholder did not have any agreement or understanding, directly or indirectly, with any person to distribute the shares.  On October 15, 2010, the selling stockholder acquired (i) 375,000 shares of common stock, (ii) a Class A Warrant to purchase up to 375,000 shares of common stock, and (iii) a Class B Warrant to purchase up to 187,500 shares of common stock for cash consideration of $150,000.  On November 12, 2010, the selling stockholder exercised both the Class A Warrant and the Class B Warrant for cash consideration of $328,125, and was issued 562,500 shares of common stock.  In February 2011 and June 2011, the selling stockholder was issued five year warrants to purchase up to 29,000 and 120,000 shares of common stock, respectively, exercisable at $2.50 per share.

(14)	The selling stockholder has informed us that he is the brother of Anthony Marchese, a director of the Company.
(15)	Represents (i) 82,500 shares of common stock, (ii) 42,500 shares of common stock underlying Class A Warrants, and (iii) 31,250 shares of common stock underlying Class B Warrants.
(16)
Represents (i) 125,000 shares of common stock, (ii) 125,000 shares of common stock underlying Class A Warrants, and (iii) 62,500 shares of common stock underlying Class B Warrants.  The selling stockholder has informed us that he is an affiliate of a registered broker-dealer and has represented that he acquired the securities described above in the ordinary course of business and, at the time of acquisition, the selling stockholder did not have any agreement or understanding, directly or indirectly, with any person to distribute the securities.  On October 15, 2009 and October 25, 2010, the selling stockholder acquired an aggregate of (i) 375,000 shares of common stock, (ii) a Class A Warrant to purchase up to 375,000 shares of common stock, and (iii) a Class B Warrant to purchase up to 187,500 shares of common stock, for aggregate cash consideration of $50,000.

(17)	Represents 82,250 shares of common stock underlying Class B Warrants.
(18)
Represents the following registered in the name of the selling stockholder: (i) 487,500 shares of common stock, (ii) a five year warrant to purchase up to 250,000 shares at $5.00 per share, and (iii) an option to purchase up to 237,500 shares of common stock exercisable at $2.50 per share.

(19)
Represents the following registered in the name of the selling stockholder: (i) 312,500 shares of common stock, (ii) a five year warrant to purchase up to 250,000 shares at $5.00 per share, and (iii) an option to purchase up to 237,500 shares of common stock exercisable at $2.50 per share.  On November 9, 2010, Mr. Low acquired (A) 125,000 shares of common stock, (B) a Class A Warrant to purchase up to 175,000 shares of common stock, and (C) a Class B Warrant to purchase up to 62,500 shares of common stock, for cash consideration of $50,000.   In June 2011, Mr. Low exercised the Class A and Class B Warrants, resulting in the issuance of 187,500 shares of common stock resulting in gross proceeds to the Company of $109,375.  Mr. Low has represented to the Company that on February 28, 2011, (A) Sunrise Securities Corp. (“SSC”) assigned to the selling stockholder warrants to purchase up to 237,500 shares of common stock issued to SSC as payment of commissions in connection with the January 2011 Private Placement, and (B) an affiliate of SSC assigned to the selling stockholder warrants to purchase up to 250,000 shares at $1.60 per share and 250,000 shares at $5.00 per share issued to the affiliate of SSC pursuant to a public relations agreement.  In June 2011, Mr. Low exercised a warrant to purchase 250,000 shares of common stock at $1.60 per share on a cashless basis, resulting in the issuance of 175,000 shares of common stock. The selling stockholder is the president and sole shareholder of SSC, a registered broker-dealer.  As a result, the selling stockholder may be deemed to have beneficial ownership over the shares held by SSC.  Accordingly, the shares beneficially owned by SSC have been aggregated with the securities beneficially owned by the selling stockholder for purposes of this section (see footnote note 20).

(20)
Represents (i) 312,500 shares of common stock and (ii) 936,000 shares of common stock underlying a five-year warrant exercisable at $2.50 per share.  SSC is a registered broker-dealer and has represented that it acquired the securities described above in the ordinary course of business and, at the time of acquisition, the selling stockholder did not have any agreement or understanding, directly or indirectly, with any person to distribute the securities.  On November 9, 2010, SSC acquired (i) 125,000 shares of common stock, (ii) a Class A Warrant to purchase up to 125,000 shares of common stock, and (iii) a Class B Warrant to purchase up to 62,500 shares of common stock, for cash consideration of $50,000.  In June 2011, SSC exercised its Class A and Class B Warrants for aggregate gross proceeds to the Company of $109,375.  In November 2010, an affiliate of SSC was issued a five year warrant to purchase up to 500,000 shares of common stock pursuant to a public relations agreement, which were subsequently assigned to Nathan Low.  In June 2011, SSC was issued a five-year warrant to purchase up to 936,000 shares of common stock, exercisable at $2.50 per share, as payment of commissions in connection with the exercise of certain options in June 2011 issued to certain investors in the January 2011 Private Placement.  Nathan Low, as president and sole shareholder of SSC, has voting and investment control over the securities held by SSC.  SSC is a FINRA registered broker-dealer, and is an underwriter, as defined in Section 2(a)(11) of the Securities Act, with respect to the securities acquired in November 2010 in connection with the Company’s 2009 – 2010 Private Placement.

(21)
Represents: (i) 125,000 shares of common stock, (ii) 125,000 shares of common stock underlying Class A Warrants, (iii) 62,500 shares of common stock underlying Class B Warrants, (iv) five year options to purchase 250,000 shares at $5.00 per share, and (v) a five year warrant to purchase up to 72,000 shares of common stock at $2.50 per share.

(22)
Represents (i) 56,250 shares of common stock, (ii) 56,250 shares of common stock underlying Class A Warrants, and (iii) 28,125 shares of common stock underlying Class B Warrants.  Carl Caserta is the principal executive officer of Lighthouse Capital Ltd and has voting and investment control over the shares held by Lighthouse Capital.

(23)
Represents (i) 40,000 shares of common stock, (ii) 44,000 shares of common stock underlying a five year warrant exercisable at $2.50 per share, (iii) 160,000 shares of common stock underlying an option exercisable at $2.50 per share, and (iv) 160,000 shares of common stock underlying a warrant issuable upon the exercise of an option.  The selling stockholder has informed us that he is an employee of a registered broker-dealer and has represented that he acquired the shares in the ordinary course of business and, at the time of acquisition, the selling stockholder did not have any agreement or understanding, directly or indirectly, with any person to distribute the shares.  On January 25, 2011, the selling stockholder acquired (i) 40,000 shares of common stock, (ii) 40,000 shares of common stock underlying a five year warrant exercisable at $2.50 per share, (iii) 160,000 shares of common stock underlying an option exercisable at $2.50 per share, and (iv) 160,000 shares of common stock underlying a warrant issuable upon the exercise of an option, for cash consideration of $100,000.  The selling stockholder has represented to the Company that on February 28, 2011, SSC assigned to the selling stockholder a warrant to purchase up to 4,000 shares of common stock issued to SSC as payment of commissions in connection with the January 2011 Private Placement.

(24)	Represents (i) 40,000 shares of common stock and (ii) 44,000 shares of common stock underlying a five year warrant exercisable at $2.50 per share.
(25)
Represents (i) 400,000 shares of common stock, (ii) 80,000 shares of common stock underlying a five year warrant exercisable at $2.50 per share, and (iii) 320,000 shares of common stock underlying a five year warrant exercisable at $2.50 per share.  Kingsbrook Partners LP (“Kingsbrook Partners”) is the investment management of Kingsbrook Opportunities Master Fund LP (“Kingsbrook Opportunities”) and consequently has voting control and investment discretion over securities held by Kingsbrook Opportunities.  Kingsbrook Opportunities GP LLC (“Opportunities GP”) is the general partner of Kingsbrook Opportunities and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Opportunities.  KB GP LLC (“GP LLC”) is the general partner of Kingsbrook Partners and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Partners.  Ari J. Storch, Adam J. Chill, and Scott M. Wallace are the sole managing members of Opportunities GP and GP LLC and as a result, may be considered beneficial owners of the securities deemed beneficially owned by Opportunities GP and GP LLC.  Each of Kingsbrook Partners, Opportunities GP, GP LLC, and Messrs. Storch, Chill and Wallace disclaim beneficial ownership of these securities.  As the sole managing members of Opportunities GP and GP LLC, Messrs. Storch, Chill, and Wallace have voting and investment control over these securities held by the selling stockholder.

(26)	Represents (i) 80,000 shares of common stock and (ii) 80,000 shares of common stock underlying a five year warrant exercisable at $2.50 per share.
(27)
Represents (i) 862,092 shares of common stock, (ii) 146,820 shares of common stock underlying a five year warrant exercisable at $2.50 per share, and (iii) 680,640 shares of common stock underlying a five year warrant exercisable at $2.50 per share.  Highline Capital Holdings, L.L.C. (“Highline Capital”) serves as the general partner of the selling stockholder, and may be deemed to have beneficial ownership over the securities held by the selling stockholder.  Jacob W. Doft is the sole managing member of Highline Capital, and as the sole managing member has voting and investment control over securities held by the selling stockholder.

(28)	Represents (i) 153,092 shares of common stock and (ii) 146,820 shares of common stock underlying a five year warrant exercisable at $2.50 per share.
(29)
Represents (i) 1,319,996 shares of common stock, (ii) 284,823 shares of common stock underlying a five year warrant exercisable at $2.50 per share, and (iii) 982,080 shares of common stock underlying a five year warrant exercisable at $2.50 per share. Highline Capital Management, L.L.C. (“Highline Management”) serves as the investment manager of the selling stockholder, and may be deemed to have beneficial ownership over the securities held by the selling stockholder.  Jacob W. Doft is the sole managing member of Highline Management, and as the sole managing member has voting and investment control over securities held by the selling stockholder.

(30)	Represents (i) 296,996 shares of common stock and (ii) 284,823 shares of common stock underlying a five year warrant exercisable at $2.50 per share.
(31)
Represents (i) 112,020 shares of common stock, (ii) 24,955 shares of common stock underlying a five year warrant exercisable at $2.50 per share, and (iii) 82,560 shares of common stock underlying a five year warrant exercisable at $2.50 per share.  Highline Capital serves as the general partner of the selling stockholder, and may be deemed to have beneficial ownership over the securities held by the selling stockholder.  Jacob W. Doft is the sole managing member of Highline Capital, and as the sole managing member has voting and investment control over securities held by the selling stockholder.

(32)	Represents (i) 26,020 shares of common stock and (ii) 24,955 shares of common stock underlying a five year warrant exercisable at $2.50 per share.
(33)
Represents (i) 205,892 shares of common stock, (ii) 23,402 shares of common stock underlying a five year warrant exercisable at $2.50 per share, and (iii) 174,720 shares of common stock underlying a five year warrant exercisable at $2.50 per share.  Highline Capital serves as the managing member of the selling stockholder, and may be deemed to have beneficial ownership over the securities held by the selling stockholder.  Jacob W. Doft is the sole managing member of Highline Capital, and as the sole managing member has voting and investment control over securities held by the selling stockholder.

(34)	Represents (i) 23,892 shares of common stock and (ii) 23,402 shares of common stock underlying a five year warrant exercisable at $2.50 per share.

(35)
Represents (i) 500,000 shares of common stock, (ii) 100,000 shares of common stock underlying a five year warrant exercisable at $2.50 per share, and (iii) 400,000 shares of common stock underlying a five year warrant exercisable at $2.50 per share.

(36)	Represents (i) 100,000 shares of common stock and (ii) 100,000 shares of common stock underlying a five year warrant exercisable at $2.50 per share.
(37)
Represents (i) 10,000 shares of common stock, (ii) 2,000 shares of common stock underlying a five year warrant exercisable at $2.50 per share, and (iii) 8,000 shares of common stock underlying a five year warrant exercisable at $2.50 per share.  Downsview Capital, Inc. (“Downsview”) is the investment manager for a managed account of Freestone Advantage Partners, LP and consequently has voting control and investment discretion over securities held in such account. Mitchell P. Kopin (“Mr. Kopin”), president of Downsview, has voting and investment control over Downsview. As a result, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the shares held in such account which are being registered hereunder.

(38)	Represents (i) 2,000 shares of common stock and (ii) 2,000 shares of common stock underlying a five year warrant exercisable at $2.50 per share.
(39)
Represents (i) 90,000 shares of common stock, (ii) 18,000 shares of common stock underlying a five year warrant exercisable at $2.50 per share, and (iii) 72,000 shares of common stock underlying a five year warrant exercisable at $2.50 per share.  Downsview Capital, Inc. (“Downsview”) is the general partner of Cranshire Capital, L.P. (“Cranshire”) and consequently has voting control and investment discretion over securities held by Cranshire. Mitchell P. Kopin (“Mr. Kopin”), president of Downsview, has voting control over Downsview. As a result of the foregoing, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the shares of common stock beneficially owned by Cranshire.

(40)	Represents (i) 18,000 shares of common stock and (ii) 18,000 shares of common stock underlying a five year warrant exercisable at $2.50 per share.
(41)
Represents (i) 50,000 shares of common stock, (ii) 10,000 shares of common stock underlying a five year warrant exercisable at $2.50 per share, and (iii) 40,000 shares of common stock underlying a five year warrant exercisable at $2.50 per share.   Daniel Spine serves as the managing partner of the selling stockholder, and consequently has voting and investment control with respect to the shares of common stock held by the selling stockholder.

(42)	Represents (i) 10,000 shares of common stock and (ii) 10,000 shares of common stock underlying a five year warrant exercisable at $2.50 per share.
(43)
Represents (i) 10,000 shares of common stock, (ii) 10,000 shares of common stock underlying a five year warrant exercisable at $2.50 per share, (iii) 40,000 shares of common stock underlying an option exercisable at $2.50 per share, and (iv) 40,000 shares of common stock underlying a warrant issuable upon the exercise of an option.

(44)	Represents (i) 10,000 shares of common stock and (ii) 10,000 shares of common stock underlying a five year warrant exercisable at $2.50 per share.
(45)
Represents (i) 200,000 shares of common stock, (ii) 40,000 shares of common stock underlying a five year warrant exercisable at $2.50 per share, and (iii) 160,000 shares of common stock underlying a five year warrant exercisable at $2.50 per share.

(46)	Represents (i) 40,000 shares of common stock and (ii) 40,000 shares of common stock underlying a five year warrant exercisable at $2.50 per share.
(47)	Represents 80,000 shares of common stock underlying a five year warrant exercisable at $2.50 per share.
(48)	Represents 20,000 shares of common stock underlying a five year warrant exercisable at $2.50 per share.
(49)
Represents 500 shares of common stock underlying a five year warrant exercisable at $2.50 per share.  The selling stockholder has informed us that she is an employee of a registered broker-dealer and has represented that she acquired the shares in the ordinary course of business and, at the time of acquisition, the selling stockholder did not have any agreement or understanding, directly or indirectly, with any person to distribute the shares.  The selling stockholder has represented to the Company that on February 28, 2011, SSC assigned to the selling stockholder warrants to purchase up to 500 shares of common stock issued to SSC as payment of commissions in connection with the January 2011 Private Placement.

(50)	Represents 20,000 shares of common stock underlying a five year warrant exercisable at $2.50 per share.
(51)
Represents 3,560,000 shares of common stock.  These securities are directly owned by Libra Fund, L.P. (“Libra Fund”).  The warrants issued to Libra Fund in connection with the January 2011 Private Placement include a provision whereby Libra Fund may only exercise the warrants to the extent such exercise does result in Libra Fund owning in excess of 9.99% of the shares of Company common stock issued and outstanding.  As a result, the 3,560,000 shares of common stock underlying the five year warrant exercisable at $2.50 per share have not been included for purposes of determining Libra Fund’s beneficial ownership.   The securities directly owned by Libra Fund may be deemed to be beneficially owned by (i) Libra Advisors, LLC by virtue of its role as the investment manager of Libra Fund, (ii) Libra Associates LLC by virtue of its role as the general partner of Libra Fund, and (iii) Ranjan Tandon as the managing member of Libra Advisors, LLC and Libra Associates LLC.  Each of Libra Advisors, LLC, Libra Associates LLC, and Mr. Tandon disclaim beneficial ownership with respect to the securities directly owned by Libra Fund except to the extent of their pecuniary interest therein.

(52)	Represents (i) 712,000 shares of common stock and (ii) 712,000 shares of common stock underlying a five year warrant exercisable at $2.50 per share.
(53)
Represents (i) 440,000 shares of common stock, (ii) 88,000 shares of common stock underlying a five year warrant exercisable at $2.50 per share, and (iii) 352,000 shares of common stock underlying a five-year warrant exercisable at $2.50 per share. These securities are directly owned by Libra Offshore Master Fund, L.P. (“Libra Offshore”).  The warrants issued to Libra Offshore in connection with the January 2011 Private Placement include a provision whereby Libra Offshore may only exercise the warrants to the extent such exercise does result in Libra Offshore owning in excess of 9.99% of the shares of Company common stock issued and outstanding.  The securities directly owned by Libra Offshore may be deemed to be beneficially owned by (i) Libra Advisors, LLC by virtue of its role as the investment manager of Libra Offshore, (ii) Libra Associates LLC by virtue of its role as the general partner of Libra Offshore, and (iii) Ranjan Tandon as the managing member of Libra Advisors, LLC and Libra Associates LLC.  Each of Libra Advisors, LLC, Libra Associates LLC, and Mr. Tandon disclaim beneficial ownership with respect to the securities directly owned by Libra Offshore except to the extent of their pecuniary interest therein..

(54)	Represents (i) 88,000 shares of common stock and (ii) 88,000 shares of common stock underlying a five year warrant exercisable at $2.50 per share.
(55)
The selling stockholder has informed us that he is an employee of a registered broker-dealer and has represented that he acquired the shares in the ordinary course of business and, at the time of acquisition, the selling stockholder did not have any agreement or understanding, directly or indirectly, with any person to distribute the shares.  The selling stockholder has represented to the Company that in February 2011 and June 2011, Aspenwood Capital assigned to the selling stockholder warrants to purchase up to 4,000 and 120,000 shares of common stock, respectively, issued to Aspenwood Capital as payment of commissions in connection with the January 2011 Private Placement.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of his/hers/its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the date of this prospectus;
•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus, provided they meet certain requirements under Rule 144.  Broker-dealers engaged by a selling stockholder may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from a selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Transactions under this prospectus may or may not involve brokers or dealers.  The selling stockholders may sell securities directly to purchasers or to or through broker-dealers, who may act as agents or principals.  Broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in selling securities.  Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder in amounts to be negotiated in connection with the sale.  Broker-dealers or agents may also receive compensation in the form of discounts, concessions or commissions from the purchasers of securities for whom the broker-dealers may act as agents or to whom they sell as principal, or both.  This compensation as to a particular broker-dealer might exceed customary commissions.

SSC, a selling stockholder under this prospectus, is a FINRA registered broker-dealer, and is also an underwriter within the meaning of section 2(a)(11) of the Securities Act in connection with the resale of the securities acquired by SSC in our 2009 – 2010 Private Placement.  As a result SSC may have civil liability under Sections 11 and 12 of the Securities Act for any omissions or misstatements in this prospectus and the registration statement of which it is a part. Any of the other selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may also be “underwriters” as that term is defined under the Securities Act.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act.  The selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

We have not been informed by any selling stockholder that SSC will be paid commissions or fees in connection with the resale of the shares of common stock or Warrants offered by the selling stockholders pursuant to this prospectus, nor have we been informed by any selling stockholder that they have engaged SSC to act as a selling agent in connection with the shares of common stock offered hereby.

Prior to a selling stockholder entering into an agreement with a broker-dealer, such broker-dealer will need to seek and obtain clearance of the underwriting compensation and arrangements from FINRA.  Upon being notified by a selling stockholder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the name of each such selling stockholder and of the participating broker-dealer(s);
•	the number of shares involved;
•	the initial price at which the shares were sold;
•	the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;
•	that such selling stockholder and broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
•	other facts material to the transactions.

We have informed the selling stockholders that Regulation M promulgated under the Exchange Act may be applicable to them with respect to any purchase or sale of our common stock.  In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the shares or any right to purchase the shares, for a period of one business day before and after completion of its participation in the distribution.

During any distribution period, Regulation M prohibits a selling stockholder and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock.  None of these persons may effect any stabilizing transaction to facilitate any offering at the market.  As the selling stockholders will be offering and selling our common stock at the market, Regulation M will prohibit them from effecting any stabilizing transaction in contravention of Regulation M with respect to the shares.

We also have advised the selling stockholder that they should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholder, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares.  Under Regulation M, the selling stockholder or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while the selling stockholder is distributing shares covered by this prospectus.  Regulation M may prohibit the selling stockholder from covering short sales by purchasing shares while the distribution is taking place, despite any contractual rights to do so under the Agreement.  We have advised the selling stockholders that they should consult with their own legal counsel to ensure compliance with Regulation M.

In November 2010, we entered into a non-exclusive investment banking agreement with SSC pursuant to which we agreed to pay a sales commission with respect to certain financings effected, or alternative transactions entered into, by us through introductions by SSC. We also agreed to pay SSC a monthly fee of 5,000 shares of common stock. We concurrently entered into a 24 month institutional public relations retainer agreement with an affiliate of SSC pursuant to which we agreed to issue the affiliate five year options to purchase 250,000 shares at $1.60 per share and 250,000 shares at $5.00 per share, with certain demand registration rights.  In June 2011, the options to purchase 250,000 shares at $1.60 per share were exercised on a cashless basis, resulting in a net issuance of 175,000 shares.  The resale of the 250,000 shares underlying the option exercisable at $5.00 is being registered hereby.  In connection with our January 2011 Private Placement, we issued to SSC five year warrants to purchase up to 272,000 shares of our common stock at $2.50 as payment of commissions.  These warrants were subsequently assigned to affiliates of SSC.  In January 2011, we entered into a finder’s agreement with Aspenwood Capital under which Aspenwood would introduce potential investors to the Company.  The Company agreed to pay up to a 10% cash fee and to issue a five year warrant to purchase up to 10% of the number of shares sold to investors introduced to the Company by Aspenwood at an exercise price equal to 125% of the equity purchase price.  In connection with our January 2011 Private Placement, we issued to Aspenwood Capital five year warrants to purchase up to 4,000 shares of our common stock at $2.50 as payment of commissions.  These warrants were subsequently assigned to affiliates of Aspenwood.  The warrant may be exercised on a cashless basis at any time subsequent to August 31, 2011 in the event the Company does not maintain an effective registration statement on file with the SEC.  The Company has paid $5,000 under this agreement as of June 20, 2011.

Between January and February 2011, we entered into a series of transactions with accredited investors pursuant to which we sold an aggregate of 1,600,000 shares of our common stock and five year warrants to purchase up to 1,600,000 shares of common stock, exercisable at $2.50 per share, for gross proceeds of $4,000,000.  The Company paid cash commissions of $318,000 and issued five year warrants to purchase up to 305,000 shares of its common stock at an exercise price of $2.50 per share.  The 1,600,000 shares of common stock, the 1,600,000 shares of common stock underlying the warrants, and the 305,000 shares of common stock issuable upon the exercise of the warrant, are being registered hereby. Between May and June, 2011, certain investors participating in the January 2011 Private Placement exercised their options and were issued an aggregate of 6,240,000 shares of common stock along with five-year warrants to purchase up to 6,240,000 shares of common stock exercisable at $2.50 per share, resulting in aggregate gross proceeds to the Company of $15,600,000.  In connection with the option exercise, we paid to broker-dealers $872,000 in cash commissions and issued five-year warrants to purchase 1,192,000 shares of common stock at an exercise price of $2.50 per share on identical terms as the investor warrants.  The securities issued in connection with the option exercises are not being registered hereby.

We are required to pay the fees and expenses incident to the registration of the shares.  We have agreed to issue certain shares of our common stock in the event that this resale registration statement is not effective within 150 days of the original filing date with the SEC, see “Description of Securities to be Registered and Our Capital Stock.”  We have agreed to indemnify certain of the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF SECURITIES TO BE REGISTERED
AND OUR CAPITAL STOCK

This prospectus relates to the sale of up to 8,908,125 shares of our common stock, which includes an aggregate of 1,336,250 shares of common stock underlying Class A Warrants, an aggregate of 678,125 shares of common stock underlying Class B Warrants, an aggregate of 250,000 shares of common stock underlying the Other Warrants, and an aggregate of 1,905,000 shares of common stock underlying the January 2011 Warrants. The following description of our capital stock is only a summary. You should also refer to our articles of incorporation and bylaws, which have been filed as exhibits to the registration statement of which this prospectus forms a part.

General

We are authorized to issue 100,000,000 shares of common stock, $0.01 par value, of which 34,455,009 shares were issued and outstanding as of June 20, 2011.  We are also authorized to issue 10,000,000 shares of preferred stock, par value $0.001, none of which have been issued as of June 20, 2011.

Common Stock

The holders of common stock are entitled to one vote per share with respect to all matters required by law to be submitted to stockholders.  The holders of common stock have the sole right to vote, except as otherwise provided by law or by our certificate of incorporation, including provisions governing any preferred stock.  The common stock does not have any cumulative voting, preemptive, subscription or conversion rights.  Election of directors and other general stockholder action requires the affirmative vote of a majority of shares represented at a meeting in which a quorum is represented.  The outstanding shares of common stock are validly issued, fully paid and non-assessable.

Subject to the rights of any outstanding shares of preferred stock, the holders of common stock are entitled to receive dividends, if declared by our board of directors out of funds legally available.  In the event of liquidation, dissolution or winding up of the affairs of the Company, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding.

 The authorized but unissued shares of our common stock are available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offering to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock may enable our Board to issue shares of stock to persons friendly to existing management, which may deter or frustrate a takeover of the Company.

Preferred Stock

We are authorized to issue of blank check authorized preferred stock.  No shares of preferred stock are issued and outstanding, and we have no present plans for the issuance thereof. Our board of directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series. Our board of directors may also designate the rights, preferences, and privileges of each series of preferred stock, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

•	restricting dividends on the common stock;
•	diluting the voting power of the common stock;
•	impairing the liquidation rights of the common stock; and
•	delaying or preventing a change in control without further action by the stockholders

Warrants

Class A Warrants

Rights to Purchase Shares of Common Stock.  There are Class A Warrants issued and outstanding to purchase an aggregate of 1,523,750 shares of common stock.  Each Class A Warrant entitles the registered holder to purchase from one share of common stock at an exercise price of $0.50 per share.  Each Class A Warrant is exercisable at any time on or before December 31, 2011.

Call.  Each Class A Warrant is redeemable by us if the our common stock trades at $0.75 or more for a period of at least twenty of the last thirty trading days at any time during the term of the Class A Warrant.  The redemption price is $0.01 per share of common stock.

Exercise.  The Class A Warrants are immediately exercisable.  The holder of a Class A Warrant may exercise such warrant by surrendering the warrant exercise form properly completed and executed, together with payment of the exercise price to the Company.  The exercise price will be payable in cash, certified check or wire transfer of funds.  If the Class A Warrant is exercised only in part, then, unless the warrant expired, the Company shall, at its expense, deliver a new warrant representing the right to purchase the remaining shares of common stock.

Adjustments.  The exercise price and the number of shares of common stock purchasable upon exercise of the Class A Warrant, are subject to adjustment upon the occurrence of certain events, including stock dividends, reclassifications, reorganizations, consolidations, and mergers.

Class B Warrants

Rights to Purchase Shares of Common Stock.  There are Class B Warrants issued and outstanding to purchase an aggregate of 771,875 shares of common stock.  Each Class B Warrant entitles the registered holder to purchase one share of common stock at an exercise price of $0.75 per share. Each Class B Warrant is exercisable at any time on or before December 31, 2011.

Call.  Each Class B Warrant is redeemable by us if the our common stock trades at $1.00 or more for a period of at least twenty of the last thirty trading days at any time during the term of the Class B Warrant.  The redemption price is $0.01 per share of common stock.

Exercise.  The Class B Warrants are immediately exercisable.  The holder of a Class B Warrant may exercise such warrant by surrendering the warrant exercise form properly completed and executed, together with payment of the exercise price to the Company.  The exercise price will be payable in cash, certified check or wire transfer of funds.  If the Class B Warrant is exercised only in part, then, unless the warrant expired, the Company shall, at its expense, deliver a new warrant representing the right to purchase the remaining shares of common stock.

Adjustments.  The exercise price and the number of shares of common stock purchasable upon exercise of the Class B Warrant, are subject to adjustment upon the occurrence of certain events, including stock dividends, reclassifications, reorganizations, consolidations, and mergers.

Other Warrants

In November 2010, the Company entered into a 24 month institutional public relations retainer agreement with an affiliate of SSC pursuant to which it was issued five-year options, terminating on November 1, 2015, to purchase 250,000 shares of common stock at $5.00 per share.  These options were subsequently assigned to another affiliate of SSC in February 2011, and a warrant to purchase 250,000 shares of common stock at $1.60 per share was exercised in June 2011 on a cashless basis resulting in the issuance of 175,000 shares of commons tock.  The number of shares and exercise price per share subject to the option shall be adjusted in the case of any dividend, stock split or other recapitalization or reorganization of the Company so that the option shall not be diminished or diluted.

January 2011 Warrants and warrants issued upon exercise of options issued in January 2011 Private Placement

Rights to Purchase Shares of Common Stock.  In January 2011, we issued warrants to purchase an aggregate of 1,905,000 shares of common stock (which includes warrants to purchase 305,000 shares of common stock issued to registered broker dealers as commissions, each of which have identical terms to the investor warrants).  Each warrant entitles the registered holder to purchase one share of common stock at an exercise price of $2.50 per share, on or prior to January 25, 2016.  The investors in the January 2011 Private Placement also received options for 120 days to purchase up to 6,400,000 shares of common stock at $2.50 per share with 100% warrant coverage through the issuance of warrants to purchase up to 6,400,000 shares of common stock at an exercise price of $2.50 per share.  In May and June 2011, certain of these investors exercised their options and were issued (in addition to 6,240,000 shares of common stock) new warrants to purchase up to 6,240,000 shares of common stock.   Each of these new warrants entitles the registered holder to purchase one share of common stock at an exercise price of $2.50 per share, on or prior to May 31, 2016.

Call.  These warrants are not callable by the Company.

Exercise.  The warrants are immediately exercisable.  The holder of a warrant may exercise such warrant by surrendering the warrant exercise form properly completed and executed, together with payment of the exercise price to the Company.  The exercise price will be payable in cash, Additionally, in the event that the Company fails to maintain an effective registration statement covering the resale of the shares of common stock underlying the January 2011 Warrants, commencing six months after the issuance date and for the duration of the term of the warrants, the holders have the right to exercise such warrants on a cashless basis.

Adjustments.  The exercise price and the number of shares of common stock purchasable upon exercise of the warrant, are subject to adjustment upon the occurrence of certain events, including stock dividends, reclassifications, reorganizations, consolidations, and mergers.

Registration Rights.

With respect to the 2009-2010 Private Placement of 3,363,750 shares of common stock (giving effect to the exercise of Class A Warrants to purchase 740,000 shares of common stock and Class B Warrants to purchase 360,000 shares of common stock), as well as 1,523,750 shares of common stock currently exercisable underlying the Class A Warrants and 771,875 shares of common stock currently exercisable underlying the Class B Warrants, the Company has agreed to register the resale of these 5,153,125 shares under the Securities Act (such number representing shares held by non-affiliates of the Company).  Under the registration rights agreements, the Company was required to file a registration statement covering the resale of the shares of common stock and shares of common stock underlying the warrants by February 9, 2011, and the registration is required to be deemed effective by the SEC on or before the 150th calendar day after the filing of such registration statement.  In the event these milestones are not met by the Company, the Company is obligated to issue, as liquidated damages on a pro-rata basis to these investors, approximately 290,000 shares for each month, or pro-rated for a period less than one month, the registration is late up to a maximum of approximately 1,450,000 shares.

We have also granted demand registration rights with respect to the 1,600,000 shares of common stock and five year warrants to purchase up to 1,600,000 shares of common stock issued in our January 2011 Private Placement.  If a registration statement is not deemed effective by the SEC on or before  July 8, 2011, the Company has agreed to make pro rata payments to the investors, as liquidated damages, number of shares of Company common stock equal to ten percent of the shares of common stock purchased by the respective investors and issued upon the exercise of the five year warrants for each 30-day period or pro rata for any portion thereof for which no registration statement has been filed or has not been declared effective by the SEC, as the case may be, provided that such amount shall not exceed five times the liquidated damages amount.  There can be no assurance that the Company’s registration statement will be effective by July 8, 2011.  The Company is not registering hereby any of the 6,240,000 shares of common stock or the 6,240,000 shares of common stock underlying the warrants issued in May and June 2011 to certain of the January 2011 Private Placement investors who exercised their options.

Additionally, the Company has agreed to register the resale of 250,000 shares of common stock underlying the options issued to an affiliate of SSC pursuant to the public relations agreement, and the 305,000 shares of common stock underlying warrants issued to registered broker dealers in January 2011 as payment of commissions in connection with the sale of the Company’s securities.  No liquidated damage provisions exist with respect to these registration rights.

In connection with the exercise of the options in May and June 2011 by certain of the January 2011 Private Placement investors, we granted to those investors exercising their options demand registration rights with respect to the 6,240,000 shares of common stock and five year warrants to purchase up to 6,240,000  shares of common stock issued.  The Company will be required to file a registration statement covering the resale of these shares of common stock and shares of common stock underlying the warrants within thirty days from the date this registration statement is deemed effective, and the registration is required to be deemed effective by the SEC on or before the 150th calendar day after the filing of such registration statement.  In the event these milestones are not met by the Company, the Company has agreed to make pro rata payments to the investors, as liquidated damages, number of shares of Company common stock equal to ten percent of the shares of common stock purchased by the respective investors and issued upon the exercise of the five year warrants for each 30-day period or pro rata for any portion thereof for which no registration statement has been filed or has not been declared effective by the SEC, as the case may be, provided that such amount shall not exceed five times the liquidated damages amount.  The Company is not registering pursuant to this registration statement any of the 6,240,000 shares of common stock or the 6,240,000 shares of common stock underlying the warrants.

Options

Between February and May 2011, the Company issued to its consultants, directors and executive officers options to purchase up to 3,695,000 shares of common stock, exercisable at periods ranging from one to ten years, at exercise prices ranging from $2.50 per share to $4.70.

Indemnification

As permitted by Nevada law, our Articles of Incorporation, as amended, provide that we will indemnify its directors and officers against expenses and liabilities as they are incurred to defend, settle, or satisfy any civil or criminal action brought against them on account of their being or having been Company directors or officers unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent

The transfer agent and registrar for our common stock is Securities Transfer Corporation whose address is 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034.

BUSINESS

The Company

We are a mining company engaged in the business of the acquisition and development of mineral properties.  We currently hold a twenty year lease to explore and develop an 860 acre rare earth uranium-beryllium prospect located in Hudspeth County, Texas known as “Round Top” and prospecting permits covering an adjacent 9,345 acres.  We currently have limited operations and have not established that our Round Top property contains proven reserves or probable reserves as defined under current SEC rules.

In addition to Round Top, we also own title to 12 unpatented mining claims, the Macho group, comprising 240 acres covering the Old Dude Mine, located in Sierra County, New Mexico. The Old Dude Mine has a production history of silver, lead, zinc and gold dating from the 1890’s.  Another 18 unpatented mining claims and fractional claims, the HA group,  comprising 274 acres  cover an andesite hosted vein system similar to and some 10 miles to the southwest of the Macho District. These claims surround another historic producer, the Graphic Mine. The geologic setting at the HA property is the same as the Macho. We do not consider these prospects to be material to the Company’s operations, and at the present time there is no exploration or development activity scheduled for these New Mexico properties.

Overview of the Round Top Rare Earth-Uranium-Beryllium Project

Round Top is a small mountain, one of a group of five that comprises the Sierra Blanca, located in Hudspeth County approximately eight miles northwest of the town of Sierra Blanca. The property is reached by a private road that turns north off Interstate 10 access road approximately one mile west of the town of Sierra Blanca.

In November 2007, we purchased the prospecting permits M-108543, M-108545, and M-108546 covering Sections 5, 7, 8, and 18 of Township 7, Block 71, and most of Sections 12 and 13 of Township 7, Block 72, Hudspeth County, Texas. In September 2009 this land position was expanded when the prospecting permits for Sections 3, 4, 9, 10, 16, 17, 19, 20, 21, 28, 29, 32 and 33 of Township 7, Block 71 were acquired.  In August 2010, we entered into a mining lease M-111331 with the Texas General Land Office covering Sections 7 and 18 of Township 7, Block 71 and Section 12 of Block 72, covering approximately 860 acres in Hudspeth County, Texas.  The mining lease issued by the Texas General Land Office gives us the right to explore, produce, develop, mine, extract, mill, remove, and market beryllium, uranium, rare earth elements, all other base and precious metals, industrial minerals and construction materials and all other minerals excluding oil, gas, coal, lignite, sulfur, salt, and potash.  The term of the lease is twenty years so long as minerals are produced in paying quantities.

Under the lease, we will pay the State of Texas a lease bonus of $197,800, $35,000 of which was paid upon the execution of the lease, $65,000 of which was paid in connection with the approval of our plan of operations, and $97,800 of which will be due when we submit a supplemental plan of operations to conduct mining.  Upon the sale of minerals removed from Round Top, we will pay the State of Texas a $500,000 minimum advance royalty.  Thereafter, we will pay the State of Texas a production royalty equal to eight percent (8%) of the market value of uranium and other fissionable materials removed and sold from Round Top and six and one quarter percent (6 ¼%) of the market value of all other minerals removed and sold from Round Top.

If production of paying quantities of minerals has not been obtained on or before August 17, 2011, we may pay the State of Texas a delay rental to extend the term of the lease in an amount equal to $44,718.  Thereafter, assuming production of paying quantities has not been obtained, we may pay additional delay rental fees to extend the term of the lease for successive one (1) year periods pursuant to the following schedule:

	Per Acre Amount	Total Amount
August 17, 2012 – 2014	$50	$44,718
August 17, 2015 – 2019	$75	$67,077
August 17, 2019 – 20124	$150	$134,155
August 17, 2025 – 2029	$200	$178,873

The Round Top rare earth-uranium-beryllium prospect was initially drilled in 1984 and 1985, during which time the resource known as the "West End Structure" was discovered. There were 1,115 feet of underground workings driven and additional reverse circulation and diamond drilling done both on the surface and underground. The operator at the time ultimately abandoned the project, ostensibly because of their inability to develop a viable market for beryllium.

Initial Exploration and Development Activities

In March 2011, the Company completed an analysis of 1103 drill samples from the 1984-88 drilling program initially conducted on Round Top by third party operators. All or a portion of forty-six out of an estimated two hundred fifty existing drill holes have been re-logged and re-analyzed. The rare earth element and other metals are consistent with the original study by the Texas Bureau of Geology that was published in the Geological Society of America, Special Paper 246 in 1990. This study first described the rare metal content of the large mass of intrusive igneous rock that makes up the body of Round Top Mountain, and is the basis for our interest in this deposit. The nine drill holes cited below were selected because they are widely distributed and roughly define an area approximately six thousand feet by four thousand feet within the approximate seven thousand foot known diameter of the intrusive rhyolite body. They intersected the entire body of the rhyolite.

Drill Hole	Feet of Rhyolite	REE Metal avg. per Drill Hole	% Heavy REE per Drill Hole
201	505.050%		70%
225(*)	270.055%		71%
252	305.053%		71%
287	250.055%		70%
334	380.052%		71%
335	385.053%		71%
336	555.051%		70%
337	395.051%		70%
378	700.049%		69%

* Lithology log omitted from 75 through 80 feet in the drill hole by oversight.

 Below is a summary of the rare earth elements and other material rare metals found through the drill hole analyses:

Rare Earth Element
Lanthanum	La
Cerium	Ce
Praseodynium	Pr
Neodymium	Nd
Samarium	Sm
Europium	Eu
Gadolinium	Gd
Terbium	Tb
Dysprosium	Dy
Holmium	Ho
Erbium	Er
Thulium	Tm
Ytterbium	Yb
Lutetium	Lu
Yttrium	Y
Other Rare Metals
Zirconium	Zr
Hafnium	Hf
Niobium	Nb
Tantalum	Ta
Gallium	Ga
Tin	Sn
Uranium Thorium(*)	U Th

* Thorium is generally more difficult to separate from the adjoining rock and is slightly radioactive.    As a result, our mining and regulatory costs may increase if a substantial amount of thorium is present at the Round Top site.  To date, the Company has only conducted preliminary drill hole analyses.  While management believes, based on the drill hole analyses, that the presence of thorium will not materially impact the operations of the Company, there is no conclusive way to determine the impact that thorium may have on our operations until mining commences.

In April 2011, the Texas General Land Office approved the Company’s operation plan for Round Top. The plan calls for the completion of approximately 50 drill holes totaling at least 12,000 feet of reverse circulation drilling. Road and site preparation is in progress and drilling is planned to begin in August 2011.

Drilling on Round Top is planned to twin certain of the historic drill holes, infill drill between existing holes and step out drill beyond the known area to better define the margins of the deposit. Coverage is planned to be adequate to begin block modeling of the deposit. The Company has designated the sites for several holes on adjacent Little Round Top Mountain, and several additional holes are  planned to test the deeper potential. This drilling is expected to produce at least 150 tonnes of sample, all of which will be packaged and used for metallurgical testing.

Planned Exploration and Development Activities

Over the next twelve to eighteen months we plan to conduct additional geological studies, sampling and drilling at our Round Top property.  The timing of these expenditures is dependent upon the availability of drilling contractors.

The Company has contracted Aeroquest Airborne to conduct a detailed aeromagnetic and gamma spectrograph survey of Round Top, which has now been completed and data is being processed.  Metallurgical analysis of the drill hole samples is planned to commence in August 2011.  Onsite contract geological services will be ongoing through February 2012.  We estimate that the total cost of our planned exploration and development activities will be approximately $2,200,000.  The Company will rely on third party consultants and contractors to perform the exploration and development activities.  The Company has not identified the individuals who will be performing all of the planned work.

We will also be required to pay a $45,000 lease payment to the State of Texas in August 2011 for our Round Top project.  We estimate that in July 2011 we will be required to pay a $20,000 permitting and compliance fee to the Texas Railroad Commission, and in September and October 2011, we will be required to pay approximately $20,000 for prospecting permits to the State of Texas for our Round Top project.

Our capital expenditures for the next twelve months are estimated to be $170,000, which will include the following:  (i) in July and August 2011, we intend to spend approximately $75,000 to purchase transportation equipment and to construct a field office; (ii) in September 2011 we intend to purchase ventilation equipment for our Round Top project for approximately $10,000, and (iii) approximately $75,000 for additional office and field equipment necessary to carry out our operations. The remaining $10,000 will be spent on other miscellaneous equipment necessary for us to conduct our exploration.  The estimated timeframe for these payments, including the amounts, may change.

We have estimated that our general and administrative expenditures, which will be spent ratably over the next twelve months, to total approximately $1,325,000.  Payroll, payroll taxes, benefits and associated travel for four employees is estimated to be $520,000 over this period of time.  We estimate that we will incur professional fees of approximately $120,000 over the next twelve months.  These fees will be primarily associated with the audit and reviews of our financial statements and Exchange Act filings, which will occur after each quarter end and after our fiscal year end.  We estimate that we will incur approximately $600,000 for professional fees associated with the assistance of the management and supervision of our field operations. The remainder of our general and administrative expenditures totaling $85,000 will be spent on items necessary for us to conduct our general business affairs.  Our exploration activities will be carried out by our geologic staff and such qualified outside contractors as is necessary. At present we have an office/lab trailer at the site and will expand these facilities as the project develops.  We believe that we have sufficient capital to fund operations and exploration activity on our Round Top prospect through the end of calendar year 2011.  We will, however, need to raise additional funding subsequent to calendar year 2011 to continue our exploration and development activities.

Improvements and Equipment

The Round Top rare earth prospect was initially developed in the late 1980's as a beryllium resource.  As a result, several pieces of equipment were present at the property when the Company acquired the lease, some of which we have repaired as described below.  The previous operators had also built out several roads at the prospect site, which we believe are suitable for our current exploration plans.

There exists on the Round Top site a 1,115 foot, 10 foot by 10 foot decline from the surface into the Round Top prospect. There are steel sets every five feet, in some cases less, and the entire working is lagged with timber. There are “escape holes” at intervals to allow personnel to avoid equipment. The escape holes are all in good operating condition.  There is also a 36 foot steel ventilation line in place that runs for approximately 75 feet into the prospect. There is a 125 hp axial plane ventilation fan in place.  We have leveled the fan and rehabilitated the control panel, and believe it to be operational. We intend to install a "soft start" motor starter switch for the 100kw generator.

A baghouse is also located on the property that will need its electronic controls rehabilitated and modernized and filters installed. There is a 6" Victaulic compressed air line extending from the compressor station outside to the faces. There are numerous valves at strategic locations underground. There is one 2' steel Victaulic water line for drill water and an additional partly plastic Victaulic water line for dust suppression sprayers, which also has sprayers in place.

There is electric cable from the portal to the face and a switch box underground. Some additional switching gear will need to be installed at the portal.  The mine portal has a sturdy locking steel door in place that we have reconditioned.

There is a 500 barrel (23,000 gal) water tank below the mine dump for water to be hauled in and stored. This tank appears to be in good shape. The water line from the tank to the mine portal is missing and will have to be replaced. The water system will need a submersible pump, switching gear and approximately 1000 ft of 2" poly line to render the water system serviceable.

Description of Rare Earth and other Rare Elements

The Round Top rare earth prospect was initially developed in the late 1980's as a beryllium resource. During the course of the beryllium exploration, approximately 200 drill holes penetrated varying thicknesses of the rhyolite volcanic rock that makes up the mass of Round Top Mountain and caps the beryllium-uranium deposits which occur in the underlying limestones; some 100 more were drilled on Little Round Top, Sierra Blanca and Little Blanca Mountains.

The Texas Bureau of Economic Geology, working with the project geologists, conducted an investigation of the rhyolite to better understand its rare metal content. This research shows that the rhyolite laccoliths at Sierra Blanca are enriched in a variety of REEs and other rare elements such as tantalum, niobium, thorium and lithium. They analyzed a series of samples from outcrop and drill holes and studied the geochemistry and mineralogy of the rhyolite. The results of their research were published in the GSA, Geological Society of America, Special Paper 246, 1990.  The research states that the thorium is presently in the rhyolite, and generally is more difficult to separate from the adjoining rock and is slightly radioactive.  The Round Top rhyolite requires further evaluation of its mineralogical makeup and economic modeling to determine the appropriate course for potential future commercial development.

The rare earth element supply has been dominated by China, which has historically used its ability to overproduce as a means of discouraging development by others. It is now being considered that China will soon utilize their production domestically, and in order to conserve their declining resources, will not make available these metals to the rest of the developed world in the quantities supplied in the past. This "drying up" of the Chinese source comes at a time when there increasing usage of these elements. Rare earth elements have a wide variety of useful characteristics and are currently components in a number of commercial products and critical applications across industries ranging from defense to medical to high technology. Their applicability to green energy technologies has generated considerable recent interest. An example is their use in the manufacture of super strength permanent magnets, a major emerging area of development. The market has focused mainly on their use in small hybrid vehicles and wind turbines. We believe that these applications are important, but that the adoption of small sized, high power permanent magnet electric motors and generators to reduce energy costs, particularly diesel, by the traditional heavy trucking, railroads, construction, mining and other heavy industry could stimulate a demand greater than currently being forecast.

Uranium

The presence of uranium has long been known. Various companies conducted reconnaissance in the area during the last cycle of uranium activity in the 1970’s. This exploration was in its beginning stages when the uranium market collapsed in the early 1980’s.  The prior operator of the project logged visible uranium mineralization in several drill holes but low prices prevailing at the time of the project precluded any interest on their part. No radiometric logging of the drill holes was done and no radiation measurement was done in the mine workings.

Beryllium

Beryllium is a light, strong, very ridged metal with high thermal conductivity. Beryllium is most commonly used as an alloy with other metals, particularly copper, to make springs, contacts and other applications where rigidity, fatigue resistance and good electrical and thermal conductivity are required. Many everyday electronic applications use beryllium-copper alloys in contacts and current carrying springs.  Pure beryllium metal and high beryllium alloys are also used where reliable, dimensionally stable parts are needed in high stress or high heat environments. Transparency to x-ray and other radiation is another important characteristic of beryllium metal.  Companies engaged in aerospace, X-ray equipment manufacturing, oil drilling, sub-atomic particle research, and nuclear reactor industries are the primary users of beryllium metal. Beryllia (BeO) ceramics are used where superior heat conductivity and light weight are required. Beryllium is not an exchanged traded commodity and its marketing is done under negotiated terms.

Competition

The mining industry is highly competitive.  We will be competing with numerous companies, substantially all with far greater resources available to them.  We therefore will be at a significant disadvantage in the course of acquiring mining properties and obtaining materials, supplies, labor, and equipment.  Additionally, we are and will continue to be an insignificant participant in the business of mining properties.  A large number of established and well-financed companies are active in the mining industry and will have an advantage over us if they are competing for the same properties.  Nearly all such entities have greater financial resources, technical expertise and managerial capabilities than ourselves and, consequently, we will be at a competitive disadvantage in identifying possible mining properties and procuring the same.

Government Approvals

General

The exploration, drilling and mining industries operate in a legal environment that requires permits to conduct virtually all operations.  Thus permits are required by local, state and federal government agencies.   Local authorities, usually counties, also have control over mining activity.  The various permits address such issues as prospecting, development, production, labor standards, taxes, occupational health and safety, toxic substances, air quality, water use, water discharge, water quality, noise, dust, wildlife impacts, as well as other environmental and socioeconomic issues.  Permits known to be required are (i) an operating plan for the conduct of exploration and development approved by the Texas General Land Office, (ii) an operating plan for production approved by the Texas General Land Office, (iii) various reporting to and approval by the Texas Railroad Commission regarding drilling and plugging of drill holes, and (v) reporting to and compliance with regulations of the Texas Commission of Environmental Quality.

Prior to receiving the necessary permits to explore or mine, the operator must comply with all regulatory requirements imposed by all governmental authorities having jurisdiction over the project area.  Very often, in order to obtain the requisite permits, the operator must have its land reclamation, restoration or replacement plans pre-approved. Specifically, the operator must present its plan as to how it intends to restore or replace the affected area. Often all or any of these requirements can cause delays or involve costly studies or alterations of the proposed activity or time frame of operations, in order to mitigate impacts.  All of these factors make it more difficult and costly to operate and have a negative and sometimes fatal impact on the viability of the exploration or mining operation. Finally, it is possible that future changes in these laws or regulations could have a significant impact on our business, causing those activities to be economically reevaluated at that time.

Approvals Relating to Uranium Mining

Uranium mining is regulated by the federal government, states and, in some cases, by Indian tribes. Compliance with such regulation has a material effect on the economics of company operations and the timing of project development.

Radioactive Material License.    Before commencing operations in Texas, a radioactive material license must be applied for and obtained. Under the federal Atomic Energy Act, the United States Nuclear Regulatory Commission (“NRC”) has primary jurisdiction over the issuance of a radioactive material license. However, the Atomic Energy Act also allows for states with regulatory programs deemed satisfactory by the NRC to take primary responsibility for issuing the radioactive material license. The Commission has ceded jurisdiction for such licenses to Texas.  The Texas Commission of Environmental Quality (TCEQ) is the administrative agency with jurisdiction in Texas over the radioactive material license.

Underground Injection Control Permits ("UIC").    The federal Safe Drinking Water Act creates a nationwide regulatory program protecting groundwater. This law is administered by the United States Environmental Protection Agency (the "EPA"). The TCEQ is permitted by the EPA to administer the UIC permits. The TCEQ also regulates air quality and surface deposition or discharge of treated wastewater associated with the mining process and which we are required to obtain.

Effect of Existing or Probable Government Regulations

Mineral exploration, including mining operations are subject to governmental regulation. Our operations may be affected in varying degrees by government regulation such as restrictions on production, price controls, tax increases, expropriation of property, environmental and pollution controls or changes in conditions under which minerals may be marketed. An excess supply of certain minerals may exist from time to time due to lack of markets, restrictions on exports, and numerous factors beyond our control. These factors include market fluctuations and government regulations relating to prices, taxes, royalties, allowable production and importing and exporting minerals. The effect of these factors cannot be accurately determined, and we are not aware of any probable government regulations that would impact the Company.  This section is intended as a brief overview of the laws and regulations described herein and is not intended to be a comprehensive treatment of the subject matter.

Overview.  Like all other mining companies doing business in the United States, we are subject to a variety of federal, state and local statutes, rules and regulations designed to protect the quality of the air and water, and threatened or endangered species, in the vicinity of its operations. These include “permitting” or pre-operating approval requirements designed to ensure the environmental integrity of a proposed mining facility, operating requirements designed to mitigate the effects of discharges into the environment during exploration, mining operations, and reclamation or post-operation requirements designed to remediate the lands affected by a mining facility once commercial mining operations have ceased.

Federal legislation in the United States and implementing regulations adopted and administered by the Environmental Protection Agency, the Forest Service, the Bureau of Land Management, the Fish and Wildlife Service, the Army Corps of Engineers and other agencies—in particular, legislation such as the federal Clean Water Act, the Clean Air Act, the National Environmental Policy Act, the Endangered Species Act, the National Forest Management Act, the Wilderness Act, and the Comprehensive Environmental Response, Compensation and Liability Act—have a direct bearing on domestic mining operations. These federal initiatives are often administered and enforced through state agencies operating under parallel state statutes and regulations.

The Clean Water Act.  The federal Clean Water Act is the principal federal environmental protection law regulating mining operations in the United States as it pertains to water quality.

At the state level, water quality is regulated by the Environment Department, Water and Waste Management Division under the Water Quality Act (state). If our exploration or any future development activities might affect a ground water aquifer, it will have to apply for a Ground Water Discharge Permit from the Ground Water Quality Bureau in compliance with the Groundwater Regulations. If exploration affects surface water, then compliance with the Surface Water Regulations is required.

The Clean Air Act.  The federal Clean Air Act establishes ambient air quality standards, limits the discharges of new sources and hazardous air pollutants and establishes a federal air quality permitting program for such discharges. Hazardous materials are defined in the federal Clean Air Act and enabling regulations adopted under the federal Clean Air Act to include various metals. The federal Clean Air Act also imposes limitations on the level of particulate matter generated from mining operations.

National Environmental Policy Act (NEPA).  NEPA requires all governmental agencies to consider the impact on the human environment of major federal actions as therein defined.

Endangered Species Act (ESA).  The ESA requires federal agencies to ensure that any action authorized, funded or carried out by such agency is not likely to jeopardize the continued existence of any endangered or threatened species or result in the destruction or adverse modification of their critical habitat. In order to facilitate the conservation of imperiled species, the ESA establishes an interagency consultation process. When a federal agency proposes an action that “may affect” a listed species, it must consult with the USFWS and must prepare a “biological assessment” of the effects of a major construction activity if the USFWS advises that a threatened species may be present in the area of the activity.

National Forest Management Act.  The National Forest Management Act, as implemented through title 36 of the Code of Federal Regulations, provides a planning framework for lands and resource management of the National Forests. The planning framework seeks to manage the National Forest System resources in a combination that best serves the public interest without impairment of the productivity of the land, consistent with the Multiple Use Sustained Yield Act of 1960.

Wilderness Act.  The Wilderness Act of 1964 created a National Wilderness Preservation System composed of federally owned areas designated by Congress as “wilderness areas” to be preserved for future use and enjoyment.

The Comprehensive Environmental Response, Compensation and Liability Act (CERCLA).  CERCLA imposes clean-up and reclamation responsibilities with respect to discharges into the environment, and establishes significant criminal and civil penalties against those persons who are primarily responsible for such discharges.

The Resource Conservation and Recovery Act (RCRA).  RCRA was designed and implemented to regulate the disposal of solid and hazardous wastes. It restricts solid waste disposal practices and the management, reuse or recovery of solid wastes and imposes substantial additional requirements on the subcategory of solid wastes that are determined to be hazardous. Like the Clean Water Act, RCRA provides for citizens’ suits to enforce the provisions of the law.

National Historic Preservation Act.  The National Historic Preservation Act was designed and implemented to protect historic and cultural properties. Compliance with the Act is necessary where federal properties or federal actions are undertaken, such as mineral exploration on federal land, which may impact historic or traditional cultural properties, including native or Indian cultural sites.

Employees

Including our executive officers, we currently have four full time employees.  In order to implement our business plan, we will be required to employ qualified technical and administrative employees or retain the services of qualified consultants with the technical expertise to evaluate the mineral properties.

Insurance

We currently have  insurance coverage to cover property losses in the amount of $100,000 and general liability coverage in the amount of $1,000,000 per occurrence and in the aggregate of $2,000,000.  We also maintain Directors and Officers insurance in the aggregate of $5,000,000.

Research and Development

The Company has spent only nominal amounts during each of the last two fiscal years on research and development activities.

Legal Proceedings

From time to time, the Company may become involved in litigation relating to claims arising out of its operations in the normal course of business. No legal proceedings, government actions, administrative actions, investigations or claims are currently pending against us or involve the Company which, in the opinion of the management of the Company, could reasonably be expected to have a material adverse effect on its business or financial condition.  There are no proceedings in which any of the directors, officers or affiliates of the Company, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to that of the Company

Facilities

Our current headquarters are located at 304 Inverness Way South, Suite 365, Englewood, CO  80112.

Glossary of Terms
Alteration	Any physical or chemical change in a rock or mineral subsequent to its formation.
Breccia	A rock in which angular fragments are surrounded by a mass of fine-grained minerals.
Concession	A grant of a tract of land made by a government or other controlling authority in return for stipulated services or a promise that the land will be used for a specific purpose.
Core	The long cylindrical piece of a rock, about an inch in diameter, brought to the surface by diamond drilling.
Diamond drilling
A drilling method in which the cutting is done by abrasion using diamonds embedded in a matrix rather than by percussion.  The drill cuts a core of rock, which is recovered in long cylindrical sections.

Drift	A horizontal underground opening that follows along the length of a vein or rock formation as opposed to a cross-cut which crosses the rock formation.
Exploration	Work involved in searching for ore, usually by drilling or driving a drift.
Exploration expenditures	Costs incurred in identifying areas that may warrant examination and in examining specific areas that are considered to have prospects that may contain mineral deposit reserves.
Grade	The average assay of a ton of ore, reflecting metal content.
Host rock	The rock surrounding an ore deposit.
Intrusive	A body of igneous rock formed by the consolidation of magma intruded into other rocks, in contrast to lavas, which are extruded upon the surface.
Lode	A mineral deposit in solid rock.
Ore
The naturally occurring material from which a mineral or minerals of economic value can be extracted profitably or to satisfy social or political objectives. The term is generally but not always used to refer to metalliferous material, and is often modified by the names of the valuable constituent; e.g., iron ore.

Ore body	A continuous, well-defined mass of material of sufficient ore content to make extraction economically feasible.
Mine development	The work carried out for the purpose of opening up a mineral deposit and making the actual ore extraction possible.
Mineral	A naturally occurring homogeneous substance having definite physical properties and chemical composition and, if formed under favorable conditions, a definite crystal form.
Mineralization	The presence of economic minerals in a specific area or geological formation.
Mineral reserve
That part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination.  Reserves are customarily stated in terms of “Ore” when dealing with metalliferous minerals.

Probable (Indicated) reserves
Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measure) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced.  The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

Prospect	A mining property, the value of which has not been determined by exploration.

Proven (Measured) reserves
Reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

Resources	The calculated amount of material in a mineral deposit, based on limited drill information.
Tonne	A metric ton which is equivalent to 2,200 pounds.
Trend	A general term for the direction or bearing of the outcrop of a geological feature of any dimension, such as a layer, vein, ore body, or fold.
Unpatented mining claim
A parcel of property located on federal lands pursuant to the General Mining Law and the requirements of the state in which the unpatented claim is located, the paramount title of which remains with the federal government. The holder of a valid, unpatented lode-mining claim is granted certain rights including the right to explore and mine such claim.

Vein	A mineralized zone having a more or less regular development in length, width, and depth, which clearly separates it from neighboring rock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis should be read in conjunction with the financial statements of Texas Rare Earth Resources Corp. and notes thereto as set forth herein. Readers are also urged to carefully review and consider the various disclosures made by us, which attempt to advise interested parties of the factors which affect our business, including without limitation, the disclosures made under “Risk Factors.”

Overview and Organizational History

We were incorporated in the State of Nevada in 1970 as Standard Silver Corporation.  In July, 2004, our Articles of Incorporation were amended and restated to increase the number of shares of common stock to 25,000,000, and in March 2007, we affected a 1-for-2 reverse stock split.  In September, 2008, we amended and restated our Articles of Incorporation to allow the increase of the number of shares of common stock from 25,000,000 to 100,000,000, and to authorize an additional 10,000,000 shares of preferred stock, to be issued at management’s discretion.  In September 2010 amended our Amended and Restated Articles of Incorporation to change our name from Standard Silver Corporation to Texas Rare Earth Resources Corp.

We are a mining company engaged in the business of the acquisition and development of mineral properties.  We currently hold a twenty year lease, executed in August 2010, to explore and develop an 860 acre rare earth uranium-beryllium prospect located in Hudspeth County, Texas known as “Round Top” and prospecting permits covering an adjacent 9,345 acres.  We also hold prospecting permits on certain other mineral properties located in Texas and New Mexico.  We are currently not evaluating any additional prospects, and intend to focus the primarily on the development of our Round Top rare earth prospect.  We currently have limited operations and have not established that our Round Top property contains any proven reserves or probable reserves.  The strategic necessity of developing rare earth resources, the compelling fundamentals of uranium and the future potential for beryllium in the nuclear fuel cycle all present what we believe to be excellent opportunities for us.

We intend to (i) conduct a geologic, and radiometric study of the surface of the rhyolite to define areas where beryllium, rare earth minerals and thorium are concentrated in fractures, breccias or magmatic segregations, and to understand the distribution of uranium in this rock (ii) conduct radiation and geologic mapping underground to better define the distribution and habit of occurrence of the uranium, (iii) re-log drill samples that are stored on the property with emphasis on uranium and rare metal distribution (iv) conduct a sampling and laboratory examination program to determine the precise mineralogy of the rare elements in the rhyolite and (v) use these results to develop a drill program to test higher grade rare earth targets deeper in the rhyolite.

We currently do not have any producing properties and consequently, we have no current operating income or cash flow and have not generated any revenues.  Further exploration will be required before a final evaluation as to the economic and practical feasibility of any of the properties is determined.  We plan to raise additional capital to exploit current projects, including Round Top, and to acquire, evaluate, and develop new properties.

Between 2003 and 2007, our operations were minimal.  In 2007 we acquired (i) interests in two mineral properties, the Old Hadley and the Macho Mines, located in southwestern New Mexico, (ii) a 28.5% interest in La Cañada Mining and Exploration LLC (“La Cañada”), (iii) the King Mine located in Boise County, Idaho, and (iv) rights to lease the Round Top Beryllium Deposit (“Round Top Deposit”) located in Hudspeth County, Texas.  In June 2008, the Old Hadley and Round Top Deposit mines were assigned to La Cañada in exchange for La Cañada’s commitment to finance and develop the assigned properties.  In September 2008, La Cañada assigned these two mines back to us.  In October 2009, La Cañada redeemed our 28.5% interest.  In January 2009, the Company relinquished all of its rights to the King Mine.

Results of Operations

Quarters ended February 28, 2011 (as restated) and 2010

General & Revenue

We had no operating revenues during the six months (“six month period”) and three months (“three month period”) ended February 28, 2011 and 2010. We are not currently profitable.  As a result of ongoing operating losses, we had an accumulated deficit of $2,959,465 as of February 28, 2011.

Operating expenses and resulting losses from Operations.

We incurred exploration costs for the six month period ended February 28, 2011 and 2010 in the amount of approximately $119,000 and $30,000, respectively, and approximately $72,000 and $18,000 for the three month period ended February 28, 2011 and 2010, respectively.  These expenditures were primarily related to outside geological consulting and sampling services relating to our Round Top project.

Our general and administrative (“G&A”) expenses for the six month period ended February 28, 2011 and 2010 were approximately $1,420,000 and $348,000, respectively.  Our G&A expenses for the six month period ended February 28, 2011 included approximately $1,050,000 for public relations fees, of which $998,000 of this amount was stock compensation for services; approximately $130,000 for fees paid to auditors and other professionals associated with the audits and reviews of our financial statements and a registration statement; and $52,000 for other outside professional services.  The remainder of our G&A expenses for the six month period ended February 28, 2011 were working capital and corporate expenditures.  Our G&A expenses for the six month period ended February 28, 2010 were primarily related to the audits of our financial statements and approximately $263,000 in stock-based compensation to a director and other professional consultants.

Our G&A expenses for the three month period ended February 28, 2011 and 2010 were approximately $398,000 and $301,000, respectively.  Our G&A expenses for the three month period ended February 28, 2011 included approximately $56,000 for public relations fees, of which approximately $28,800 of this amount was stock compensation for services; approximately $106,000 for fees paid to auditors and other professionals associated with the audits and reviews of our financial statements and a registration statement; and $52,000 for other outside professional services.  The remainder of our G&A expenses for the three month period ended February 28, 2011 were working capital and corporate expenditures.  Our G&A expenses for the three month period ended February 28, 2010 were primarily related to the audits of our financial statements and approximately $249,000 in stock-based compensation to a director.

We accrued interest expense on related party notes payable in the amount of $1,200 and $7,000 for the six month period ended February 28, 2011 and 2010, respectively, and $1,000 and $5,000 for the three month period ended February 28, 2011 and 2010, respectively.  In December 2010, the notes payable principal balance of $73,000 and accrued interest for the advances to certain officers were paid in full.

Our net loss for the six-month period ended February 28, 2011 and 2010 was approximately $1,540,000 and $385,000, respectively.  Our net loss for the three-month period ended February 28, 2011 and 2010 was approximately $467,000 and $324,000, respectively.

Results of Operations

Fiscal Years ended August 31, 2010 and 2009

General & Revenue

We had no operating revenues during the fiscal years ended August 31, 2010 and 2009.  We are not currently profitable.  As a result of ongoing operating losses, we had an accumulated deficit of $1,422,634 as of August 31, 2010.  As discussed in the Company’s financial statements, the Company’s absence of significant revenues, recurring losses from operations, and its need for additional financing in order to fund its projected loss raise substantial doubt about its ability to continue as a going concern.

Operating expenses and resulting losses from Operations.

We incurred exploration costs for the fiscal years ended August 31, 2010 and 2009, in the amount of $126,929 and $19,042, respectively.  These expenditures were primarily related to outside consulting services relating to our Round Top project.  Our general and administrative expenses for the fiscal years ended August 31, 2010 and 2009, respectively, were $424,987 and $32,749, primarily for professional fees associated with the audits of our financial statements, director stock-based compensation in the amount of $249,000 and other general and administrative expenses necessary for our operations.  We had losses from operations for the fiscal years ended August 31, 2010 and 2009, respectively, totaling $551,916 and $73,590.  We recorded an impairment loss on mineral property investments in the amount of $21,799 for the year ended August 31, 2009 and an impairment loss on notes receivable in the amount of $54,370 for the year ended August 31, 2009 from our investment in La Canada.  Our net loss for the fiscal years ended August 31, 2010 and 2009, respectively, was $558,380 and $134,043.

Liquidity and Capital Resources

As of February 28, 2011, we had a working capital surplus of approximately $4,020,000, resulting primarily from our January 2011 Private Placement.  We believe that we have sufficient capital to fund our planned operation through the end of calendar year 2011.  During the six month period ending February 28, 2011, we invested $10,536 in mineral properties.  We purchased transportation and facilities equipment for our Round Top property in the approximate amount of $28,000 during the six month period ended February 28, 2010.

Over the next twelve to eighteen months we plan to conduct significant geological studies, sampling and drilling at our Round Top property.  The timing of these expenditures is dependent upon a number of factors, including the availability of drilling contractors. We estimate these expenditures will total approximately $2,200,000 for exploration costs, $150,000 relating to the approval of our initial plan of operations and permitting fees, $170,000 in capital expenditures, and approximately $1,325,000 in general and administrative expenditures.

Our exploration costs are estimated to be approximately $2,200,000, and our timeline includes (i) conducting and interpreting an airborne geophysical survey planned for the third quarter of this fiscal year, (ii) drilling approximately 12,000 feet and the collection of approximately 5,000 samples that will be ongoing through January 2012, (iii) metallurgical analysis of these samples that will take place during this timeframe, (iv) onsite contract geological services that will be ongoing through February 2012, and (v) ongoing other expenditures over the next twelve months that are necessary to accomplish our exploration efforts.  There is no assurance that we will be able to complete these activities in the timeframe set forth above, or at all. Our airborne geophysical survey was completed in June 2011 and we are awaiting its interpretation.

We estimate that we will incur approximately $150,000 in expenditures to file our initial plan of operations with the State of Texas and to acquire necessary permits.  Our initial plan of operations was approved in April 2011 and triggered an additional one time property cost of $65,000.  We will be required to pay a $45,000 lease payment to the State of Texas in August 2011 for our Round Top project.  We estimate that in July 2011 we will be required to pay a $20,000 permitting and compliance fee to the Texas Railroad Commission, and in September and October 2011, we will be required to pay approximately $20,000 for prospecting permits to the State of Texas for our Round Top project.  The estimated timeframe for these payments, including the amounts, may change.

Our capital expenditures for the next twelve months are estimated to be $170,000, which will include the following:  (i) in July and August 2011, we intend to spend approximately $75,000 to purchase transportation equipment and to construct a field office; (ii) in September 2011 we intend to purchase ventilation equipment for our Round Top project for approximately $10,000, and (iii) approximately $75,000 for additional office and field equipment necessary to carry out our operations. The remaining $10,000 will be spent on other miscellaneous equipment necessary for us to conduct our exploration.  The estimated timeframe for these payments, including the amounts, may change.

We have estimated that our general and administrative expenditures, which will be spent ratably over the next twelve months, to total approximately $1,325,000.  Payroll, payroll taxes, benefits and associated travel for four employees is estimated to be $520,000 over this period of time.  We estimate that we will incur professional fees of approximately $120,000 over the next twelve months.  These fees will be primarily associated with the audit and reviews of our financial statements and Exchange Act filings, which will occur after each quarter end and after our fiscal year end.  We estimate that we will incur approximately $600,000 for professional fees associated with the assistance of the management and supervision of our field operations.  The remainder of our general and administrative expenditures totaling $85,000 will be spent on items necessary for us to conduct our general business affairs.  Our exploration activities will be carried out by our geologic staff and such qualified outside contractors as is necessary. We have an office/lab trailer at the site.  We will expand these facilities as the project develops.     We believe that we have sufficient capital to fund operations and exploration activity on our Round Top prospect through the end of calendar year 2011.  We will, however, need to raise additional funding subsequent to calendar year 2011 to continue our exploration and development activities.

As of the date hereof, the Company is not able to quantify the amount of capital needed to fund its working capital needs after calendar 2011, nor is it able to quantify the amount of capital needed to develop the Round Top project. The amount of capital will be dependent upon the Company’s business strategy to exploit the Round Top project.  The Company intends to raise additional working capital through best efforts debt or equity financing, as we have no firm commitments for equity capital investments to any established credit facility.  No assurance can be given that additional financing will be available, on terms acceptable to the Company.  The Company’s viability is contingent upon its ability to receive external financing.  Failure to obtain sufficient working capital may result in management resorting to the sale of assets or otherwise curtailing operations.

Contractual Commitments

In August 2010, we entered into a mining lease with the Texas General Land Office covering Sections 7 and 18 of Township 7, Block 71 and Section 12 of Block 72, covering approximately 860 acres in Hudspeth County, Texas. Under the lease, we will pay the State of Texas a lease bonus of $197,800, $35,000 of which was paid upon the execution of the lease, $65,000 of which was paid in connection with the approval of our initial plan of operations to conduct exploration, and $97,800 of which will be due when we submit a supplemental plan of operations to conduct mining.  Upon the sale of minerals removed from Round Top, we will pay the State of Texas a $500,000 minimum advance royalty.  Thereafter, we will pay the State of Texas a production royalty equal to eight percent (8%) of the market value of uranium and other fissionable materials removed and sold from Round Top and six and one quarter percent (6 ¼%) of the market value of all other minerals removed and sold from Round Top.

If production of paying quantities of minerals has not been obtained on or before August 17, 2011, we may pay the State of Texas a delay rental to extend the term of the lease in an amount equal to $44,718.  Thereafter, assuming production of paying quantities has not been obtained, we may pay additional delay rental fees to extend the term of the lease for successive one (1) year periods pursuant to the following schedule:

	Per Acre Amount	Total Amount
August 17, 2012 – 2014	$50	$44,718
August 17, 2015 – 2019	$75	$67,077
August 17, 2019 – 2024	$150	$134,155
August 17, 2025 – 2029	$200	$178,873

Recently Issued Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position, or cash flow.

Critical Accounting Estimates

Management’s discussion and analysis of financial condition and results of operations is based on our financial statements, which have been prepared in accordance with GAAP. Preparation of financial statements requires management to make assumptions, estimates and judgments that affect the reported amounts of assets, liabilities, revenues, costs and expenses, and the related disclosures of contingencies. Management bases its estimates on various assumptions and historical experience, which are believed to be reasonable; however, due to the inherent nature of estimates, actual results may differ significantly due to changed conditions or assumptions. On a regular basis, management reviews the accounting policies, assumptions, estimates and judgments to ensure that our financial statements are fairly presented in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material. Management believes that the following critical accounting estimates and judgments have a significant impact on our financial statements: (i) fair value estimates relating to options and warrants and (ii) managements estimate that no  contingency accrual is necessary in relation to the registration rights agreement with investors in the 2009-2010 Private Placement and the January 2011 Private Placement.

DETERMINATION OF OFFERING PRICE

The selling stockholders will offer their shares at a price of $4.52 per share until such time as the Company's common stock is listed on a national securities exchange after which time such selling shareholders may sell their shares at prevailing market or privately negotiated prices, in one or more transactions that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale.  The selling stockholders will receive all proceeds from the sale of the common stock. We will, however, receive the sale price of any common stock we sell to the selling stockholder upon exercise of the Warrants. We expect to use the proceeds received from the exercise of the Warrants, if any, for general working capital purposes.  Our common stock is currently listed for quotation on the Pink Sheets published by OTC Markets, Inc. under the symbol “TRER.”

MARKET PRICE INFORMATION AND DIVIDEND POLICY

Our common stock is listed for quotation on the Pink Sheets published by OTC Markets Group, Inc. under the symbol “TRER.”  The market for our common stock on the Pink Sheets is extremely limited, sporadic and highly volatile.  The quotations reflect inter-dealer prices without retail mark-up, mark-down or commission and may not represent actual transactions.  The following table sets forth the range of high and low bid prices during the last two completed fiscal years and the subsequent interim period for which financials are included in this prospectus.

Fiscal Year 2011	High	Low
Quarter ended February 28, 2011	$3.80	$2.72
Quarter ended November 30, 2010	$3.05	$0.65

Fiscal Year 2010	High	Low
Quarter ended August 31, 2010	$1.02	$0.25
Quarter ended May 31, 2010	$0.99	$0.55
Quarter ended February 28, 2010	$1.05	$0.36
Quarter ended November 30, 2009	$1.08	$0.37

Fiscal Year 2009	High	Low
Quarter ended August 31, 2009	$2.05	$0.11
Quarter ended May 31, 2009	$0.51	$0.11
Quarter ended February 28, 2009	$0.51	$0.11
Quarter ended November 30, 2008	$0.69	$0.11

The last bid price of our common stock on June 16, 2011 was $3.55 per share.

Holders

The approximate number of holders of record of our common stock as of June 20, 2011 was 522.

Dividends

We have not paid any cash dividends on our equity security and our board of directors has no present intention of declaring any cash dividends.  We are not prohibited from paying any dividends pursuant to any agreement or contract.

Securities Authorized for Issuance under Equity Compensation Plans

In September 2008, the board of directors adopted our 2008 Stock Option Plan, which was also approved by our shareholders in September 2008.  The 2008 Plan allows for the grant of up to 2,000,000 shares of our common stock for awards to our offices, directors, employees and consultants.  The 2008 Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock, stock appreciation rights, and stock grant awards. The 2008 Plan also permits the grant of awards that qualify for the “performance-based compensation” exception to the $1,000,000 limitation on the deduction of compensation imposed by Section 162(m) of the Code.  As of the date of this prospectus, a total of 1,240,000 shares of our common stock remained available for future grants under the 2008 Plan.  The following table sets forth certain information as of August 31, 2010 concerning our common stock that may be issued upon the exercise of options or warrants or pursuant to purchases of stock under the 2008 Plan:

Plan Category	(a) Number of Securities to be Issued Upon the Exercise of Outstanding Options and Warrants	(b) Weighted-Average Exercise Price of Outstanding Options and Warrants	(c) Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders	0	N/A	2,000,000(1)
Equity compensation plans not approved by stockholders	--	N/A	--

Total	0	N/A	2,000,000(1)
(1)	Does not include options to purchase an aggregate of 3,495,000 shares of common stock issued to the Company’s executive officers and directors between February and May 2011.

MANAGEMENT

Our current executive officers and directors are:

Name	Age	Position	Positions Held Since
Marc LeVier	62	President, Chief Executive Officer, and Director	May 2011
Daniel E. Gorski	72	Director Chief Operating Officer	January 2007 May 2011
Chris Mathers	52	Chief Financial Officer	December 2010
G.W. (Mike) McDonald	74	Vice President	January 2004
Cecil C. Wall	78	Secretary & Treasurer	January 2004
Stanley Korzeb	56	Vice President	January 2006
Anthony Marchese	53	Director	December 2009
General Gregory Martin	62	Director	February 2011
Graham A. Karklin	61	Director	March 2011
Jim Graham	63	Director	April 2011

Marc LeVier.  Mr. LeVier was appointed as the Company president, chief executive officer and as a director in May 2011.  With 40 years experience in advanced process engineering, Mr. LeVier spent the last 22 years prior to May 2011 with Newmont Mining Corporation (“Newmont”) in several professional capacities.  As head of Metallurgical Research and Development, he led the development of processes for resources which have become Newmont’s primary producing properties today.  These include the development of the Gold Quarry refractory ore treatment plant (ROTP) at the Carlin Trend in Nevada, the Batu Hijau porphyry copper-gold mine in Indonesia, the heap leach operations at Minera Yanacocha in Peru, the Ahafo operations in Ghana, the Phoenix operation in Nevada, and the Boddington operation in Australia.  Additionally, Mr. LeVier led teams in the development of the former operations at Minahasa in Indonesia and the Zarafshan-Newmont Joint Venture heap leach operation in Uzbekistan. Prior to Newmont, Mr. LeVier worked for Exxon Minerals Company, Joy Manufacturing Corporation and Derrick Manufacturing Corporation.  He served in the U.S. Army Corps of Engineers during the Vietnam era.

Mr. LeVier is internationally has served on Industrial Advisory Boards at Montana Tech, South Dakota School of Mines & Technology, Virginia Tech, Michigan Tech, and the University of Arizona.  He has also served on the AMIRA BOD, which is an international collaborative research group based in Australia, and the Society for Mining, Metallurgy and Exploration BOD.   Mr. LeVier is a member of the Mining and Metallurgical Society (MMSA) and served as its President for four years.  Mr. LeVier holds both a Bachelor’s and Master’s degree in Metallurgical Engineering from Michigan Technological University.

Daniel E. Gorski.  Mr. Gorski has severed as a director of the Company since January 2006 and as the Company’s chief operating officer since May 2011.  Prior thereto, Mr. Gorski served as the Company’s president and chief executive officer from January 2007 to May 2011.  From July 2004 to January 2006, Mr. Gorski was the co-founder and vice president of operations for High Plains Uranium Inc., a uranium exploration and development company that went public on the Toronto Stock Exchange in December 2005.  Between June 1996 to May 2004, Mr. Gorski served as an officer and director of Metalline Mining Co., a publicly traded mining and development company with holdings in the Sierra Mojada Mining District, Coahuila, Mexico.  From January 1992 to June 1996, Mr. Gorski was the exploration geologist under contract to USMX Inc. and worked exclusively in Latin America.  Mr. Gorski earned a BS in 1960 from Sul Ross State College, in Alpine, Texas and an MA in 1970 from the University of Texas in Austin, Texas.  Mr. Gorski has over thirty-five years of experience in the mining industry.  Mr. Gorski’s extensive technical knowledge and experience in the mining industry led the Board to conclude that Mr. Gorski should serve as a member of the Board of Directors.

Chris Mathers. Mr. Mathers was appointed as the Company’s chief financial officer in November 2010.  From 2000 through 2010, Mr. Mathers was involved in providing contract chief financial officer and consulting services to a wide variety of privately and publicly held companies, including GFS Forex and Futures, Inc., InterbankFX, Nexus Nano Electronics and as a tax practitioner for a number of individuals and corporations.  From 1993 through 1999 Mr. Mathers served as CFO to InterSystems, Inc. (AMEX:II). Mr. Mathers began his career in public accounting with the international accounting firm of PriceWaterhouse.  Mr. Mathers holds a BBA in accounting from Southwestern University located in Georgetown, Texas, and is also a certified public accountant.

Mike McDonald.  Mr. McDonald has served as the Company’s vice president since January 2004, as chief financial officer from January 2004 to November 2010, and as a director from January 2004 to March 2011.  Since 2001 through present, Mr. McDonald worked as an associate with BW Energy Consultants, Inc., doing title work, leasing, rights-of way, due diligence and prospect management.  From 1994 till 2001, Mr. McDonald was an associate with the Magee Corporation performing various contract prospect management services.  .  In 1980, he founded the oil and gas exploration company, Roseland Oil & Gas, Inc. and served as its president until 1987.  From 1975 to 1980 he was employed with Exxon.  Mr. McDonald received his B.S. Degree in Geology in 1955 from Sul Ross University in Alpine, Texas.  Mr. McDonald’s extensive management experience led the Board to conclude that Mr. McDonald should serve as a member of the Board of Directors.

Cecil C. Wall.  Mr. Wall has served as the Company’s secretary and treasurer since January 2004 and as a director from January 2004 to April 2011.  Prior thereto, Mr. Wall served as vice president and directors for Brenex Oil Corporation, an oil and gas producing company located in St. George, Utah, from April 1998 to November 2003.  Since 1969, Mr. Wall has been engaged in oil and gas and his businesses.  Mr. Wall attended Utah State University, in Logan, Utah from 1951 to 1952.  Mr. Wall’s management experience led the Board to conclude that Mr. Wall should serve as a member of the Board of Directors.

Stanley Korzeb.  Mr. Korzeb has served as the Company’s vice president since 2007.  From May 2006 to November 2006, Mr. Korzeb served as exploration geologist for Teck Cominco of the Pend Oreille Mine in Metalline Falls, Washington.  From February 2004 to December 2005, Mr. Korzeb was the Chief geologist for Metalline Mining Company in Coeur  D’ Alene, Idaho.  From September 1980 to February 1996, Mr. Korzeb was employed by the U.S. Bureau of Mines as a Geologist in Denver, Colorado.  Mr. Korzeb received a Master of Science in Geology in 1977 from Miami University in Oxford, Ohio, and a BS in Geology from the University of Massachusetts in 1975.

Anthony Marchese.  Mr. Marchese has served as a director since December 2009.  Since May 2003, Mr. Marchese has served as president and chief operating officer of Monarch Capital Group LLC, a New York City based FINRA member broker/dealer.  Mr. Marchese also serves as the general partner and chief investment officer of the Insiders Trend Fund, LP, an investment partnership whose mandate is to invest in those public companies whose officers and/or directors have been active acquirers of their own stock.  Mr. Marchese’s prior experience includes Laidlaw Equities (senior vice president - April 1997 to March 2002), Southcoast Capital (senior vice president – May 1988 to April 1997), Oppenheimer & Co (limited partner – September 1982 to May 1988), Prudential-Bache (vice president – July 1981 to August 1982) and the General Motors Corporation (analyst – June 1980 to June 1981).  Mr. Marchese served in the military with the Army Security Agency and the U.S. Army Intelligence and Security Command.  Mr. Marchese attended Boston University and received an MBA in Finance from the University of Chicago.  Mr. Marchese provides the Board with exceptional leadership and management knowledge, having gained extensive management and corporate finance experience during the course of his career. Mr. Marchese’s specific experience, qualifications, attributes and skills described above led the Board to conclude that Mr. Marchese should serve as a member of the Board of Directors.

General Gregory Martin.  General Martin (retired) has served as a director of the Company since February 2011.  General Martin graduated from the United States Air Force Academy in 1970 and served as an Air Force officer for more than 35 years before retiring from the Air Force in 2005.  Since retirement, General Martin has served as a consultant and board member for several private aerospace and defense sector corporations.  He has also served as a course facilitator and senior mentor for several universities and for the Joint Forces Command and the National Defense University.

While on active duty, General Martin flew fighter aircraft in Southeast Asia during the Vietnam conflict and then continued to lead and command operational forces in the field up to and including the United States Air Forces in Europe and the NATO Air Forces Northern Europe Commands in support of Operation Enduring Freedom in Afghanistan and Operation Iraqi Freedom.  His last assignment was as the Commander, Air Force Materiel Command at Wright- Patterson AFB, Ohio. In that capacity, he led nearly 80,000 personnel responsible for the Air Force Research Laboratory, all Air Force Acquisition support and Test and Evaluation operations, as well as the three Air Force Air Logistics Centers, responsible for the Air Force’s Major Repair and Overhaul (MRO) activities.  General Martin’s specific experience, qualifications, attributes and skills described above led the Board to conclude that General Martin should serve as a member of the Board of Directors.

Graham A. Karklin.  Mr. Karklin was appointed as a director in March 2011.  Mr. Karklin has been a mineral processing consultant since April, 2008.  Mr. Karklin served in project development management with Newmont Mining Corporation from 1996 to March, 2008, during which time Mr. Karklin provided technical services to projects and operations in Canada, Peru, Bolivia, Indonesia, Ghana, Uzbekistan and Russia.  Mr. Karklin served as a director of metallurgical services for Echo Bay Mines Ltd from 1988 to 1996, which tenure included management of mining operations, development of new projects and mergers and acquisitions.   Early in his career, Mr. Karklin spent six years working for Tantalum Mining Corporation in rare earth operations.  Mr. Karklin's experience includes metallurgical development and process in the areas of rare earths, base metals and precious metals.  Mr. Karklin is a Professional Metallurgist, Qualified Person.  Mr. Karklin serves on the board of directors of Dot Resources Ltd. and Alhambra Resources Ltd.  Mr. Karklin’s specific experience, qualifications, attributes and skills described above led the Board to conclude that Mr. Karklin should serve as a member of the Board of Directors.

Jim Graham.  Mr. Graham was appointed as a director in April 2011.  Mr. Graham currently serves as the chief executive officer of Nuclear Fuel Cycle Consulting providing services for the front end of the nuclear fuel cycle. From 1993 to 2009, Mr. Graham served as president and chief executive officer of ConverDyn, a partnership between Honeywell International and General Atomics where he managed the global marketing of conversion services and oversight of Honeywell’s Metropolis Facility in Metropolis, Illinois. ConverDyn is one of four primary converters in the world which provide a service that chemically changes the form of uranium oxide (yellowcake or U3O8) to uranium hexafluoride (UF6).  In addition to his position at ConverDyn, Prior thereto, Jim was a Senior Vice President of General Atomics and responsible for the company’s nuclear fuel cycle activities from 1992 until 2004.  During this period he was responsible for developing the Beverley ISL uranium mine in South Australia over a four and a half period. Beverley was the first ISL in Australia and the first mine to reach mining agreements with both the Native Title groups and the South Australian government.  As senior management, Jim oversaw the acquisition and operation of the Cotter operations in Colorado and was deeply involved in the Wismut operation in former East Germany as well as the uranium activities in both Texas and New Mexico for General Atomics.  Prior to General Atomics, Jim held the position of president and chief operating officer for NUEXCO Trading Company, which at the time was the world’s largest uranium trading and brokerage group.  Before joining NUEXCO, Jim spent nine years with the French oil company, TOTAL S.A., as Executive Vice President of its upstream activities and as President and CEO of its North American mining entities which included coal operations in Kentucky, Pennsylvania and Wyoming plus uranium operations in Texas and Wyoming and gold activities in South Dakota, Canada and Australia. During this period between 1983 and 1992 Mr. Graham was involved in growing the uranium business through several key acquisitions and joint ventures.

Mr. Graham is a former member of the Nuclear Energy Institute (NEI) Board of Directors, served as Chairman of the Board of Governors for the World Nuclear Fuel Market (WNFM) and is the past Chairman of the NEI’s Nuclear Fuel Supply Forum. Jim also Co-Chaired the World Nuclear Association’s 2007 Global Nuclear Fuel Market study in London.  Mr. Graham’s 40 year career spans nuclear, mining in potash, coal, gold and uranium using ISL, open pit and underground methods as well as working with corresponding plant, milling and ISL recovery facilities. His experience covers evaluation, acquisition, design & construction, operation, management and trouble-shooting for various types of properties and facilities.  Mr. Graham received his bachelor’s degree in metallurgical engineering in 1970 from Michigan Technological University.

Audit Committee

The Audit Committee is responsible for the oversight of the Company’s accounting and financial reporting processes.  This includes the selection and engagement of the Company's independent registered public accounting firm and review of the scope of the annual audit, audit fees and results of the audit.  The Audit Committee reviews and discusses with management and the Board of Directors such matters as accounting policies, internal accounting controls, procedures for preparation of financial statements and other financial disclosures, scope of the audit, the audit plan and the independence of such accountants.  In addition, the Audit Committee has oversight over the Company’s internal audit function.  Our Audit Committee consists of Messrs. Marchese, Martin, and Karklin. All of the members of our Audit Committee are independent based on the definition of independent director set forth in Section 240.10A-3 of the Securities Act.

Our board of directors has adopted a written charter for our Audit Committee. A complete copy of the Audit Committee charter is available on our website at www.texasrareearthresources.com. The information on or accessible through our website is not a part of this prospectus.

Compensation Committee

Our Compensation Committee consists of Messrs. Marchese, Martin, and Karklin. The Compensation Committee establishes and administers our policies, programs and procedures for compensating our executive officers and directors. The Compensation Committee’s duties include, among other things, reviewing and approving executive officer compensation and recommending incentive compensation plans and equity-based plans. All of the members of our Compensation Committee are independent based on the definition of independent director set forth in Section 240.10A-3 of the Securities Act.

Our board of directors has adopted a written charter for our Compensation Committee. A complete copy of the Compensation Committee charter is available on our website at www.texasrareearthresources.com. The information on or accessible through our website is not a part of this prospectus.

Nominating Committee

Our Nominating Committee consists of Messrs. Marchese, Martin, and Karklin. The Nominating and Corporate Governance Committee identifies individuals qualified to become board members, recommends director nominees, recommends board members for committee membership, develops and recommend corporate governance principles and practices, oversees the evaluation of our board of directors and its committees and formulates a description of the skills and attributes of desirable board members. All of the members of our Nominating Committee are independent based on the definition of independent director set forth in Section 240.10A-3 of the Securities Act.

Our board of directors has adopted a written charter for our Nominating Committee. A complete copy of the Nominating Committee charter is available on our website at www.texasrareearthresources.com. The information on or accessible through our website is not a part of this prospectus. There have been no changes to the procedures by which security holders may recommend nominees to the Board of Directors.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of Messrs. Marchese, Martin, and Karklin. None of these individuals have ever been an officer or employee of the Company or any of our subsidiaries. None of our executive officers serves or have served as a member of the compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Code of Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics applicable to all officers, other employees and directors. We have posted the full text of our Code of Business Conduct and Ethics on our website at www.texasrareearthresources.com. We intend to disclose future amendments to certain provisions of our Code of Business Conduct and Ethics or waivers of such provisions applicable to any director, principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, on our website identified above. The information on or accessible through our website is not a part of this prospectus.

Executive Compensation

The following table contains compensation data for our named executive officers for the last two completed fiscal years ended August 31, 2010 and 2009.

Summary Compensation Table
Name and Principal Position	Year	Salary And Consulting Payments ($)	Bonus ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Daniel E. Gorski	2010	--	--	--	--	--
COO and former President, and CEO	2009	--	--	--	--	--

G.W. McDonald	2010	--	--	--	--	--
Vice President and former CFO	2009	--	--	--	--	--

Grants of Plan-Based Awards

The Company has a stock option plan in which it has reserved two million shares.  No securities or options have been issued pursuant to this plan.  No options have been issued to the named executive officers under this plan or any other plan.

Employment Agreements

In May 2011, the Company entered into a three-year employment agreement with Marc LeVier (the “Agreement”), pursuant to which Mr. LeVier will serve as chief executive officer of the Company.  Pursuant to the Agreement, Mr. LeVier will be paid a base salary of $225,000 per year, and will be eligible to receive bonuses at the discretion of the Company’s board of directors in an amount not to exceed 50% of Mr. LeVier’s base salary.  The Agreement also entitles Mr. LeVier the right to participate in the Company’s benefit plans.  Pursuant to the Agreement, the Company granted to Mr. LeVier a 10-year option to purchase 2,500,000 shares of the Company’s common stock at an exercise price of $2.50 per share.  Should Mr. LeVier be terminated without cause or should he resign for good reason, the Agreement provides for a severance payment equal to the greater of (i) one year of base compensation and (ii) remaining base compensation owed to Mr. LeVier during the term of the agreement.  The Agreement contains confidentiality provisions consistent with his fiduciary duty obligations owed to the Company.

In May 2011, we entered into at will employment arrangement with Dan Gorski, our chief operating officer, pursuant to which he will be paid an annual salary of $110,000.  Also in May 2011, we entered into at will employment arrangements with Wm. Chris Mathers, our chief financial officer, and Stanley Korzeb, our vice president, pursuant to which annual salaries of $100,000.  In March 2011, we also granted to Mr. Mathers a five year option to purchase up to 400,000 shares of our common stock at an exercise price of $2.50 per share.  Mr. Mathers’ option vests 1/36 each month provided Mr. Mathers’ is employed by the Company on the vesting dates.

Nonqualified Deferred Compensation

The Company does not offer nonqualified deferred compensation to any of its named executive officers.

Potential Payments upon Termination or Change-in-Control.

Should Marc LeVier be terminated without cause or should he resign for good reason, his employment agreement provides for a severance payment equal to the greater of (i) one year of base compensation and (ii) remaining base compensation owed to Mr. LeVier during the term of the agreement.   Except for Mr. Levier, the Company has not entered into any agreement pursuant to which it has agreed to pay any of its named executive officers following or in connection with any termination, resignation, severance, retirement, change in control, change in the named executive officer’s responsibilities, or any other similar event.

Director Compensation

The following table sets forth information with respect to the compensation paid by the Company to our non-employee directors during fiscal year 2010.

Name	Fees Paid in Cash ($)	Stock Awards ($)	Total

Anthony Marchese	--	$249,000(1)	$249,000
-------------
(1)
In January 2010, the Company entered into an agreement with Anthony Marchese pursuant to which the Company issued to Mr. Marchese 300,000 shares of common stock as compensation for serving as a member of the Company’s board of directors.  These shares were valued at $0.83 per share based on the closing market price on the measurement date.

In May 2011, we issued to Anthony Marchese a five year option to purchase up to 175,000 shares of common stock at an exercise price of $4.15. In March 2011, we issued to Anthony Marchese a five year option to purchase up to 150,000 shares of common stock at an exercise price of $2.50 per share.

In April 2011, we issued to Cecil Wall a five year option to purchase up to 90,000 shares of common stock at an exercise price of $4.70.  The option vests 1/3 each year, with 30,000 shares vesting immediately upon the issuance of the option, and the remaining 60,000 vesting equally on the second and third anniversary following the issuance date.

In connection with the appointment of Mr. Graham in April 2011, the Company and General Graham entered into a director’s agreement pursuant to which the Company granted to Mr. Graham an option to purchase 60,000 shares of common stock as compensation for services to be provided by Mr. Graham as an independent director, exercisable at $4.00 per share.

In connection with the appointment of Mr. Karklin in March 2011, the Company and General Karklin entered into a director’s agreement pursuant to which the Company granted to Mr. Karklin an option to purchase 60,000 shares of common stock as compensation for services to be provided by Mr. Karklin as an independent director, exercisable at $2.50 per share.

In connection with the appointment of General Martin in February 2011, the Company and General Martin entered into a director’s agreement pursuant to which the Company granted to General Martin an option to purchase 60,000 shares of common stock as compensation for services to be provided by General Martin as an independent director, exercisable at $2.50 per share.

Each of our directors are reimbursed reasonable out of pocket expenses associated with attending our board meetings.

Certain Relationships and Related Transactions

Other than as disclosed below, during the last two fiscal years and the subsequent interim period, there have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer or beneficial holder of more than 5% of the outstanding common or preferred stock, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest. We have no policy regarding entering into transactions with affiliated parties.

Loans

During the fiscal year ending August 31, 2008, Mr. Gorski advanced $62,000 to the Company.  In July 2010, Mr. Gorski was paid $37,500 in reduction of the note.  In June 2010, the Company entered into an amended and restated note agreement with Mr. Gorski pursuant to which three promissory notes issued to Mr. Gorksi during 2009, having aggregate principal amount of $24,500 and accrued interest of $13,356, were renewed, extended, and consolidated.  In December 2010, all principal and interest due to Mr. Gorski was paid in full.

During the fiscal years ending August 31, 2008 and 2009, Mr. McDonald advanced an aggregate of $86,000 to the Company.  In July 2010, the Company paid Mr. McDonald $37,500.  In August 2010, the Company entered into an amended and restated note agreement with Mr. McDonald pursuant to which four promissory notes issued to Mr. McDonald and related parties during 2009, having an aggregate principal amount of $48,500 and accrued interest of $4,094, were renewed, extended, and consolidated.  In December 2010, all principal and interest due to Mr. McDonald was paid in full.

Issuance of Stock

In February 2011, we sold to Libra Fund LP 712,000 shares of common stock and five year warrants to purchase up to 712,000 shares of common stock exercisable at $2.50 per share.  As additional consideration for the purchase of the shares and warrants, we issued to Libra Fund LP an option to purchase (i) up to 2,848,000 shares of common stock exercisable at $2.50 per share and (ii) a warrant to purchase up to 2,848,000 shares of common stock at an exercise price of $2.50 per share.  In June 2011, Libra Fund LP exercised its option and was issued 2,848,000 shares of common stock and five-year warrants to purchase up to 2,848,000 shares of common stock exercisable at $2.50 per share.  The warrants issued to Libra Fund LP include a provision whereby Libra Fund LP may only exercise the warrants to the extent such exercise does result in Libra Fund LP owning in excess of 9.99% of the shares of Company common stock issued and outstanding.

Also in January 2011, we sold to Highline Capital International, Ltd. 296,996 shares of common stock and five year warrants to purchase up to 284,823 shares of common stock exercisable at $2.50 per share.  As additional consideration for the purchase of the shares and warrants, we issued to Highline Capital International, Ltd. an option to purchase (i) up to 1,187,984 shares of common stock exercisable at $2.50 per share and (ii) a warrant to purchase up to 1,187,984 shares of common stock at an exercise price of $2.50 per share.  In May 2011, Highline Capital International, Ltd. exercised its option and was issued 1,023,000 shares of common stock and five-year warrants to purchase up to 982,080 shares of common stock exercisable at $2.50 per share.  The warrants issued to Highline Capital International, Ltd. include a provision whereby Highline Capital International, Ltd. may only exercise the warrants to the extent such exercise does result in Highline Capital International, Ltd. owning in excess of 9.99% of the shares of Company common stock issued and outstanding.

In November 2010, in connection with our private placement, the Company sold RLR Services Partnership, a five percent shareholder, 37,500 shares of common stock, Class A Warrants to purchase up to 37,500 shares of common stock, and Class B Warrants to purchase up to 18,750 shares of common stock for gross proceeds of $15,000, the terms of which were identical to those offered to other investors in the Company’s private placement.

In January 2010, the Company entered into an agreement with Mr. Marchese pursuant to which the Company issued to Mr. Marchese 300,000 shares of common stock as compensation for serving as a member of the Company’s board of directors.  In October 2009, in connection with our private placement, the Company sold Mr. Marchese, prior to his appointment as a director, 62,500 shares of common stock, Class A Warrants to purchase up to 62,500 shares of common stock, and Class B Warrants to purchase up to 31,250 shares of common stock for gross proceeds of $25,000, the terms of which were identical to those offered to other investors in the Company’s private placement.  In October 2009, in connection with our private placement, the Company sold Insiders Trend Fund, LP, an affiliate of Mr. Marchese,125,000 shares of common stock, Class A Warrants to purchase up to 125,000 shares of common stock, and Class B Warrants to purchase up to 62,500 shares of common stock for gross proceeds of $50,000, the terms of which were identical to those offered to other investors in the Company’s private placement.

In 2008, the Company issued 3,750,000 shares of common stock for $25,000 cash to Brewer & Pritchard, PC, corporate counsel.

In 2008, the Company issued 3,750,000 shares of common stock for $25,000 cash to RLR Services Partnership.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 20, 2011, the number and percentage of outstanding shares of common stock owned by: (a) each person who is known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock; (b) each of our directors; (c) the named executive officers; and (d) all current directors and executive officers, as a group.  As of June 20, 2011, there were 34,455,009 shares of common stock issued and outstanding.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act.  Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares).  In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person by reason of such acquisition rights.  As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.  To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.  Except as set forth below, the address for each of the beneficial owners is at 304 Inverness Way South, Suite 365, Englewood, CO  80112.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent Of Class Beneficially Owned
G.W. McDonald	5,066,750	14.7%
Daniel E. Gorski	4,800,000	13.9%
Marc LeVier	2,500,000(1)	6.8%
Stanley Korzeb	1,000,000	2.9%
Cecil C. Wall	630,000	1.8%
Anthony Marchese	1,094,750(2)	3.1%
Chris Mathers	22,222(3)	*
General Gregory Martin	60,000(4)	*
Graham A. Karklin	60,000(4)	*
Jim Graham	60,000(5)	*
All directors and executive officers as a group (10 persons)	15,293,722	40.5%
Libra Fund LP 777 Third Avenue, 27th Floor New York, NY 10017	3,560,00(6)	10.3%
Libra Advisors LLC	4,000,000(7)	11.6%
Libra Associates LLC	4,000,000(7)	11.6%
Ranjan Tandon	4,000,000(7)	11.6%
Brewer & Pritchard, P.C.	3,750,000	13.6%
RLR Services Partnership(8)	3,787,700	13.7%
Highline Capital Partners International, Ltd.(9) One Rockefeller Center, 30th Floor, New York, NY 10020	2,586,899(10)	7.0%
* Less than 1%.

(1)	Consists of a ten year option to purchase up to 2,500,000 shares of common stock at an exercise price of $2.50 per share.

(2)
Represents (i) the following securities registered in the name of Mr. Marchese (a) 362,500 shares of common stock, (b) 62,500 shares of common stock underlying Class A Warrants, (c) 31,250 shares of common stock underlying Class B Warrants, (iv) a five year option to purchase up to 150,000 shares of common stock at an exercise price of $2.50 per share, and (v) a five year option to purchase up to 175,000 shares of common stock at an exercise price of $4.15 per share; and (ii) the following securities registered in the name of the Insiders Trend Fund, LP., an entity in which Mr. Marchese serves as general partner and chief investment officer (x) 125,500 shares of common stock, (y) 125,500 shares of common stock underlying Class A Warrants, and (z) 62,500 shares of common stock underlying Class B Warrants.

(3)
Mr. Mathers was issued a five year option to purchase up to 400,000 shares of common stock at an exercise price of $2.50 per share.  The option vests 1/36 each month provided Mr. Mathers’ is employed by the Company on the vesting dates.

(4)	Consists of a five year option to purchase up to 60,000 shares of common stock at an exercise price of $2.50 per share.

(5)	Consists of a five year option to purchase up to 60,000 shares of common stock at an exercise price of $4.00 per share

(6)
Represents 3,560,000 shares of common stock directly owned by Libra Fund.  The warrants issued to Libra Fund in connection with the January 2011 Private Placement include a provision whereby Libra Fund may only exercise the warrants to the extent such exercise does result in Libra Fund owning in excess of 9.99% of the shares of Company common stock issued and outstanding.  As a result, the 3,560,000 shares of common stock underlying the five-year warrants exercisable at $2.50 per share have not been included for purposes of determining beneficial ownership.

(7)
Represents 4,000,000 shares of common stock held in the accounts of two private investment funds (the “Funds”), including Libra Fund, the investments of which are managed by Libra Advisors, LLC and/or Libra Associates, LLC, each of which Ranjan Tandon is the managing member.  The warrants issued to the Funds in connection with the January 2011 Private Placement include a provision whereby the Funds may only exercise the warrants to the extent such exercise does result in the Funds owning in excess of 9.99% of the shares of Company common stock issued and outstanding.  As a result, the 4,000,000 shares of common stock underlying the five-year warrants exercisable at $2.50 per share have not been included for purposes of determining beneficial ownership.  Each of Libra Advisors, LLC, Libra Associates LLC, and Mr. Tandon disclaim beneficial ownership with respect to the securities directly owned by Libra Fund except to the extent of their pecuniary interest therein.

(8)	Anthony Kamin shares voting and investment control over the shares held by RLR Services Partnership with a family member.

(9)
Highline Capital Management, L.L.C. (“Highline Management”) serves as the managing member of the Highline Capital Partners International, Ltd., and may be deemed to have beneficial ownership over the securities held by Highline Capital Partners International, Ltd.  Jacob W. Doft is the sole managing member of Highline Management, and as the sole managing member has voting and investment control over securities held by Highline Capital Partners International, Ltd.

(10)
Represents (i) 1,319,996 shares of common stock, (ii) 284,823 shares of common stock underlying a five year warrant exercisable at $2.50 per share, and (iii) 982,080 shares of common stock underlying an option exercisable at $2.50 per shares.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provides our directors with protection for breaches of their fiduciary duties to us or our stockholders.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons as provided in the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is unenforceable.  In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXPERTS

Our financial statements as of August 31, 2010 and 2009 have been audited by LBB & Associates Ltd., LLP (an independent registered public accounting firm) to the extent and for the periods set forth in their report thereon, appearing elsewhere in this registration statement, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the shares of common stock and the shares of common stock to be sold in this offering will be passed upon by Brewer & Pritchard, P.C., Houston, Texas.  Brewer & Pritchard, P.C. is also the holder of 3,750,000 shares of our common stock, none of which are included in this registration statement.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-1 that we have filed registering the common stock to be sold in this offering.  We also file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may access and read our SEC filings, including this registration statement and all of the exhibits to the registration statement, through the SEC’s website (http:www.sec.gov).  This site contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC.  This registration statement, including the exhibits and schedules filed as a part of the registration statement, may be inspected at the public reference facility maintained by the SEC at its public reference room 100 F Street NE, NW, Washington, DC 20549 and copies of all or any part thereof may be obtained from that office.  You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

TEXAS RARE EARTH RESOURCES CORP.
INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2
Financial Statements of Texas Rare Earth Resources Corp. as of and for the years ended August 31, 2010 and 2009.	F-3
Unaudited Financial Statements of Texas Rare Earth Resources Corp. as of and for the six and three month periods ended February 28, 2011 (restated) and 2010.	F-16

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of
Texas Rare Earth Resources Corp. (Formerly Standard Silver Corporation)
Houston, Texas

We have audited the accompanying balance sheets of Texas Rare Earth Resources Corp.  (formerly Standard Silver Corporation) (the “Company”) as of August 31, 2010 and 2009, and the related statements of operations, cash flows, and stockholders' equity (deficit) for the years then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Texas Rare Earth Resources Corp. as of August 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ LBB & Associates Ltd., LLP

LBB & Associates Ltd., LLP
Houston, Texas
December 21, 2010, except for Note 8,
for which the date is February 6, 2011

TEXAS RARE EARTH RESOURCES CORP
(Formerly Standard Silver Corporation)
BALANCE SHEETS

	August 31, 2010	August 31, 2009
ASSETS

CURRENT ASSETS
Cash & cash equivalents	$74,434	$-

Total current assets	74,434	-

Property and equipment, net	26,559	-
Mineral properties	44,539	-

TOTAL ASSETS	$145,532	$-

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued expenses	$20,624	$12,456
Notes and interest payable to related parties	90,448	157,954
Total current liabilities	111,072	170,410

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY (DEFICIT)
Preferred stock, par value $0.001; 10,000,000 shares authorized, no
shares issued and outstanding as of August 31, 2010 and 2009	-	-
Common stock, par value $0.01; 100,000,000 shares authorized
23,670,260 and 22,655,260 issued and outstanding as of
August 31, 2010 and August 31, 2009, respectively	236,703	226,553
Additional paid-in capital	1,220,391	467,291
Accumulated deficit	(1,422,634)	(864,254)
Total shareholders' equity (deficit)	34,460	(170,410)

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)	$145,532	$-

The accompanying notes are an integral part of these financial statements.

TEXAS RARE EARTH RESOURCES CORP
(Formerly Standard Silver Corporation)
STATEMENTS OF OPERATIONS

	Year ended	Year ended
	August 31,	August 31,
	2010	2009

OPERATING EXPENSES
Exploration costs	$126,929	$19,042
General & administrative expenses	424,987	32,749
Impairment loss on mineral property investment	-	21,799

Total operating expenses	551,916	73,590

LOSS FROM OPERATIONS	(551,916)	(73,590)

OTHER (INCOME) EXPENSE
Interest and other income	(1,031)	(2,623)
Interest expense	7,495	8,706
Impairment loss on notes receivable	-	54,370
Total other (income) expense	6,464	60,453

NET LOSS	$(558,380)	$(134,043)

Net loss per share:
Basic and diluted net loss per share	$(0.02)	$(0.01)

Weighted average shares outstanding:
Basic and diluted	23,433,144	21,031,972

The accompanying notes are an integral part of these financial statements.

TEXAS RARE EARTH RESOURCES CORP
(Formerly Standard Silver Corporation)
STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
For the Years Ended August 31, 2010

	Common Stock
	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total

Balance at August 31, 2008	15,155,260	$151,553	$542,291	$(730,211)	$(36,367)

Share issuances	7,500,000	75,000	(75,000)	-	-
Net loss	-	-	-	(134,043)	(134,043)
Balance at August 31, 2009	22,655,260	226,553	467,291	(864,254)	(170,410)

Shares issued for cash proceeds	1,000,000	10,000	390,000	-	400,000
Units subscribed	-	-	55,000	-	55,000
Shares issued for services	15,000	150	13,350	-	13,500
Stock-based compensation, shares					-
issued October 2010	-	-	249,000	-	249,000
Shares owed for services	-	-	45,750	-	45,750
Net loss	-	-	-	(558,380)	(558,380)
Balance at August 31, 2010	23,670,260	$236,703	$1,220,391	$(1,422,634)	$34,460

The accompanying notes are an integral part of these financial statements

TEXAS RARE EARTH RESOURCES CORP
(Formerly Standard Silver Corporation)
STATEMENTS OF CASH FLOWS

	Year ended	Year ended
	August 31,	August 31,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(558,380)	$(134,043)
Adjustment to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	3,977	-
Stock-based compensation	249,000	-
Shares issued for services	59,250	-
Impairment loss on notes receivable	-	54,370
Impairment loss on mineral property investments	-	21,799
Changes in current assets and liabilities:
Interest accrued on notes receivable from related party	-	(5,161)
Accounts payable and accrued expenses	8,168	5,912
Interest accrued on notes payable from related parties	7,494	6,384
Net cash used in operating activities	(230,491)	(50,739)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(30,536)	-
Mineral property expenditures	(44,539)	-
Loans to related parties	-	(16,638)
Net cash used in investing activities	(75,075)	(16,638)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock	455,000	-
Note proceeds from related parties	-	56,000
Payments on related party notes payable	(75,000)	-
Net cash provided by financing activities	380,000	56,000
NET CHANGE IN CASH	74,434	(11,377)
CASH, BEGINNING OF PERIOD	-	11,377
CASH, END OF PERIOD	$74,434	$-

SUPPLEMENTAL INFORMATION
Interest paid	$-	$2,321
Taxes paid	$-	$-

NON-CASH TRANSACTIONS:
Share issuances for cash previously received	$-	$75,000

The accompanying notes are an integral part of these financial statements

Texas Rare Earth Resources Corp.
Notes to financial statements
August 31, 2010 and 2009

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

Texas Rare Earth Resources Corp. (formerly Standard Silver Corporation) (the “Company” or “Standard Silver”) was incorporated in the State of Nevada in 1970.  In July 2004, our articles of incorporation were amended and restated to increase the authorized capital to 25,000,000 common shares and, in April 2007, we affected a 1-for-2 reverse stock split.  In September 2008, our articles of incorporation were further amended and restated to increase the authorized capital to 100,000,000 common shares with a par value of $0.01 per share and to authorize 10,000,000 preferred shares with a par value of $0.001 per share.  The Company’s fiscal year-end is August 31.

The Company was initially formed to develop silver properties located in the Cornucopia Mining District of Nevada.  We later broadened our focus to include other natural resources such as gold, coal, oil, and gas.

Between 2003 and 2007, our operations were minimal.  In 2007 we acquired (i) interests in two mineral properties, the Old Hadley and the Macho Mines, located in southwestern New Mexico, (ii) a 28.5% interest in La Cañada Mining and Exploration LLC (“La Cañada”), (iii) the King Mine located in Boise County, Idaho, and (iv) rights to lease the Round Top Beryllium Deposit (“Round Top Deposit”) located in Hudspeth County, Texas.  In June 2008, the Old Hadley and Round Top Deposit mines were assigned to La Cañada in exchange for La Cañada’s commitment to finance and develop the assigned properties.  In September 2008, La Cañada assigned these two mines back to Standard Silver.  In October 2009, the Company divested itself of any interest in La Cañada.  In January 2009, the Company relinquished all of its rights to the King Mine.

Effective September 1, 2010, the Company changed its name from “Standard Silver Corporation” to “Texas Rare Earth Resources Corp.” We are now a mining company engaged in the business of the acquisition and development of mineral properties.  As of the date of this filing, we hold a twenty year lease, executed in August 2010, to explore and develop an 860 acre rare earth uranium-beryllium prospect located in Hudspeth County, Texas known as “Round Top”, and prospecting permits covering an adjacent 9,670 acres.  We also hold prospecting permits on certain other mineral properties located in Texas and New Mexico.  We are currently not evaluating any additional prospects, and intend to focus the primarily on the development of our Round Top rare earth prospect.

For the years ended August 31, 2010 and 2009, the Company incurred losses of $558,380 and $134,043, respectively, and had a working capital deficit of $36,638 as of August 31, 2010.  The Company continues to finance its minimal operations through loans from shareholders and proceeds from the private placement of shares.

NOTE 2 – SUMMARY OF ACCOUNTING POLICIES

Basis of Presentation

Our financial records are maintained on the accrual basis of accounting whereby revenues are recognized when earned and expenses are recorded when incurred.  Effective July 1, 2009, the Financial Accounting Standards Board (“FASB”) issued Standard No. 168, also known as Accounting Standards Codification (“ASC”) 105, which established the ASC as the primary source of authoritative generally accepted accounting principles (“GAAP”) recognized by the FASB to be applied to nongovernmental entities.  Although the establishment of ASC did not change current GAAP, it did change the way we refer to GAAP throughout our financial statements to reflect the updated referencing convention.  As of the date of this filing, we have adopted ASC 105.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.  Cash and cash equivalents consist of demand deposits at commercial banks.

Investments

Investments in entities over which the Company can exercise significant influence, but not control, are accounted for under the equity method of accounting.  Whether the Company exercises significant influence with respect to an investment depends on an evaluation of several factors including, among others, representation on the investee’s board of directors and ownership level, generally 20% to 50% interest in the voting securities of the investee including voting rights associated with the Company’s holdings in common, preferred, and other convertible instruments in the investee.  Under the equity method of accounting, the Company’s share of the earnings or losses of these companies is included in the Statements of Operations.  The Company’s investment in La Cañada was accounted for under the equity method until redemption in October 2009.  As of August 31, 2010, the Company does not have any investments accounted for under the equity method of accounting.

A loss in value of an investment that is other than a temporary decline is recognized as a charge to operations.  Evidence of a loss in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of the investee to sustain an earnings capacity that would justify the carrying amount of the investment.

Property and Equipment

The Company’s property and equipment consists primarily of vehicles and are recorded at cost.  Expenditures related to acquiring or extending the useful life of our property, plant and equipment are capitalized.  Expenditures for repair and maintenance are charged to operations as incurred.  Depreciation is computed using the straight-line method over an estimated useful life of 3-20 years.

Lease Deposits

From time to time, the Company makes deposits in anticipation of executing leases.  The deposits are capitalized as an element of mineral properties upon execution of the applicable leases.

Long-lived Assets

The Company reviews the recoverability of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through operations.  To determine if these costs are in excess of their recoverable amount, periodic evaluation of carrying value of capitalized costs and any related property and equipment costs are based upon expected future cash flows and/or estimated salvage value in accordance with ASC 360, Property, Plant and Equipment.  We have not incurred any impairment losses and, therefore, no impairment is reflected in these financial statements.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, services have been performed, the sales price is fixed or determinable, and collectability is probable. The Company has yet to generate revenue.

Mineral Exploration and Development Costs

All exploration expenditures are expensed as incurred.  Costs of acquisition and option costs of mineral rights are capitalized upon acquisition.  Mine development costs incurred to develop new ore deposits, to expand the capacity of mines, or to develop mine areas substantially in advance of current production are also capitalized once proven and probable reserves exist and the property is determined to be a commercially mineable property.  Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations.  If the Company does not continue with exploration after the completion of the feasibility study, the mineral rights will be expensed at that time.  Costs of abandoned projects are charged to mining costs including related property and equipment costs.  To determine if these costs are in excess of their recoverable amount, periodic evaluation of carrying value of capitalized costs and any related property and equipment costs are based upon expected future cash flows and/or estimated salvage value in accordance with ASC 360-10-35-15, Impairment or Disposal of Long-Lived Assets.  Exploration costs were $126,929 and $19,042 for the years ended August 31, 2010 and 2009, respectively.

Stock-based Compensation

The Company estimates the fair value of share-based payments using the Black-Scholes valuation model, in accordance with the provisions of ASC 718, Stock Compensation.  Key inputs and assumptions used to estimate the fair value of stock options include the grant price of the award, the expected option term, volatility of the Company’s stock, the risk-free rate, and dividend yield.  Estimates of fair value are not intended to predict actual future events or the value ultimately realized by the option holders, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by the Company.

Stock Option Plan

The Company has approved the 2008 Stock Option Plan (the “Stock Option Plan”) providing for up to 2,000,000 shares of the Company’s stock to be granted under the terms of the Stock Option Plan.  The Company has not granted any stock options since its inception related to this Stock Option Plan.

Income Taxes

Income taxes are computed using the asset and liability method, in accordance with ASC 740, Income Taxes.  Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities, and are measured using the currently enacted tax rates and laws.  A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Basic and Diluted Loss Per Share

The Company computes loss per share in accordance with ASC 260, Earnings Per Share, which requires presentation of both basic and diluted earnings per share on the face of the Statements of Operations.  Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of outstanding common shares during the period.  Diluted loss per share gives effect to all dilutive potential common shares outstanding during the period, including stock options and warrants using the treasury method.  Dilutive loss per share excludes all potential common shares if their effect is anti-dilutive.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Management believes that these financial statements include all normal and recurring adjustments necessary for a fair presentation under Generally Accepted Accounting Principles.

Fair Value Measurements

We account for assets and liabilities measured at fair value in accordance with ASC 820, Fair Value Measurements and Disclosures.  ASC 820 emphasizes that fair value is a market-based measurement, not an entity-specific measurement.  Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability.  As a basis for considering market participant assumptions in fair value measurements, ASC 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified with Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).  The three levels of inputs used to measure fair value are as follows:

•	Level 1: Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities traded in active markets.
•	Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.
•	Level 3: Inputs that are generally unobservable. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

Our financial instruments consist principally of cash, accounts payable and accrued liabilities.  The carrying amounts of such financial instruments in the accompanying financial statements approximate their fair values due to their relatively short-term nature.  It is management’s opinion that the Company is not exposed to any significant currency or credit risks arising from these financial instruments.

In January 2010, the FASB issued Accounting Standards Update 2010-06, Fair Value Measurements and Disclosures (Topic 820)-Improving Disclosures about Fair Value Measurements, which enhances the usefulness of fair value measurements.  The amended guidance requires both the disaggregation of information in certain existing disclosures, as well as the inclusion of more robust disclosures about valuation techniques and inputs to recurring and nonrecurring fair value measurements.  The amended guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disaggregation requirement for the reconciliation disclosure of Level 3 measurements, which is effective for fiscal years beginning after December 15, 2010 and for interim periods within those years.  The Company adopted ASU 2010-06 effective December 31, 2009, and the adoption did not have a significant impact on the Company’s financial statements.

Recent Accounting Pronouncements

Pronouncements between August 31, 2010 and the date of this filing did not have a significant impact on the Company’s operations, financial position, or cash flow, nor does the Company expect the adoption of recently issued, but not yet effective, accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flows.

NOTE 3 – PROPERTY AND EQUIPMENT, NET

Property and equipment consist of office equipment, vehicles, and a motor home.  The fixed assets are depreciated using the straight-line method over their estimated useful life of 3-20 years.  Our fixed assets const of the following:

	August 31, 2010	August 31, 2009
Office equipment	$195	$-
Vehicles	22,329	-
Motor home	8,012	-
Total cost basis	30,536	-
Less: Accumulated depreciation	(3,977)	-
Property, plant and equipment, net	$26,559	$-

Depreciation expense for the years ending August 31, 2010 and 2009 was $3,977 and $0, respectively.

NOTE 4 – RELATED PARTY TRANSACTIONS

The Company has periodically received cash for loans from the Company’s officers and relatives of the Company’s officers to fund operations.  As of August 31, 2010 and 2009, $90,448 and $157,954, respectively, in principal and interest is due and outstanding to the Company’s officers.  The advances are due on December 31, 2010, and accrue interest at rates ranging from five percent (5%) to six percent (6%) per annum.  The loans were paid in full in December 2010.

The Company had periodically loaned money to La Cañada bearing interest ranging from 6.0% to 7.75% per annum. During the year ended August 31, 2009, the Company loaned an additional $16,638 to La Cañada, bringing the principal balance and accrued interest to $68,638 and $7,531, respectively, as of August 31, 2009.   Effective August 31, 2009, the Company elected to divest its ownership interest in La Cañada.  Accordingly, the Company entered into a Redemption and Mutual Release and Settlement Agreement (“Redemption Agreement”) with La Cañada, in which the Company agreed to pay La Cañada $9,303 as payment in full settlement of the Company’s obligations to La Cañada. In return La Cañada redeemed the 28.5% Standard Silver has in La Cañada back.  As a result, the La Cañada loans and related accrued interest receivable were written off during the year ended August 31, 2009.

NOTE 5 – INVESTMENTS

The Company owned a 28.5% interest in La Cañada through October 2009, the date of the Redemption Agreement.

The Company’s investment in La Cañada is accounted for under the equity method based on its ownership interest.  For the years ending August 31, 2010 and 2009, losses of $0 were recorded as the Company’s share of losses of La Cañada.

In August 2010, the Company made a $37,200 payment to the Texas General Land Office and entered into a twenty year mining lease covering Sections 7 and 18 of Township 7, Block 71 and Section 12 of Block 72, covering approximately 860 acres at Round Top Mountain in Hudspeth County, Texas.  The mining lease issued by the Texas General Land Office gives us the right to explore, produce, develop, mine, extract, mill, remove, and market beryllium, uranium, rare earth elements, all other base and precious metals, industrial minerals and construction materials and all other minerals excluding oil, gas, coal, lignite, sulfur, salt, and potash.  The term of the lease is twenty years so long as minerals are produced in paying quantities.

Under the lease, we will pay the State of Texas a lease bonus of $197,800, $35,000 of which was paid upon the execution of the lease, $65,000 of which will be due when we submit our initial plan of operations to conduct exploration, and $97,800 of which will be due when we submit a supplemental plan of operations to conduct mining.  Upon the sale of minerals removed from Round Top, we will pay the State of Texas a $500,000 minimum advance royalty.  Thereafter, we will pay the State of Texas a production royalty equal to eight percent (8%) of the market value of uranium and other fissionable materials removed and sold from Round Top and six and one quarter percent (6 ¼%) of the market value of all other minerals removed and sold from Round Top.

If production of paying quantities of minerals has not been obtained on or before August 17, 2011, we may pay the State of Texas a delay rental to extend the term of the lease in an amount equal to $44,718.  Thereafter, assuming production of paying quantities has not been obtained, we may pay additional delay rental fees to extend the term of the lease for successive one (1) year periods pursuant to the following schedule:

	Per Acre Amount	Total Amount
August 17, 2012 – 2014	$50	$44,718
August 17, 2015 – 2019	$75	$67,077
August 17, 2019 – 2024	$150	$134,155
August 17, 2025 – 2029	$200	$178,873

NOTE 6 – INCOME TAXES

As of August 31, 2010 and 2009, the cumulative tax effect at the expected rate of 35% and 34%, respectively, of significant items comprising our net deferred tax amount is as follows:

	August 31, 2010	August 31, 2009
Net operating loss carryforward	$381,000	$276,000
Less: Valuation allowance	(381,000)	(276,000)

Deferred tax asset, net of allowance	$-	$-

As a result of a change in control effective in April 2007, the Company’s net operating losses prior to that date may be partially or entirely unavailable, by law, to offset future income and, accordingly, are excluded from the associated deferred tax asset.

The provision for income taxes for the year ended August 31, 2010 differs from the result which would be obtained by applying the statutory income tax rate of 35% to income before income taxes because, (i) the Company has recorded a valuation allowance in the amount of the change in the deferred tax asset for each period, and (ii) the Company has $249,000 of non-deductible stock compensation expense for the year ended August 31, 2010.

The table below presents a reconciliation of the tax at the prevailing statutory rate to the Company’s provision for taxes:

	Year ended August 31,
	2010	2009
Net operating loss	$190,000	$44,000
Less: Non-deductible stock compensation	(85,000)	-
Change in valuation allowance	(105,000)	(44,000)

Tax provision	$-	$-

The Company’s net operating loss carry forwards expire beginning in 2022.

NOTE 7 – SHAREHOLDERS’ EQUITY

Capital Stock

The Company is authorized to issue 110,000,000 shares of capital stock, of which 100,000,000 shares of capital stock are designated as common stock with a par value of $0.01 per share and 10,000,000 shares of capital stock are designated as preferred stock with a par value of $0.001 per share.  As of August 31, 2010, there were 23,670,260 shares of our common stock outstanding.  All shares of common stock have equal voting rights and, when validly issued and outstanding, are entitled to one non-cumulative vote per share in all matters to be voted upon by shareholders.  The shares of common stock have no pre-emptive, subscription, conversion or redemption rights and may be issued only as fully paid and non-assessable shares. Holders of the common stock are entitled to equal ratable rights to dividends and distributions with respect to the common stock, as may be declared by the Board of Directors out of funds legally available.  In the event of a liquidation, dissolution or winding up of the affairs of the Company, the holders of common stock are entitled to share ratably in all assets remaining available for distribution  to them after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding.

In August 2010, the Company granted 61,000 shares of common stock at a value of $0.75 per share as payment for services to two external consultants.  As of August 31, 2010, these shares have not been issued and are included in Additional Paid-in Capital (APIC).  These shares were issued in September and October 2010.

In December 2009, the Company granted 300,000 shares of common stock at a value of $0.83 per share as compensation to a director of the Company.  As of August 31, 2010, these shares have not been issued and are included in APIC.  These shares were issued in September 2010.

In November 2009, the Company issued 15,000 shares of common stock at a value of $0.90 per share as payment to a vendor for certain services rendered.

In May 2008 the Company received $50,000 of cash funds for stock offered to two investors. In November 2008, the Company issued to each of these investors, Brewer & Pritchard, PC and RLR Services Partnership, 3,750,000 shares of common stock for a purchase price of $25,000 by each investor.

For the year ended August 31, 2010, the Company raised $400,000 through the issuance of 1,000,000 shares of common stock and the issuance of Class A Warrants to purchase 1,000,000 shares of common stock and Class B Warrants to purchase 500,000 shares of common stock (the “2009-2010 Private Placement”).  Also during the year ended August 31, 2010, the Company received $52,500 proceeds, as subscriptions related to the 2009-2010 Private Placement, for 118,750 shares of common stock, Class A Warrants to purchase 137,500 shares of common stock and Class B Warrants to purchase 59,375 shares of common stock.

Warrants

The fair value of the warrants issued with the units was estimated at the date of issue using the Black-Scholes valuation model, and the relative fair value of the Class A Warrants, Class B Warrants, and shares of common stock issued during the twelve months ended August 31, 2010 as part of the units was $0.82, $0.84, and $0.85, respectively.  The Company recorded the relative fair value of the warrants of $269,978 as APIC.

The assumptions used are as follows:
	August 31, 2010	August 31, 2009
Expected dividend yield	0%	N/A
Risk-free interest rate	0.340%-0.815%	N/A
Expected volatility	387.97%-406.46%	N/A
Expected warrant life (in years)	1.00-1.50	N/A

The following Class A Warrants are outstanding:

	Exercise
Expiry Date	Price	August 31, 2010	August 31, 2009
December 31, 2011	$0.50	62,500	N/A
December 31, 2011	$0.50	125,000	N/A
December 31, 2011	$0.50	62,500	N/A
December 31, 2011	$0.50	187,500	N/A
December 31, 2011	$0.50	62,500	N/A
December 31, 2011	$0.50	62,500	N/A
December 31, 2011	$0.50	62,500	N/A
December 31, 2011	$0.50	62,500	N/A
December 31, 2011	$0.50	62,500	N/A
December 31, 2011	$0.50	62,500	N/A
December 31, 2011	$0.50	62,500	N/A
December 31, 2011	$0.50	75,000	N/A
December 31, 2011	$0.50	62,500	N/A
December 31, 2011	$0.50	125,000	N/A
		1,137,500

The following Class B Warrants are outstanding:

	Exercise
Expiry Date	Price	August 31, 2010	August 31, 2009
December 31, 2011	$0.75	31,250	N/A
December 31, 2011	$0.75	62,500	N/A
December 31, 2011	$0.75	31,250	N/A
December 31, 2011	$0.75	93,750	N/A
December 31, 2011	$0.75	31,250	N/A
December 31, 2011	$0.75	31,250	N/A
December 31, 2011	$0.75	31,250	N/A
December 31, 2011	$0.75	31,250	N/A
December 31, 2011	$0.75	31,250	N/A
December 31, 2011	$0.75	31,250	N/A
December 31, 2011	$0.75	31,250	N/A
December 31, 2011	$0.75	37,500	N/A
December 31, 2011	$0.75	31,250	N/A
December 31, 2011	$0.75	62,500	N/A
		568,750

In connection with the 2009-2010 Private Placement, the Company entered into certain registration rights agreements.  Key provisions of these registration rights are as follows:

•	Equity instruments subject to registration rights:

o	The 1,132,500 shares of the Company’s common stock issued under the 2009-2010 Private Placement are subject to registration rights;

o	The shares underlying the Class A Warrants, expiring December 31, 2011, entitle the holders to purchase 1,132,500 shares of common stock;

o	The shares underlying the Class B Warrants, also expiring December 31, 2011, entitle the holders to purchase 566,250 shares of common stock.

•
Term – The Company is required to file a registration statement covering the resale of the shares of common stock and shares of common stock underlying the warrants by February 9, 2011, and the registration is required to be deemed effective by the Securities and Exchange Commission (SEC) on or before the 150th calendar day after the filing of such registration statement.

•
Events requiring transfer of consideration – Failure of the Company to file a registration statement by February 9, 2011 and/or the registration statement not deemed effective by the SEC on or before the 150th calendar day after the filing of such registration statement.

•	Settlement alternatives – There are no alternative settlement arrangements.

•
Maximum potential amount of consideration – In the event that transfer of consideration is required under the registration rights agreement, the Company is obligated to issue, as liquidated damages on a pro-rata basis to the subject investors, approximately 290,000 shares for each month, or pro-rated for a period less than one month, the registration is late up to a maximum of approximately 1,450,000 shares.

•	Liability – Management estimates that transfer of consideration will not be required. Accordingly, the Company has not accrued a liability related to the registration rights agreements.

In connection with the January 2011 Private Placement, the Company entered into certain registration rights agreements.  Key provisions of these registration rights are as follows:

•	Equity instruments subject to registration rights:

o	The 800,000 shares of the Company’s common stock issued under the January 2011 Private Placement are subject to registration rights;

o	The shares underlying the warrants, expiring December 31, 2011, which entitle the holders to purchase 800,000 shares of common stock.

•
Term – The Company is required to file a registration statement covering the resale of the shares of common stock and shares of common stock underlying the warrants by February 9, 2011, and the registration is required to be deemed effective by the SEC on or before the 150th calendar day after the filing of such registration statement.

•
Events requiring transfer of consideration – Failure of the Company to file a registration statement by February 9, 2011 and/or the registration statement not deemed effective by the SEC on or before the 150th calendar day after the filing of such registration statement.

•	Settlement alternatives – There are no alternative settlement arrangements.

•
Maximum potential amount of consideration – In the event that transfer of consideration is required under the registration rights agreement, the Company is obligated to issue, as liquidated damages, a number of shares of common stock equal to ten percent of the shares of common stock purchased by the respective investors and issued upon the exercise of the warrants for a 30-day period or pro-rated for a period less than one month.  However, in no event shall that amount exceed five times the first month’s liquidated damages amount.

•	Liability – Management estimates that transfer of consideration will not be required. Accordingly, the Company has not accrued a liability related to the registration rights agreements.

Stock-based Compensation

In January 2010, the Company entered into an agreement with Anthony Marchese pursuant to which the Company issued to Mr. Marchese 300,000 shares of common stock as compensation for serving as a member of the Company’s board of directors.  In October 2009, as a part of our 2009-2010 Private Placement, the Company sold Mr. Marchese, a director, 62,500 shares of common stock, Class A Warrants to purchase up to 62,500 shares of common stock, and Class B Warrants to purchase up to 31,250 shares of common stock for gross proceeds of $25,000, the terms of which were identical to those offered to other investors.  In October 2009, as a part of our 2009-2010 Private Placement, the Company sold Insiders Trend Fund, LP, an affiliate of Mr. Marchese, 125,000 shares of common stock, Class A Warrants to purchase up to 125,000 shares of common stock, and Class B Warrants to purchase up to 62,500 shares of common stock for gross proceeds of $50,000, the terms of which were identical to those offered to other investors.

NOTE 8 – SUBSEQUENT EVENTS

Between September and November 2010, the Company raised $453,000 through the issuance of 1,132,500 shares of common stock and the issuance of Class A Warrants to purchase 1,132,500 shares of common stock and Class B Warrants to purchase 566,250 shares of common stock as part of our 2009-2010 Private Placement.  Between November 2010 and January 2011, Class A Warrants to purchase 437,500 shares were exercised, and Class B Warrants to purchase 218,750 shares were exercised, resulting in $382,813 of proceeds being raised by the Company.

In January 2011, we entered into a series of transactions with accredited investors pursuant to which we sold an aggregate of 800,000 shares of our common stock and five year warrants to purchase up to 800,000 shares of common stock, exercisable at $2.50 per share, for gross proceeds of $2,000,000 (“January 2011 Private Placement”).  As additional consideration for the purchase of the shares and warrants, the Company issued to the January 2011 Private Placement investors an option for 120 days to purchase up to 3,200,000 shares of common stock at $2.50 per share with 100% warrant coverage through the issuance of warrants to purchase up to 3,200,000 shares of common stock at an exercise price of $2.50 per share.  The Company paid cash commissions of $208,000 and issued five year warrants to purchase up to 169,000 shares of its common stock at an exercise price of $2.50 per share in connection with the sale of its securities in the January 2011 Private Placement.  We have agreed to register the resale of the 169,000 shares of common stock underlying the warrant issued as payment of commissions.

In connection with the 2009-2010 Private Placement, the Company also entered into certain registration rights agreements.  Under the registration rights agreements, the Company is required to file a registration statement covering the resale of the shares of common stock and shares of common stock underlying the warrants by February 9, 2011, and the registration is required to be deemed effective by the Securities and Exchange Commission (SEC) on or before the 150th calendar day after the filing of such registration statement.  In the event these milestones are not met by the Company, the Company is obligated to issue, as liquidated damages on a pro-rata basis to these investors, approximately 290,000 shares for each month, or pro-rated for a period less than one month, the registration is late up to a maximum of approximately 1,450,000 shares.  In connection with the January 2011 Private Placement, we have granted the same demand registration rights with respect to the 800,000 shares of common stock and five year warrants to purchase up to 800,000 shares of common stock.  If a registration statement is not filed with the SEC on or before February 9, 2011, or if such registration statement is not deemed effective by the SEC on or before the 150th calendar day after the filing of the registration statement, the Company has agreed to make pro rata payments to the investors, as liquidated damages, a number of shares of Company common stock equal to ten percent of the shares of common stock purchased by the respective investors and issued upon the exercise of the warrants for each 30-day period or pro rata for any portion thereof for which no registration statement has been filed or has not been declared effective by the SEC, as the case may be, provided that such amount shall not exceed five times the liquidated damages amount. There can be no assurance that the Company’s registration statement will be effective within 150 days after February 9, 2011.

In November 2010, the Company entered into a non-exclusive investment banking agreement with Sunrise Securities Corp. pursuant to which it agreed to pay a sales commission with respect to certain financings effected, or alternative transactions entered into, by the Company through introductions by Sunrise.  The Company agreed to pay Sunrise a monthly fee of 5,000 shares of restricted stock.  The Company concurrently entered into a 24 month institutional public relations retainer agreement with Sunrise pursuant to which it agreed to issue Sunrise five-year options to purchase 250,000 shares at $1.60 per share and 250,000 shares at $5.00 per share, with certain demand registration rights.

In November 2010, as a part of our 2009-2010 Private Placement, the Company sold RLR Services Partnership, a five percent shareholder, 37,500 shares of common stock, Class A Warrants to purchase up to 37,500 shares of common stock, and Class B Warrants to purchase up to 18,750 shares of common stock for gross proceeds of $15,000, the terms of which were identical to those offered to other investors.

In December 2010, the Company hired a new Chief Financial Officer.

In December 2010, the principal and accrued interest for the advances to certain officers was paid in full.

In January 2011, we entered into a finders agreement with Aspenwood Capital (“Aspenwood”) under which Aspenwood would introduce potential investors to the Company.  The Company agreed to pay Aspenwood up to a 10% cash fee and to issue a five year warrant to purchase shares of common stock in an amount up to 10% of the number of shares sold to investors introduced to the Company by Aspenwood.  The exercise price of the warrants will be equal to 125% of the equity purchase price.  The warrant may be exercised on a cashless basis at any time subsequent to August 31, 2011 in the event the Company does not maintain an effective registration statement on file with the SEC.

Texas Rare Earth Resources Corp
(Formerly Standard Silver Corporation)
BALANCE SHEETS

	February 28, 2011	August 31, 2010
	(Unaudited) (Restated)
ASSETS

CURRENT ASSETS
Cash & cash equivalents	$4,076,014	$74,434
Prepaid expenses and other current assets	14,775	-
Total current assets	4,090,789	74,434

Property and equipment, net	24,093	26,559
Mineral properties	55,075	44,539

TOTAL ASSETS	$4,169,957	$145,532

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$71,115	$20,624
Notes and interest payable to related parties	-	90,448
Total current liabilities	71,115	111,072

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Preferred stock, par value $0.001; 10,000,000 shares authorized, no shares issued and outstanding as of February 28, 2011 and
August 31, 2010	-	-
Common stock, par value $0.01; 100,000,000 shares authorized,
27,581,260 and 23,670,260 issued and outstanding as of
February 28, 2011 and August 31, 2010, respectively	275,813	236,703
Additional paid-in capital	6,782,494	1,220,391
Accumulated deficit	(2,959,465)	(1,422,634
Total shareholders' equity	4,098,842	34,460

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$4,169,957	$145,532

The accompanying notes are an integral part of these financial statements.

TEXAS RARE EARTH RESOURCES CORP
(Formerly Standard Silver Corporation)
UNAUDITED STATEMENTS OF OPERATIONS

	Six Months ended February 28,		Three Months ended February 28,
	(Restated) 2011	2010	(Restated) 2011	2010

OPERATING EXPENSES
Exploration costs	$118,818	$30,000	$71,723	$18,000
General & administrative expenses	1,420,176	347,933	397,541	300,881

Total operating expenses	1,538,994	377,933	469,264	318,881

LOSS FROM OPERATIONS	(1,538,994)	(377,933)	(469,264)	(318,881)

OTHER (INCOME) EXPENSE
Interest and other income	(3,339)	(66)	(2,562)	(32)
Interest expense	1,176	6,842	441	4,816

Total other (income) expense	(2,163)	6,776	(2,121)	4,784

NET LOSS	$(1,536,831)	$(384,709)	$(467,143)	$(323,665)

Net loss per share:
Basic and diluted net loss per share	$(0.06)	$(0.02)	$(0.02)	$(0.01)

Weighted average shares outstanding:
Basic and diluted	24,973,926	23,251,835	25,756,090	23,400,121

The accompanying notes are an integral part of these financial statements.

Texas Rare Earth Resources Corp
(formerly Standard Siver Corporation)
UNAUDITED STATEMENT OF STOCKHOLDERS' EQUITY
For the six months ended February 28, 2011

					Additional
	Preferred stock		Common Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance at August 31, 2010 - Audited	-	$-	23,670,260	$236,703	$1,220,391	$(1,422,634)	$34,460

Shares issued for services recognized in
prior period	-	-	61,000	610	(610)	-	-

Common stock issued for prior period proceeds			131,250	1,313	(1,313)	-	-

Shares issued for prior period compensation	-	-	300,000	3,000	(3,000)	-	-

Shares issued for services (Sunrise Securities)	-	-	30,000	300	38,250	-	38,550

Option expense related to services (restated)	-	-	-	-	1,110,000	-	1,110,000

Common stock issued for cash			3,388,750	33,887	4,801,926	-	4,835,813

Cash paid for placement fees	-	-	-		(383,150)	-	(383,150)

Net Loss (restated)	-	-	-	-	-	(1,536,831)	(1,536,831)

Balance at February 28, 2011	-	$-	27,581,260	$275,813	$6,782,494	$(2,959,465)	$4,098,842

The accompanying notes are an integral part of these financial statements

TEXAS RARE EARTH RESOURCES CORP
(Formerly Standard Silver Corporation)
UNAUDITED STATEMENTS OF CASH FLOWS

	Six Months Ended February 28,
	(Restated) 2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,536,831)	$(384,709)
Adjustment to reconcile net loss to net cash
used in operating activities:
Stock based compensation	1,148,500	262,500
Depreciation expense	2,466	1,362
Changes in current assets and liabilities:
Prepaid expenses	(14,775)	-
Accounts payable and accrued expenses	33,043	4,944
Net cash used in operating activities	(367,547)	(115,903)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in mineral properties	(10,536)	(2,418)
Purchase of fixed assets	-	(28,329)
Net cash used in investing activities	(10,536)	(30,747)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock and exercise of warrants	4,835,813	322,500
Commissions paid	(383,150)	-
Repayment of notes payable to related parties	(73,000)	-
Net cash provided by financing activities	4,379,663	322,500
NET CHANGE IN CASH	4,001,580	175,850
CASH, BEGINNING OF PERIOD	74,434	-
CASH, END OF PERIOD	$4,076,014	$175,850

SUPPLEMENTAL INFORMATION
Interest paid	$18,846	$-
Taxes paid	$-	$-
Issuance of 131,250 shares of common stock for cash previously received	$1,313	$-
Issuance of 61,000 shares of common stock for services previously recorded	$610	$-
Issuance of 300,000 shares of common stock for director compensation
previously recorded	$3,000	$-

The accompanying notes are an integral part of these financial statements.

Texas Rare Earth Resources Corp
(formerly Standard Silver Corporation)
Notes to Interim Financial Statements
February 28, 2011
(Unaudited)

NOTE 1 – SUMMARY OF ACCOUNTING POLICIES

The accompanying unaudited interim financial statements of Texas Rare Earth Resources Corp. (the "Company") (formerly Standard Silver Corporation) have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in the Company's Form 10-K, dated August 31, 2010, as filed with the SEC. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosures contained in the audited financial statements for the most recent fiscal year August 31, 2010 as reported in Form 10-K, have been omitted.

NOTE 2 – RELATED PARTY TRANSACTIONS

The Company had periodically received cash advances from the Company’s officers and relatives of the Company’s officers to fund operations.  The advances accrued interest at rates ranging from five percent (5%) to six percent (6%) per annum. In December 2010, the notes payable principal balance of $73,000 plus accrued interest for these advances was paid in full.

NOTE 3 – INVESTMENTS

In August 2010, we entered into a mining lease with the Texas General Land Office covering Sections 7 and 18 of Township 7, Block 71 and Section 12 of Block 72, covering approximately 860 acres at Round Top Mountain in Hudspeth County, Texas.  The mining lease issued by the Texas General Land Office gives us the right to explore, produce, develop, mine, extract, mill, remove, and market beryllium, uranium, rare earth elements, all other base and precious metals, industrial minerals and construction materials and all other minerals excluding oil, gas, coal, lignite, sulfur, salt, and potash.  The term of the lease is twenty years so long as minerals are produced in paying quantities.

Under the lease, we will pay the State of Texas a lease bonus of $197,800, $35,000 of which was paid upon the execution of the lease, $65,000 of which will be due when we submit our initial plan of operations to conduct exploration, and $97,800 of which will be due when we submit a supplemental plan of operations to conduct mining.  Upon the sale of minerals removed from Round Top, we will pay the State of Texas a $500,000 minimum advance royalty.  Thereafter, we will pay the State of Texas a production royalty equal to eight percent (8%) of the market value of uranium and other fissionable materials removed and sold from Round Top and six and one quarter percent (6 ¼%) of the market value of all other minerals removed and sold from Round Top.

If production of paying quantities of minerals has not been obtained on or before August 17, 2011, we may pay the State of Texas a delay rental to extend the term of the lease in an amount equal to $44,718.  Thereafter, assuming production of paying quantities has not been obtained, we may pay additional delay rental fees to extend the term of the lease for successive one (1) year periods pursuant to the following schedule:

	Per Acre Amount	Total Amount
August 17, 2012 – 2014	$50	$44,718
August 17, 2015 – 2019	$75	$67,077
August 17, 2019 – 2024	$150	$134,155
August 17, 2025 – 2029	$200	$178,873

NOTE 4 – CAPITAL STOCK

The Company’s authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.01 per share, and 10,000,000 preferred shares with a par value of $0.001 per share.

All shares of common stock have equal voting rights and, when validly issued and outstanding, are entitled to one non-cumulative vote per share in all matters to be voted upon by shareholders.  The shares of common stock have no pre-emptive, subscription, conversion or redemption rights and may be issued only as fully paid and non-assessable shares. Holders of the common stock are entitled to equal ratable rights to dividends and distributions with respect to the common stock, as may be declared by the Board of Directors out of funds legally available.  In the event of a liquidation, dissolution or winding up of the affairs of the Company, the holders of common stock are entitled to share ratably in all assets remaining available for distribution  to them after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding.

The Company received cash proceeds from the sale of its common stock and the exercise of Class A Warrants and Class B Warrants to purchase common stock during the six months ended February 28, 2011 as follows:

Description	Shares of Common Stock Issued	Cash Proceeds Received
2009-2010 Private Placement (issuances occurred in quarter ended November 30, 2010)(1)	1,132,500	$453,000
Exercise of Class A & B Warrants issued in connection with 2009 – 2010 Private Placement (issuances occurred in quarter ended February 28, 2011)(1)	656,250	382,813
January 2011 Private Placement (issuance occurred in quarter ended February 28, 2011)(2)	1,600,000	4,000,000
Total shares of common stock issued and cash proceeds received from sale of common stock and from the exercise of Class A & B Warrants during the six months ended February 28, 2011(3)	3,388,750	$4,835,813

(1) See “2009-2010 Private Placement” below.
(2) See “January 2011 Private Placement” below.
(3) Does not include an aggregate of 391,000 shares of common stock issued for services rendered during the six months ended February 28, 2011.  See “Other Equity Issues” below.

2009 – 2010 Private Placement

Between October 2009 and November 2010, the Company raised cash proceeds of $905,500 through the issuance of 2,263,750 shares of common stock and the issuance of Class A Warrants to purchase 2,263,750 shares of common stock and Class B Warrants to purchase 1,131,875 shares of common stock.  Of the $905,500 cash proceeds raised for this private placement, $452,500 was raised prior to September 1, 2010 and $453,000, representing the sale of 1,132,500 shares of common stock, was raised in September through November 2010. The final closing of this private placement was January 10, 2011.

During the six months ended February 2011, the Company issued 131,250 shares to two investors in connection with our 2009 – 2010 Private Placement that were paid for in a prior period.

In January 2011, Class A Warrants to purchase 62,500 shares of the Company’s common stock and Class B warrants to purchase 31,250 shares of the Company’s common stock were exercised by an investor, resulting in $31,250 of proceeds being raised by the Company for the Class A warrants and $23,438 of proceeds being raised by the Company for the Class B Warrants.  Total proceeds to the Company as a result of the Class A and Class B Warrant exercise was $54,688.  In February 2011, Class A Warrants to purchase 375,000 shares of the Company’s common stock and Class B Warrants to purchase 187,500 shares of the Company’s common stock were exercised by an investor, resulting in $187,500 of proceeds being raised by the Company for the Class A Warrants and $140,625 of proceeds being raised by the Company for the Class B Warrants. Total proceeds to the Company as a result of the Class A and Class B Warrant exercise was $328,125.  The shares of common stock issued upon exercise of the  Class A and Class B Warrants by these two investors was 437,500 and 218,750, respectively (a total of 656,250 shares of common stock), resulting in $382,813 of total cash proceeds to the Company.

January 2011 Private Placement

Between January and February 2011, we entered into a series of transactions with accredited investors pursuant to which we sold an aggregate of 1,600,000 shares of our common stock and five year warrants to purchase up to 1,600,000 shares of common stock, exercisable at $2.50 per share, for gross proceeds of $4,000,000. The Company has determined these warrants to have an approximate relative fair value of $950,000 using a Black-Scholes model.

As additional consideration for the purchase of the shares and warrants, the Company issued to the investors an option for 120 days from the date of investment to purchase up to 6,400,000 shares of common stock at $2.50 per share with 100% warrant coverage through the issuance of warrants to purchase up to 6,400,000 shares of common stock at an exercise price of $2.50 per share. The Company has determined these options have an approximate relative fair value of $2,250,000 using a Black-Scholes model.

The Company paid $65,150 in legal fees associated with the issuance of the shares associated with the January 2011 Private Placement.

The Company paid cash commissions of $318,000 and issued five year warrants to purchase up to 305,000 shares of its common stock at an exercise price of $2.50 per share in connection with the sale of its securities in the January 2011 Private Placement. The Company has determined these warrants to have an approximate fair value of $900,000 using a Black-Scholes model.

The Black-Scholes pricing model was used to estimate the fair value of the 1,600,000 and 305,000 warrants issued during the period, using the assumptions of a risk free interest rate of 1.1%, dividend yield of 0%, volatility of 404%, and an expected life of 5 years.

The Black-Scholes pricing model was used to estimate the fair value of the 6,400,000 warrants issued during the period, using the assumptions of a risk free interest rate of 1.1%, dividend yield of 0%, volatility of 265%, and an expected life of 4 months.

Other Equity Issues

In September 2010, the Company issued 300,000 common shares to a director for compensation recorded in the prior year at a fair value on the date of grant of $249,000.

During the quarter ended November 30, 2010, the Company issued 61,000 shares of common stock to two external consultants as payment for services performed in a prior period.

In November 2010, the Company entered into a non-exclusive investment banking agreement with Sunrise Securities Corp. (“Sunrise”) pursuant to which it agreed to pay a sales commission with respect to certain financings effected, or alternative transactions entered into, by the Company through introductions by Sunrise.  The Company agreed to pay Sunrise a monthly fee of 5,000 shares of restricted common stock beginning in November 2010.  The Company has issued 30,000 shares totaling $38,550 of expense from November through February related to this fee.

In November 2010, the Company also entered into a 24 month institutional public relations retainer agreement with Sunrise Financial Group, Inc., (“SFG”), an affiliate of Sunrise, pursuant to which it agreed to issue SFG five-year options to purchase 250,000 shares at $1.60 per share and 250,000 shares at $5.00 per share, with certain demand registration rights.  The Black-Scholes pricing model was used to estimate the fair value of the 500,000 options, assuming a risk free interest rate of 1.1%, dividend yield of 0%, volatility of 425%, and an expected life of 5 years.  The Company has determined these options to have an approximate fair value of $960,000, which was recognized as an immediate expense during the six months ended February 28, 2011.

In January 2011, we entered into a finders agreement with Aspenwood Capital (“Aspenwood”) under which Aspenwood would introduce potential investors to the Company.  The Company agreed to pay up to a 10% cash fee and to issue a five year warrant to purchase up to 10% of the number of shares sold to investors introduced to the Company by Aspenwood at an exercise price equal to 100% of the equity purchase price.  The warrant may be exercised on a cashless basis at any time subsequent to August 31, 2011 in the event the Company does not maintain an effective registration statement on file with the SEC.  The Company has paid $25,000 under this agreement as of June 20, 2011.

NOTE 4 – CAPITAL STOCK (Continued)

In February 2011, the Company entered into a Director’s agreement with General Gregory Martin pursuant to which the Company issued to General Martin 5-year options to purchase 60,000 shares of the Company’s common stock at $2.50 per share as compensation for serving as a member of the Company’s board of directors.  The Black-Scholes pricing model was used to estimate the fair value of the 60,000 options issued during the period to this director, using the assumptions of a risk free interest rate of 1.1%, dividend yield of 0%, volatility of 421%, and an expected life of 5 years. The Company has determined these options to have an approximate fair value of $150,000.  General Martin's award immediately vests on the grant date and were awarded for services as a nonemployee director acting in his role as a member of the board of directors. Therefore, the Company has recorded the entire amount of this award on the grant date as an immediate expense for the three month period ending February 28, 2011 in accordance with FASB ASC 718.

NOTE 5 – CONTINGENCIES AND COMMITMENTS

Registration Rights

In connection with the 2009-2010 Private Placement, the Company entered into certain registration rights agreements.  Key provisions of these registration rights are as follows:

•	Equity instruments subject to registration rights:

o	The 1,132,500 shares of the Company’s common stock issued under the 2009-2010 Private Placement are subject to registration rights;

o	The shares underlying the Class A Warrants, expiring December 31, 2011, entitle the holders to purchase 1,132,500 shares of common stock;

Term – The Company is required to file a registration statement covering the resale of the shares of common stock and shares of common stock underlying the warrants by February 9, 2011, and the registration is required to be deemed effective by the Securities and Exchange Commission (SEC) on or before the 150 th calendar day after the filing of such registration statement.  The initial registration was filed February 8, 2011.

•
Events requiring transfer of consideration – Failure of the Company to file a registration statement by February 9, 2011 and/or the registration statement not deemed effective by the SEC on or before the 150 th  calendar day after the filing of such registration statement. The initial registration was filed February 8, 2011.

•	Settlement alternatives – There are no alternative settlement arrangements.
•
Maximum potential amount of consideration – In the event that transfer of consideration is required under the registration rights agreement, the Company is obligated to issue, as liquidated damages on a pro-rata basis to the subject investors, approximately 290,000 shares for each month, or pro-rated for a period less than one month, the registration is late up to a maximum of approximately 1,450,000 shares.

•	Liability – Management estimates that transfer of consideration will not be required. Accordingly, the Company has not accrued a liability related to the registration rights agreements.

In connection with the January 2011 Private Placement, the Company entered into certain registration rights agreements.  Key provisions of these registration rights are as follows:

•	Equity instruments subject to registration rights:

o	800,000 shares of the Company’s common stock issued under the January 2011 Private Placement are subject to registration rights;

o	The shares underlying the warrants, expiring December 31, 2011, which entitle the holders to purchase 800,000 shares of common stock.

NOTE 5 – CONTINGENCIES AND COMMITMENTS (CONTINUED)

•
Term – The Company is required to file a registration statement covering the resale of the shares of common stock and shares of common stock underlying the warrants by February 9, 2011, and the registration is required to be deemed effective by the SEC on or before the 150 th  calendar day after the filing of such registration statement.

•
Events requiring transfer of consideration – Failure of the Company to file a registration statement by February 9, 2011 and/or the registration statement not deemed effective by the SEC on or before the 150 th  calendar day after the filing of such registration statement.

•	Settlement alternatives – There are no alternative settlement arrangements.

•
Maximum potential amount of consideration – In the event that transfer of consideration is required under the registration rights agreement, the Company is obligated to issue, as liquidated damages, a number of shares of common stock equal to ten percent of the shares of common stock purchased by the respective investors and issued upon the exercise of the warrants for a 30-day period or pro-rated for a period less than one month.  However, in no event shall that amount exceed five times the first month’s liquidated damages amount.

•	Liability – Management estimates that transfer of consideration will not be required. Accordingly, the Company has not accrued a liability related to the registration rights agreements.

NOTE 6 – SUBSEQUENT EVENTS

In May and June 2011, certain investors participating in the January 2011 Private Placement exercised their options and were issued an aggregate of 6,240,000 shares of common stock and five-year warrants to purchase up to 6,240,000 shares of common stock, exercisable at $2.50 per share, resulting in aggregate gross proceeds to the Company of $15,600,000.  In connection with the option exercises, the Company paid sales commissions of $872,000 in cash and issued five-year warrants to purchase up to 1,192,000 shares of common stock at an exercise price of $2.50 per share.

In June 2011, SFG exercised a warrant to purchase 250,000 shares on a cashless basis resulting in the issuance of 175,000 shares of common stock.

In June 2011, certain investors exercised Class A Warrants to purchase 302,500 shares of common stock for cash proceeds of $151,250 and Class B Warrants to purchase 141,250 shares of common stock for cash proceeds of $105,938.

In May 2011, the Company issued 15,000 shares of restricted common stock to a consulting firm for investment banking services.

In May 2011, the Company issued a five-year option to purchase 175,000 shares of common stock at a purchase price of $4.15 per share to a director as director’s compensation for his appointment as non-executive Chairman of the Board.

In May 2011, the Company entered into a three-year employment agreement with its new chief executive officer.  The Company granted a 10-year option to purchase 2,500,000 shares of the Company’s common stock at an exercise price of $2.50 per share as a part of his employment arrangement.

In May 2011, the Company entered into 1-year agreement with a company to provide investor relations services.  As a part of the agreement, the Company issued the consulting firm a 3-year option to purchase 200,000 shares of the Company’s common stock at an exercise price of $3.75 per share.  The options vest monthly over the term of the agreement.

In April 2011, the Company issued a five-year option to purchase 60,000 shares of common stock at a purchase price of $4.00 per share to a director as director’s compensation.

In April 2011, the Company issued a five year option to purchase up to 90,000 shares of common stock at an exercise price of $4.70 to a director as directors compensation. The option vests 1/3 each year, with 30,000 shares vesting immediately upon the issuance of the option, and the remaining 60,000 vesting equally on the second and third anniversary following the issuance date.

In March 2011, the Company issued a five-year option to purchase 150,000 shares of common stock at a purchase price of $2.50 per share to a director as director’s compensation.

NOTE 6 – SUBSEQUENT EVENTS (Continued)

In March 2011, the Company issued a five-year option to purchase 60,000 shares of common stock at a purchase price of $2.50 per share to a director as director’s compensation.

In March 2011, we granted to our chief financial officer, as a part of his employment arrangement, a five year option to purchase up to 400,000 shares of our common stock at an exercise price of $2.50 per share. These options vest 1/36 each month provided he is employed by the Company on the vesting dates.

NOTE 7 – RESTATEMENT OF FINANCIAL STATEMENTS

The Company has restated its financial results as of and for the three and six months ended February 28, 2011.  The restatement includes the following adjustments:

1.           On November 1, 2010, the Company entered into a 24 month institutional public relations retainer agreement with Sunrise for variously described services over a two year period as described in Note 4 to the Financial Statements.   Pursuant to the agreement, the Company issued Sunrise five-year options to purchase 250,000 shares at $1.60 per share and five-year options to purchase 250,000 shares at $5.00 per share, the fair value of which on the measurement date was determined by management to be $960,000. The Company is filing amendment #2 to its Form 10-Q to reflect that the issuance of these options should be recognized as an immediate expense during the six months ended February 28, 2011 consistent with ASC 505-50-25, specifically 25-7.

2.           Additionally as described in Note 4 to the Financial Statements, on February 16, 2011, the Company entered into a director’s agreement whereby the director received an option to purchase 60,000 of the Company’s common stock, exercisable upon the date of grant.  The Company is amending its original filing to reflect the entire fair value of $150,000 as an immediate expense for the three month period ending February 28, 2011 in accordance with FASB ASC 718.

 A summary of the significant effects of the restatement are presented below:

	As originally
	amended	Change	As restated

February 28, 2011 unaudited balance sheet
Cash and cash equivalents	4,076,014		4,076,014

Additional paid in capital	5,838,744	943,750	6,782,494
Accumulated deficit	2,015,715	943,750	2,959,465

Statement of Operations for the six months ended February 28, 2011
General & administrative expenses	476,426	943,750	1,420,176
Net loss	(593,081)	(943,750)	(1,536,831)
Net loss per share - basic and diluted	(0.02)	(0.04)	(0.06)

Statement of Operations for the three months ended February 28, 2011
General & administrative expenses	373,791	23,750	397,541
Net loss	(443,393)	23,750	(467,143)

Statement of Cash Flows for the six months ended February 28, 2011
Cash flows from operating activities:
Net loss	(593,081)	943,750	(1,536,831)
Stock issued for services	204,750	943,750	1,148,500

TEXAS RARE EARTH RESOURCES CORP.

 8,908,125 Shares of Common Stock

PROSPECTUS

________________, 2011

Part II
Information not required in prospectus

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered.  The expenses shall be paid by the Company.

SEC registration fees	$4,688
Legal fees	5,000
Accounting fees	10,000
EDGAR/financial printing	1,000
Misc.	30,000
Total	$50,688

Item 14.  Indemnification of directors and officers

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.  Recent Sales of Unregistered Securities

During the past three years, the registrant has sold the following securities which were not registered under the Securities Act:

Date	Description	Number	Purchaser	Proceeds ($)	Consideration	Exemption
June 2011	Common Stock	175,000	Nathan Low	-	Cashless exercise of warrant	4(2)
June 2011	Common Stock	20,000	Private Placement Investor	10,000	Cash	4(2)
June 2011	Common Stock	187,500	Private Placement Investor	109,375	Cash	4(2)
June 2011	Common Stock	187,500	Private Placement Investor	109,375	Cash	4(2)
June 2011	Options	1,192,000	Registered Broker-dealers	-	Services rendered	4(2)
June 2011	Common Stock	48,750	Private Placement Investor	28,438	Cash	4(2)
June 2011	Common Stock	3,200,000	Private Placement Investors(2)	7,600,000	Cash	4(2)
June 2011	Warrants	3,200,000	Private Placement Investors(2)	-	Cash	4(2)
May 2011	Common Stock	3,040,000	Private Placement Investors(11)	8,000,000	Cash	4(2)
May 2011	Warrants	3,040,000	Private Placement Investors(11)	-	Cash	4(2)
May 2011	Options	2,500,000	Marc LeVier	-	Services rendered	4(2)
May 2011	Options	175,000	Anthony Marchese	-	Services rendered	4(2)
May 2011	Warrants	200,000	First Canadian Capital Corp	-	Services rendered	4(2)

April 2011	Options	60,000	Jim Graham	-	Services rendered	4(2)
April 2011	Options	90,000	Cecil Wall	-	Services rendered	4(2)
March 2011	Options	400,000	Wm Chris Mathers	-	Services rendered	4(2)
March 2011	Options	60,000	Graham A. Karklin	-	Services rendered	4(2)
March 2011	Options	150,000	Anthony Marchese	-	Services rendered	4(2)
February 2011	Options	60,000	Gen. Gregory Martin	-	Services rendered	4(2)
February 2011	Common Stock	800,000	Private Placement Investors (2)	$2,000,000	Cash	4(2)
February 2011	Warrants	800,000	Private Placement Investors	-	Issued as additional consideration	4(2)
February 2011	Options	3,200,000	Private Placement Investors	-	Issued as additional consideration	4(2)
February 2011	Option Warrants	3,200,000	Private Placement Investors	-	Issued as additional consideration	4(2)
January 2011	Common Stock	562,500	John C. Tumazos	328,125	Cash	4(2)
January 2011	Common Stock	93,750	Paul Lewis	54,688	Cash	4(2)
January 2011	Warrants	305,000	Registered Broker-dealers	-	Services rendered	4(2)
January 2011	Common Stock	30,000	Sunrise Securities Corp.	-	Services rendered	4(2)
January 2011	Common Stock	800,000	Private Placement Investors (7)	2,000,000	Cash	4(2)
January 2011	Warrants	800,000	Private Placement Investors	-	Issued as additional consideration	4(2)
January 2011	Options	3,200,000	Private Placement Investors	-	Issued as additional consideration	4(2)
January 2011	Option Warrants	3,200,000	Private Placement Investors	-	Issued as additional consideration	4(2)
November 2010	Common Stock	125,000	Private Placement Investors (2)	50,000	Cash	4(2)
November 2010	Class A Warrants	125,000	Private Placement Investors	-	Issued as part of placement	4(2)
November 2010	Class B Warrants	62,500	Private Placement Investors	-	Issued as part of placement	4(2)
November 2010	Options to purchase common stock	500,000	Sunrise Securities Corp.	-	Services rendered	4(2)
October 2010	Common Stock	36,000	DRC Partners, LLC	-	Services rendered	4(2)
October 2010	Common Stock	845,000	Private Placement Investors (7)	338,000	Cash	4(2)
October 2010	Class A Warrants	845,000	Private Placement Investors	-	Issued as part of placement	4(2)
October 2010	Class B Warrants	422,500	Private Placement Investors	-	Issued as part of placement	4(2)
September 2010	Common Stock	25,000	Henry C. Bradbury	-	Services rendered	4(2)
September 2010	Common Stock	162,500	Private Placement Investors (2)	65,000	Cash	4(2)
September 2010	Class A Warrants	162,500	Private Placement Investors	-	Issued as part of placement	4(2)
September 2010	Class B Warrants	81,250	Private Placement Investors	-	Issued as part of placement	4(2)
April 2010	Common Stock	262,500	Private Placement Investors (5)	105,000	Cash	4(2)
April 2010	Class A Warrants	262,500	Private Placement Investors	-	Issued as part of placement	4(2)
April 2010	Class B Warrants	131,250	Private Placement Investors	-	Issued as part of placement	4(2)
March 2010	Common Stock	62,500	Private Placement Investors (1)	25,000	Cash	4(2)
March 2010	Class A Warrants	62,500	Private Placement Investors	-	Issued as part of placement	4(2)
March 2010	Class B Warrants	31,250	Private Placement Investors	-	Issued as part of placement	4(2)
January 2010	Common Stock	62,500	Private Placement Investors (1)	25,000	Cash	4(2)
January 2010	Class A Warrants	62,500	Private Placement Investors	-	Issued as part of placement	4(2)
January 2010	Class B Warrants	31,250	Private Placement Investors	-	Issued as part of placement	4(2)
January 2010	Common Stock	300,000	Anthony Marchese	-	Services rendered	4(2)
November 2009	Common Stock	125,000	Private Placement Investors (2)	50,000	Cash	4(2)
November 2009	Class A Warrants	125,000	Private Placement Investors	-	Issued as part of placement	4(2)
November 2009	Class B Warrants	62,500	Private Placement Investors	-	Issued as part of placement	4(2)
November 2009	Common Stock	15,000	Robert O’Shaughnessy	-	Services rendered	4(2)
October 2009	Common Stock	312,500	Private Placement Investors (4)	125,000	Cash	4(2)
October 2009	Class A Warrants	312,500	Private Placement Investors	-	Issued as part of placement	4(2)
October 2009	Class B Warrants	156,250	Private Placement Investors	-	Issued as part of placement	4(2)
September 2009	Common Stock	250,000	Private Placement Investors (4)	100,000	Cash	4(2)
September 2009	Class A Warrants	250,000	Private Placement Investors	-	Issued as part of placement	4(2)
September 2009	Class B Warrants	125,000	Private Placement Investors	-	Issued as part of placement	4(2)
November 2008	Common Stock	3,750,000	Brewer & Pritchard, PC	25,000	Cash	4(2)
November 2008	Common Stock	3,750,000	RLR Services Partnership	25,000	Cash	4(2)

(A)  With respect to sales designated by “Sec. 4(2),” these shares were issued pursuant to the exemption from registration contained in to Section 4(2) of the Securities Act of 1933 as privately negotiated, isolated, non-recurring transactions not involving any public offer or solicitation. Each purchaser represented that such purchaser’s intention to acquire the shares for investment only and not with a view toward distribution. We requested our stock transfer agent to affix appropriate legends to the stock certificate issued to each purchaser and the transfer agent affixed the appropriate legends. Each purchaser was given adequate access to sufficient information about us to make an informed investment decision. Except as described in this prospectus, none of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.

Item 16. Exhibits

EXHIBITS

Exhibit No.	Description

3.1	Amended and Restated Bylaws, incorporated by reference to Exhibit 3.1 of the Company’s Form 10 with the SEC on October 30, 2008.
3.2	Amended and Restated Articles of Incorporation, incorporated by reference to Exhibit 3.2 of the Company’s Form 10 with the SEC on October 30, 2008.
3.3	Amendment to Articles of Incorporation, incorporated by reference to Exhibit 3.3(i) of the Company’s Form 10-K for the period ended August 31, 2009 filed with the SEC on February 8, 2011.
4.1	Form of Common Stock Certificate, incorporated by reference to Exhibit 4.1 of the Company’s Form 10-K for the period ended August 31, 2009 filed with the SEC on February 8, 2011.
5.1(1)	Opinion of Brewer & Pritchard
10.1*	Stock Option Plan, incorporated by reference to Exhibit 10.1 of the Company’s Form 10-K for the period ended August 31, 2009 filed with the SEC on February 8, 2011.
10.2	Lease, incorporated by reference to Exhibit 10.2 of the Company’s Form 10-K for the period ended August 31, 2009 filed with the SEC on February 8, 2011.
10.3	Form of Class A Warrant, incorporated by reference to Exhibit 10.3 of the Company’s Form 10-K for the period ended August 31, 2009 filed with the SEC on February 8, 2011.
10.4	Form of Class B Warrant, incorporated by reference to Exhibit 10.4 of the Company’s Form 10-K for the period ended August 31, 2009 filed with the SEC on February 8, 2011.
10.5	Form of Registration Rights Agreement, incorporated by reference to Exhibit 10.5 of the Company’s Form 10-K for the period ended August 31, 2009 filed with the SEC on February 8, 2011.
10.6 *
Director’s Agreement by and between the Company and Anthony Marchese, incorporated by reference to Exhibit 10.6 of the Company’s Form 10-K for the period ended August 31, 2009 filed with the SEC on February 8, 2011.

10.7
Form of Subscription Agreement for January 2011 Investment, incorporated by reference to Exhibit 10.7 of the Company’s Form 10-K for the period ended August 31, 2009 filed with the SEC on February 8, 2011.

10.8	Form of Warrant for January 2011 Investment, incorporated by reference to Exhibit 10.8 of the Company’s Form 10-K for the period ended August 31, 2009 filed with the SEC on February 8, 2011.
10.9
Form of Registration Rights Agreement for January 2011 Investment, incorporated by reference to Exhibit 10.9 of the Company’s Form 10-K for the period ended August 31, 2009 filed with the SEC on February 8, 2011.

10.10	Shareholders’ Agreement, incorporated by reference to Exhibit 10.10 of the Company’s Form 10-K for the period ended August 31, 2009 filed with the SEC on February 8, 2011.
10.11*	Director’s Agreement by and between the Company and General Gregory Martin, incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the SEC on February 23, 2011.
10.12*
Director’s Agreement by and between the Company and Graham A. Karklin incorporated by reference to Exhibit 10.12 of the Company’s Amendment No. 2 to its Registration Statement on Form S-1 (333-172116) filed with the SEC on May 25, 2011.

10.13
Investment Banking Agreement by and between the Company and Sunrise Securities Corp. incorporated by reference to Exhibit 10.13 of the Company’s Amendment No. 2 to its Registration Statement on Form S-1 (333-172116) filed with the SEC on May 25, 2011

10.14
Finders Agreement by and between the Company and Aspenwood Capital incorporated by reference to Exhibit 10.14 of the Company’s Amendment No. 2 to its Registration Statement on Form S-1 (333-172116) filed with the SEC on May 25, 2011

10.15
Institutional Public Relations Retainer Agreement by and between the Company and Sunrise Financial Group, Inc. incorporated by reference to Exhibit 10.15 of the Company’s Amendment No. 2 to its Registration Statement on Form S-1 (333-172116) filed with the SEC on May 25, 2011

10.16*
Summary of Dan Gorski Employment Arrangement incorporated by reference to Exhibit 10.16 of the Company’s Amendment No. 2 to its Registration Statement on Form S-1 (333-172116) filed with the SEC on May 25, 2011

10.17*
Summary of Wm. Chris Mathers Employment Arrangement incorporated by reference to Exhibit 10.17 of the Company’s Amendment No. 2 to its Registration Statement on Form S-1 (333-172116) filed with the SEC on May 25, 2011

10.18*
Summary of Stanley Korzeb Employment Arrangement incorporated by reference to Exhibit 10.18 of the Company’s Amendment No. 2 to its Registration Statement on Form S-1 (333-172116) filed with the SEC on May 25, 2011

10.19*	Employment Agreement by and between the Company and Marc LeVier, incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the SEC on May 9, 2011.
10.20*	Director’s Agreement by and between the Company and Jim Graham, incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed with the SEC on May 9, 2011.
10.21
Option Agreement for Wm. Chris Mathers incorporated by reference to Exhibit 10.21 of the Company’s Amendment No. 2 to its Registration Statement on Form S-1 (333-172116) filed with the SEC on May 25, 2011

10.22	Form of Directors Option Agreement incorporated by reference to Exhibit 10.22 of the Company’s Amendment No. 2 to its Registration Statement on Form S-1 (333-172116) filed with the SEC on May 25, 2011
14.1	Code of Ethics, incorporated by reference to Exhibit 14.1 of the Company’s Form 10-K for the period ended August 31, 2009 filed with the SEC on February 8, 2011.
23.1(1)	Consent of LBB and Associates
24.1(2)	Consent of Brewer & Pritchard, P.C.

* Management contract or compensatory plan or arrangement.

(1)	Filed herewith.
(2)	Included in Exhibit 5.1.

ITEM 17.   UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change  in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Englewood, State of Colorado, on June 20, 2011.

TEXAS RARE EARTH RESOURCES CORP.

By:	/S/ Marc LeVier
Marc LeVier
Principal Executive Officer (Chief Executive Officer)

           In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ Marc LeVier	Chief Executive Officer and Director	June 20, 2011
Marc LeVier

/S/ Wm. Chris Mathers	Principal Financial Officer and	June 20, 2011
Wm. Chris Mathers	Principal Accounting Officer (Chief Financial Officer)

/S/ Graham A. Karklin	Director	June 20, 2011
Graham A. Karklin

/S/ Anthony Marchese	Director	June 20, 2011
Anthony Marchese

/S/ Gregory Martin	Director	June 20, 2011
Gregory Martin

/S/ Daniel E. Gorski	Director	June 20, 2011
Daniel E. Gorski

Jim Graham Jim Graham	Director	June 20, 2011